CONFIDENTIAL
EXECUTION COPY

Exhibit 10.48
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

RESEARCH COLLABORATION AND LICENSE AGREEMENT
BY AND BETWEEN
SCHRӦDINGER, INC.
AND
NOVARTIS PHARMA AG

dated as of November 11, 2024

CONFIDENTIAL
EXECUTION COPY
TABLE OF CONTENTS
Page
Article 2.    GOVERNANCE    26
2.1    Joint Steering Committee    26
2.2    Subcommittees and Working Groups    28
2.3    Discontinuation of JSC    29
2.4    Limitations on Authority of the JSC    29
2.5    Minutes    29
2.6    Alliance Managers    29
Article 3.    RESEARCH COLLABORATION    30
3.1    Research Collaboration; Project Plan    30
3.2    Research Term    31
3.3    Replacement Collaboration Targets and Additional [**]    32
3.4    Additional Collaboration Targets    34
3.5    Gatekeeper    34
3.6    Discovery Milestone Event and Development Candidate Designation    35
3.7    Conduct of the Projects    35
3.8    Project Costs and Expenses    36
3.9    Project Records    36
3.10    Disclosure of Results of each Project    36
3.11    Research Efforts    37
3.12    Materials Transfer    37
3.13    Subcontracting    38
3.14    Subsequent Activities    38
3.15    Use of Novartis Datasets; Maintenance of Novartis Dedicated Tenancy    38
Article 4.    DEVELOPMENT AND REGULATORY MATTERS    38
4.1    Transfer    38
4.2    Development Efforts    39
4.3    Development Reports    40
4.4    Regulatory Matters    40
4.5    No Use of Debarred Person    40
4.6    Standards of Conduct    40
Article 5.    COMMERCIALIZATION    41
5.1    Commercialization Efforts    41

Article 6.    MANUFACTURING    41
6.1    Generally    41
6.2    Manufacturing Technology Transfer    41
Article 7.    GRANT OF RIGHTS AND LICENSES    42
7.1    License Grants    42
7.2    Sublicensing    43
7.3    No Other Rights    43
7.4    Software Exclusions    44
Article 8.    PAYMENTS    44
8.1    Upfront Payment    44
8.2    Discovery Milestone Payments    44
8.3    Development Milestones for Collaboration Compounds and Collaboration Products    45
8.4    Sales Milestone Payments    50
8.5    Royalty Payments to Schrӧdinger    53
8.6    Royalty Payments and Reports    58
8.7    Payment Method    58
8.8    Taxes    58
8.9    Foreign Exchange    59
8.10    Records    59
8.11    Inspection of Records    59
8.12    Late Payments    61
8.13    Payments to or Reports by Affiliates    61
8.14    Diagnostic Products    61
8.15    Monetization Transaction [**]    61
Article 9.    INTELLECTUAL PROPERTY OWNERSHIP, PATENT PROSECUTION AND ENFORCEMENT    61
9.1    Ownership of Intellectual Property    61
9.2    Prosecution and Maintenance of Product Specific Patents and Joint Patents    64
9.3    Regulatory Exclusivity    66
9.4    Prosecution, Maintenance and Enforcement of Other Patents    66
9.5    Competitive Infringement of Product Specific Patents or Joint Patents Parties    66
9.6    Third Party Rights    67
9.7    Patent Challenges    68
9.8    Patent Contacts    69
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9.9    Personnel Obligations    69
9.10    Further Action    69
9.11    Orange Book and Other Equivalent Listing    70
Article 10.    TRADEMARKS    70
10.1    Collaboration Product Trademarks    70
10.2    Use of Name    70
10.3    Further Actions    70
Article 11.    EXCLUSIVITY    70
11.1    Exclusivity Regarding Development and Commercialization of Collaboration Compounds    70
11.2    Exceptions    71
11.3    Acquisition of Distracting Product    71
11.4    Change of Control    73
Article 12.    CONFIDENTIALITY    73
12.1    Confidentiality    73
12.2    Authorized Disclosure    74
12.3    Publicity; Terms of Agreement    76
12.4    Confidentiality Term    77
12.5    Publications    77
12.6    Effect of Change of Control of Schrӧdinger    78
12.8    Termination of Prior CDA    79
Article 13.    TERM AND TERMINATION    79
13.1    HSR Filing; Effectiveness of Agreement; Term    79
13.2    Termination by Novartis at Will or for a Safety Concern    81
13.3    Termination by Either Party for Breach    82
13.4    Termination by Either Party for Insolvency    83
13.5    Royalty Increase for Patent Challenge    83
13.6    Effects of Termination of this Agreement    84
13.7    Remedies in Lieu of Termination    88
13.8    Effects of Expiration of Agreement    88
13.9    Other Remedies    89
13.10    Survival    89
Article 14.    REPRESENTATIONS AND WARRANTIES    90
14.1    Mutual Representations, Warranties and Covenants    90
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14.2    Representations, Warranties, and Covenants by Schrӧdinger    91
14.3    Representations, Warranties, and Covenants as of [**], and upon Approval of new Project Plans    92
14.4    No Other Representations or Warranties    93
Article 15.    INDEMNIFICATION AND LIMITATION OF LIABILITY    93
15.1    Indemnification by Schrӧdinger for Third Party Claims    93
15.2    Indemnification by Novartis for Third Party Claims    94
15.3    Indemnification Procedures    94
15.4    LIMITATION OF LIABILITY    95
15.5    Insurance    95
Article 16.    DISPUTE RESOLUTION    96
16.1    Disputes; Resolution by Executive Officers    96
16.2    Arbitration    96
16.3    Award    97
16.4    Costs    97
16.5    WAIVER OF JURY TRIAL    97
16.6    Injunctive Relief    97
16.7    Confidentiality    98
16.8    Survivability    98
16.9    Excluded Claims    98
Article 17.    MISCELLANEOUS    98
17.1    Entire Agreement; Amendments    98
17.2    Export Control    98
17.3    Rights in Bankruptcy    98
17.4    Force Majeure    100
17.5    Notices    100
17.6    Independent Contractors    101
17.7    Maintenance of Records    101
17.8    No Third Party Beneficiaries    101
17.9    Assignment    101
17.10    Governing Law    102
17.11    Performance by Affiliates    102
17.12    Further Actions    102
17.13    Compliance with Applicable Law    102
17.14    Severability    102
17.15    No Waiver    103
17.16    Interpretation    103
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17.17    Counterparts    103

LISTING OF SCHEDULES AND EXHIBITS

Schedule 1.200         Schrödinger Platform
Schedule 1.203        Schrӧdinger Product Specific Patents
Schedule 3.1(b)(i)        Initial Project Plan – [**]
Schedule 3.1(b)(ii)        Initial Project Plan – [**]
Schedule 3.1(b)(iii)        Initial Project Plan – [**]
Schedule 3.1(b)(iv)        Initial Project Plan – [**]
Schedule 3.7(c)        Novartis Third Party Risk Management
Schedule 3.15            Novartis Datasets; Novartis Dedicated Tenancy
Schedule 8.9            Bank Account Details
Schedule 12.3(a)        Press Release
Schedule 13.6(b)(iii)(B)    Baseball Arbitration Terms
Annex 1            Form of Material Transfer Agreement

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CONFIDENTIAL
EXECUTION COPY

RESEARCH COLLABORATION AND LICENSE AGREEMENT
This Research Collaboration and License Agreement (this “Agreement”) is made and entered into as of November 11, 2024 (the “Execution Date”) by and among Schrӧdinger, Inc., a corporation organized under the laws of the State of Delaware, having its principal place of business at 1540 Broadway, 24th Floor, New York, New York, 10036 (“Schrödinger”) and Novartis Pharma AG, a corporation organized and existing under the laws of Switzerland, with a place of business at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”). Schrӧdinger and Novartis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Novartis and its Affiliates (as hereinafter defined) are in the business of discovering, developing, manufacturing, marketing and selling pharmaceutical products worldwide.
WHEREAS, Schrӧdinger is a software and drug discovery and development company that has technology and expertise relating to the discovery and development of compounds directed to certain Targets using its proprietary computational platform technology and drug discovery and development capabilities.
WHEREAS, Schrӧdinger and Novartis desire to collaborate in the performance of research projects for the purpose of discovery and development of Collaboration Compounds and Collaboration Products suitable for development for human therapeutic uses.
NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1.    DEFINITIONS
As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 (Definitions) or, if not listed below, the meaning designated in places throughout this Agreement.
1.1    “Accounting Standards” means, with respect to Novartis, International Financial Reporting Standards (IFRS) and, with respect to Schrödinger, generally accepted accounting principles as applicable in the United States (“GAAP”), in each case, as generally and consistently applied throughout such Party’s organization. Each Party shall promptly notify the other Party in writing if such Party changes the Accounting Standards pursuant to which its records are maintained; it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.) as its Accounting Standards.
1.2    “Achieve(ment of) the DC Criteria” means with respect to a given Project for a Collaboration Target ([**]), a Collaboration Compound Directed Against such Collaboration Target demonstrates the DC Criteria for such Project as determined [**]).
1.3    “Acquired Party” has the meaning set forth in Section 12.6(c).
1.4    “Acquirer” has the meaning set forth in Section 12.6(c).
1.5    “Acquirer Background Technology” has the meaning set forth in Section 12.6(a).
1.6    “Acquirer Future Technology” has the meaning set forth in Section 12.6(b).
1.7    “Acquirer Technology” means Acquirer Background Technology and Acquirer Future Technology.
1.8    “Acquisition Transaction” has the meaning set forth in Section 11.3 (Acquisition of Distracting Product).
1.9    “Adaptive Trial” means a Clinical Trial that does not meet the criteria for a Registrational Trial at the time such Clinical Trial is initiated and includes a prospectively planned opportunity for such Clinical Trial to be modified based on interim analyses to change to a Registrational Trial following an analysis of interim data from subjects in such Clinical Trial.
1.10    “Additional Collaboration Target” has the meaning set forth in Section 3.4 (Additional Collaboration Targets).
1.11    “Additional [**]” has the meaning set forth in Section 3.3(e).
1.12    “Additional Research Term” has the meaning set forth in Section 3.2.
1.13    “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party, for so long as such control continues. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or ownership of more than fifty percent (50%) of the voting stock of such entity, in the case of any other type of legal entity, or by contract or otherwise, or status as a general partner in any partnership or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity. The Parties acknowledge that, in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.
1.14    “Agreement” has the meaning set forth in the preamble.
1.15    “Alliance Manager” has the meaning set forth in Section 2.6 (Alliance Managers).
1.16    “Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, guidance, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
1.17    “Arising Know-How” means any and all inventions and other Information conceived, discovered, developed, reduced to practice, identified or otherwise made (a) solely by or on behalf of Novartis or its Affiliates or Sublicensees, (b) solely by or on behalf of Schrӧdinger or its Affiliates, or (c) jointly by or on behalf of both (i) Novartis or any of its or its Affiliates or Sublicensees and (ii) Schrӧdinger or any of its Affiliates, in each case ((a), (b) and (c)), in the performance of activities under this Agreement, including activities relating to the Exploitation of the Collaboration Compounds and Collaboration Products under this Agreement.
1.18    “Auditor” has the meaning set forth in Section 8.11(a).
1.19    “Available Target” has the meaning set forth in Section 3.3(c)(ii).
1.20    “Background IP” means, with respect to a Party, any and all Information (including any and all data, models, structures and structure activity relationships, composition of matter, and all variants derived) and Intellectual Property Rights (including all Patents) that are (a) Controlled by such Party or its Affiliates prior to the Effective Date or (b) that become Controlled by such Party or its Affiliates during the Term independently of this Agreement and without the use of or reliance on the other Party’s Confidential Information.
1.21    “Bankrupt Party” has the meaning set forth in Section 17.3(a) (Rights in Bankruptcy).
1.22    “Base Royalty Rate” has the meaning set forth in Section 8.5(b) (Royalty on Collaboration Products).

1.23    “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York, Basel, Switzerland, or Cambridge, Massachusetts are required by Applicable Law to remain closed.
1.24    “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.25    “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31, except for the first year which will be begin on the Effective Date and end on December 31.
1.26    “Change of Control” means, with respect to a Party: (a) a merger, reorganization, combination or consolidation of such Party (or, if applicable, a parent company of such Party) with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, a parent company of such Party) immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity or the applicable parent of the surviving entity immediately after such merger, reorganization, combination or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of such Party or a parent company of such Party; or (c) the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s or its parent company’s assets.
1.27    “Claim” has the meaning set forth in Section 15.3 (Indemnification Procedure).
1.28    “Clinical Acquired Product” means a compound or product Directed Against a Collaboration Target or [**] for which Novartis or its Affiliate acquires rights to Develop or Commercialize in the Field as the result of a license, option, collaboration, merger, acquisition or combination with, from, or of a Third Party, and with respect to which one or more INDs was submitted for filing with the FDA (or foreign equivalent) prior to the effective date of such license, collaboration, merger, acquisition or combination or the exercise of the such option (such transaction, a “Clinical Acquisition Transaction”). For clarity, in the case of a Clinical Acquisition Transaction that is an option, the closing date of such Clinical Acquisition Transaction shall be deemed to be the date of option exercise.
1.29    “Clinical Acquisition Transaction” has the meaning set forth in Section 1.28.
1.30    “Clinical Trial” means any human clinical investigation of a Collaboration Compound or Collaboration Product as defined in 21 CFR 312.3(b) or a clinical trial of a Collaboration Product as defined in Article 2.2(2) of Regulation (EU) No. 536/2014.

1.31    “CMC” means chemistry, manufacturing and controls with respect to Collaboration Compounds or Collaboration Products, including the chemistry, manufacturing and controls section of Regulatory Materials for the Collaboration Products and all data contained or referenced therein.
1.32    “Collaboration Compound” means, with respect to each Collaboration Target, (a) any Small Molecule conceived, identified, derived or generated by (i) either Party under an applicable Project Plan or (ii) Schrӧdinger prior to the Effective Date or during the Term, in each case (i) or (ii), that is Directed Against such Collaboration Target; (b) any Small Molecule Directed Against a Collaboration Target not falling within the scope of (a) that is (i) conceived, identified, derived or generated by or on behalf of Novartis or its Affiliates, (ii) owned or otherwise controlled by Novartis or its Affiliates and optimized by or on behalf of Novartis or its Affiliates, or (iii) [**].
1.33    “Collaboration Compound Information” has the meaning set forth in the definition of “Confidential Information” in Section 1.42.
1.34    “Collaboration In-License” has the meaning set forth in Section 8.5(c)(iii)(B)(2).
1.35    “Collaboration Product” means any pharmaceutical product containing, comprising or incorporating a Collaboration Compound as an active ingredient (whether alone or as a Combination Product) for use in the Field in the Territory in all presentations, formulations, and dosage forms. For the purpose of any payment obligations pursuant to this Agreement, (a) all products that contain one (1) and the same Collaboration Compound (without any other Collaboration Compound or other active ingredient or any co-packaged component), will be deemed a single Collaboration Product, (b) and in the case of any Combination Product, (i) all products that contain one (1) and the same Collaboration Compound and the same other active ingredient(s) (without any other Collaboration Compound), will be deemed a single Collaboration Product; (ii) all products that contain the same combination of two (2) or more Collaboration Compounds (without any other active ingredient or co-packaged component) will be deemed a single Collaboration Product; and (iii) all products that contain the same combination of two (2) or more Collaboration Compounds and the same other active ingredient(s), will be deemed a single Collaboration Product; provided that in the case of (ii) or (iii), if such Combination Product includes Collaboration Compounds Directed Against more than one Collaboration Target, such Collaboration Product shall only be considered to be Directed Against one (1) such Collaboration Target for purposes of Section 8.3 and Section 8.4, which one (1) Collaboration Target Schrӧdinger may designate in its sole discretion by providing written notice to Novartis no later than the date of Schrӧdinger’s issuance of the first invoice in respect of such Collaboration Product in accordance with the process set forth in Article 8; it being understood and agreed that Schrӧdinger’s designation of such Collaboration Target will apply to all payment obligations Novartis has in respect of such Collaboration Product under this Agreement, and that once Schrӧdinger has designated a Collaboration Target for such Collaboration Product, Schrӧdinger may not change such designation.

1.36    “Collaboration Target” means each of the (a) Initial Collaboration Targets; (b) Replacement Collaboration Targets; and (c) Additional Collaboration Targets.
1.37    “Combination Product” has the meaning set forth in Section 1.140(g)(iv).
1.38    “Commercialize” or “Commercialization” means all activities directed to the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) for a product in the Territory. Commercialization shall include commercial activities conducted in preparation for product launch and interacting with Regulatory Authorities regarding any of the foregoing.
1.39    “Commercially Reasonable Efforts” means, with respect to Novartis’ obligations under this Agreement, the carrying out of such obligations or tasks with [**] and other relevant scientific, technical and commercial factors, but without regard to the obligations (including [**]) to Schrödinger or the rights of Schrödinger hereunder. “Commercially Reasonable Efforts” means, with respect to Schrödinger’s obligations under this Agreement, the carrying out of such obligations or tasks with [**], but in any case, at least commensurate with the level of efforts Schrödinger uses in relation to other similar collaborations with Third Parties.
1.40    “Competitive Infringement” has the meaning set forth in Section 9.5(a) (Notification).
1.41    “[**]” means [**].
1.42    “Confidential Information” means, with respect to a Party, and subject to Section 12.1 (Confidentiality), all non-public Information of such Party that is disclosed to the other Party under this Agreement or the Prior CDA or generated under or in connection with the Project Plan, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished Patent applications, whether disclosed in oral, written, graphic, or electronic form; provided, that, notwithstanding the foregoing, (a) the existence and terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the Receiving Party with respect thereto, (b) subject to clause (c) with respect to Collaboration Compound Information, joint inventions shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the Disclosing Party with respect thereto, (c) any Information specifically relating to Collaboration Compounds, Collaboration Products or the Exploitation thereof (“Collaboration Compound Information”) shall be deemed the Confidential Information of Novartis, and Novartis shall be deemed to be the Disclosing Party, and Schrödinger shall be deemed to be the Receiving Party, with respect thereto, (d) the Schrӧdinger Platform, Schrӧdinger’s Background IP and Schrӧdinger-Owned Arising IP shall be the Confidential Information of Schrӧdinger and Schrӧdinger will have no obligation to disclose the Schrӧdinger Platform to Novartis, subject to Novartis’ right to access the Schrӧdinger Platform as set forth in Section 7.1(a)(iv), and (e) with respect to a Reversion

Compound or Reversion Product, any intellectual property that is the subject of the reversion licenses set forth in Section 13.6(b)(ii)(B) and Section 13.6(b)(iii)(B) and that is solely and specifically related to Reversion Compound or Reversion Product shall be the Confidential Information of Schrödinger, subject to Novartis maintaining certain rights with respect thereto as agreed upon under this Agreement. For clarity, any use or disclosure thereof that is authorized under Article 12 (Confidentiality) shall not be restricted by, or be deemed a violation of, such Prior CDA.
1.43    “Control” or “Controlled” means, with respect to any Material, Information, Patent or Intellectual Property Right, that a Party or its Affiliate (a) owns such Material, Information, Patent or Intellectual Property Right, or (b) has a license or right to use to such Material, Information, Patent or Intellectual Property Right other than as a result of licenses granted under this Agreement, in each case ((a) or (b)) with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such Material, Information, Patent or Intellectual Property Right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license. Schrödinger and its Affiliates shall not be deemed to Control any Material, Information, Patent or other Intellectual Property Right licensed to Schrödinger pursuant to a Schrödinger New In-License entered into after the Effective Date unless such Schrödinger New In-License becomes a Collaboration In-License in accordance with Section 8.5(c)(iii)(B)(2). Notwithstanding the foregoing, with respect to Acquirer Technology, the definition of “Control” is subject to the terms and conditions set forth in Section 12.6 (Effect of Change of Control of Schrӧdinger).
1.44    “Conversion Date” has the meaning set forth in the definition of “Converted Trial” in Section 1.45.
1.45    “Converted Trial” means an Adaptive Trial that is modified to meet and otherwise satisfies the criteria for a Registrational Trial based on pre-specified analyses following an analysis of interim data from subjects in such Adaptive Trial. For clarity, an Adaptive Trial shall only constitute a Converted Trial if, from and after the date following FDA’s approval of the new or amended IND for such Clinical Trial as a Registrational Trial or an equivalent approval of a non-US Regulatory Authority, a patient is dosed in such Adaptive Trial (such date with respect to such Converted Trial, the “Conversion Date”).
1.46    “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. § 335a(a) or (b), or 42 U.S.C. § 1320a-7(a) or (b), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.
1.47    “Covenant Not To Sue” has the meaning set forth in Section 13.6(b)(i)(B).

1.48    “Cover”, “Covered” or “Covering” means, with respect to a compound or product and a Patent, that, in absence of a (sub)license under, or ownership of, such Patent, the making, using, offering for sale, selling or importing of such compound or product would infringe such Patent as issued or, with respect to a pending Claim included in such Patent, as if such pending Claim were to issue without modification.
1.49    “Cure Period” has the meaning set forth in Section 13.3(a) (Termination by Either Party for Breach).
1.50    “DC Criteria” means, for a given Project for a Collaboration Target ([**]), the experimental parameters set forth in the applicable Project Plan, specifically the criteria that define the characteristics required for a Collaboration Compound to achieve Development Candidate status for the Collaboration Target ([**]).
1.51    “[**]” has the meaning set forth in Section 3.6.
1.52    “Debarred Entity” means a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b), or 21 CFR Section 312.70, or an employee, partner, shareholder, member, or a subsidiary or Affiliate of a Debarred Entity.
1.53    “Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) or 21 CFR Section 312.70 or an employer, employee or partner of a Debarred Individual.
1.54    “Develop” or “Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a compound or product and to supporting appropriate usage for such compound or product. This includes: (a) preclinical/nonclinical research and testing, toxicology, and Clinical Trials and (b) preparation, submission, review, and development of data or other Information and Regulatory Materials for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval of a product (including contacts with Regulatory Authorities).
1.55    “Development Candidate” means, for a given Project Plan for a Collaboration Target, a Collaboration Compound Directed Against such Collaboration Target which (i) has been designated [**] or (ii) has otherwise been selected [**] to advance to [**].
1.56    “Development Milestone Event” has the meaning set forth in Section 8.3(a).
1.57    “Development Milestone Payment” has the meaning set forth in Section 8.3(a).
1.58    “Directed Against” means, with respect to a Collaboration Compound, Collaboration Product or other compound or product, and a Target, that the Collaboration Compound or Collaboration Compound contained, comprised or incorporated in such Collaboration Product, or the compound or compound contained, comprised or incorporated in such other product binds to and modulates such Target (a) as its primary intended mechanism of action and (b) with an [**], provided, that in the case of [**], if a Collaboration Compound or other compound meets the aforementioned requirements for [**], it will be deemed to meet the definition of “Directed Against” for purposes of the [**]. The foregoing criteria for a Collaboration Compound, Collaboration Product or other compound or product, to be Directed Against a particular Collaboration Target may be replaced or modified from time to time by amendment of this Agreement pursuant to Section 17.1 (Entire Agreement), and the JSC shall have the right to recommend such potential amendments for consideration by the Parties.
1.59    “Disclosing Party” has the meaning set forth in Section 12.1 (Confidentiality), subject to the proviso in the definition of Confidential Information.
1.60    “Discontinued Target” means any Collaboration Target for which the activities under this Agreement are discontinued by Novartis under Section 3.3. Discontinued Targets shall be deemed Terminated Targets.
1.61    “Discovery Milestone Criteria” means the steps or criteria to determine whether a Discovery Milestone Event has been achieved, as such steps or criteria are set forth in this Agreement or relevant Project Plan.
1.62    “Discovery Milestone Event” has the meaning set forth in Section 8.2(a).
1.63    “Discovery Milestone Payment” has the meaning set forth in Section 8.2(a).
1.64    “Distracting Product” has the meaning set forth in Section 11.3 (Acquisition of Distracting Product).
1.65    “DOJ” shall have the meaning set forth in Section 13.1(b).
1.66    “Dollar” or “$” means the lawful currency of the United States.
1.67    “Effective Date” has the meaning set forth in Section 13.1(b) (Effectiveness of the Agreement; Term).
1.68    “EMA” means the European Medicines Agency and any successor agency thereto.
1.69    “Excluded Claim” has the meaning set forth in Section 16.9 (Excluded Claims).
1.70    “Excluded Individual” or “Excluded Entity” means (A) an individual or entity, as applicable, who has been excluded, debarred, suspended, or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended, or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA), in either case including as provided in accordance with 42 U.S.C. § 1320a-7(a) or (b).
1.71    “Exclusivity Period” has the meaning set forth in Section 11.1 (Exclusivity Regarding Development and Commercialization of Collaboration Compounds).
1.72    “Execution Date” means the date specified in the preamble of this Agreement.
1.73    “Executive Officer” means, in the case of Novartis, [**] of Novartis or his, her, or their designee (or the officer then serving in a substantially equivalent capacity, or his, her, or their designee), and in the case of Schrӧdinger, Schrӧdinger’s [**] or his, her, or their designee (or the officer then serving in a substantially equivalent capacity, or his, her, or their designee).
1.74    “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter possesses appropriate expertise to resolve such dispute. The Expert (or any of the Expert’s current or former employers) (a) shall not be or have been at any time an Affiliate, employee, consultant (during the previous [**]), officer or director of either Party or any of its Affiliates, or (b) shall not own equity or debt in either Party or any of its Affiliates (other than equity or debt owned through a broad based mutual fund or exchange trade fund).
1.75    “Exploit” or “Exploitation” means, with respect to a compound, product or process, to research, Develop, Manufacture, Commercialize, make, have made, import, use, sell or offer for sale, commercialize, import, export or otherwise dispose of such compound, product or process.
1.76    “FD&C Act” or “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.
1.77    “FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.78    “Field” means the prevention, treatment, and diagnosis of any and all indications, including Indications, in humans or animals.
1.79    “First Commercial Sale” means, with respect to a Collaboration Product and a country, the first sale in an arms’ length transaction to a Third Party that is not a Related Party with respect to such Collaboration Product, as applicable, in such country after Regulatory Approval of such Collaboration Product has been obtained in such country (but not withstanding any other term or condition of this Agreement, without regard to whether Pricing Approval of such Collaboration Product has been obtained in such country). Sales or transfers of reasonable quantities of a Collaboration Product for Development, including proof of concept studies or other Clinical Trial purposes, or for compassionate, named patient, treatment IND or similar use, shall not be considered a First Commercial Sale, even if reimbursed.
1.80    “Force Majeure” has the meaning set forth in Section 17.4 (Force Majeure).
1.81    “Form Project Plan” has the meaning set forth in Section 3.1(c) (Other Project Plans).
1.82    “FTC” shall have the meaning set forth in Section 13.1(b).
1.83    “Future In-Licensed IP” has the meaning set forth in Section 8.5(c)(iii)(B).
1.84    “Gatekeeper” has the meaning set forth in Section 3.5 (Gatekeeper).
1.85    “Gatekeeper Notice” has the meaning set forth in Section 3.5 (Gatekeeper).
1.86    “[**]” means [**].
1.87    “Generic Product” means, with respect to a Collaboration Product in a country, any pharmaceutical product that (a) (i) is approved in reliance, in whole or in part, on the prior Regulatory Approval (or on safety or efficacy data submitted in support of such prior Regulatory Approval) of such Collaboration Product as determined by the applicable Regulatory Approval, including any product authorized for sale (1) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (2) in the EU pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (3) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (1) through (3) thereto or (ii) is otherwise substitutable under Applicable Law for such Collaboration Product when dispensed without the intervention of a physician or other health care provider with prescribing authority and (b) is sold in the same country as such Collaboration Product by a Third Party that is not a Sublicensee of Novartis or its Affiliates and did not acquire such product in a chain of distribution that included any of Novartis, its Affiliates or its and their Sublicensees.
1.88    “[**]” means [**].
1.89    “GLP” means good laboratory practice as required by the FDA under 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to good laboratory practices set forth in European Union Directive 2004/10/EC and in the OECD (Organization for Economic Cooperation and Development Council) Principles on Good Laboratory Practice, or as otherwise required by Applicable Laws.
1.90    “[**]” means [**].

1.91    “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).
1.92    “Handoff” has the meaning set forth in Section 4.1(a).
1.93    “HSR Filing” has the meaning set forth in Section 13.1(a) (HSR and Other Governmental Filings).
1.94    “ICC” has the meaning set forth in Section 16.2(a).
1.95    “ICC Rules” has the meaning set forth in Section 16.2(a).
1.96    “[**] Project” has the meaning set forth in Section 3.3(e) (Additional [**]).
1.97    “[**]” means [**].
1.98    “[**]” means [**].
1.99    “IND” means (a) an application submitted to the FDA to permit the conduct of a Clinical Trial in accordance with the requirements of U.S. Code of Federal Regulations Title 21 part 312, including all supplements and amendments thereto, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.100    “Indemnified Party” has the meaning set forth in Section 15.3 (Indemnification Procedures).
1.101    “Indemnifying Party” has the meaning set forth in Section 15.3 (Indemnification Procedures).
1.102    “Indication” means, with respect to a Collaboration Product, any use to which such Collaboration Product is intended to be put for the treatment, prevention, or cure of a distinct recognized disease, condition, or syndrome, or for the relief of symptoms associated with a recognized disease or condition which, (a) for a Clinical Trial for such Collaboration Product, would be the use of such Collaboration Product for which such Clinical Trial is intended to determine safety or effectiveness and (b) if the NDA for such Collaboration Product is approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S., in each case ((a) and (b)), subject to the following:

(a)    a single Indication includes the primary disease and all variants or subdivisions or sub-classifications within such primary disease as recognized by major disease and treatment guidelines;
(b)    separate Indications shall not be considered to exist solely as a result of the conduct of separate Clinical Trials of a Collaboration Product in combination with another pharmaceutical or biological product where a Clinical Trial had been initiated or Regulatory Approval was obtained for such Collaboration Product for use as monotherapy or in combination with a different pharmaceutical or biological product; and
(c)    the approved use of such Collaboration Product for such disease or condition in a different line of treatment or a different temporal position in a treatment algorithm for the same disease or condition (i.e., first line therapy v. second line therapy) with respect to a disease or condition shall not constitute separate Indications.
1.103    “Indirect Taxes” has the meaning set forth in Section 8.8(b).
1.104    “Information” means any data, results, discoveries and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, technical information, business information, unpublished patent applications, practices, techniques, methods, processes, creations, inventions, developments, specifications, formulations, formulae, software, source code, object code, algorithms, marketing reports, expertise, stability, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data), manufacturing (including CMC) data, analytical and quality control data, stability data, studies and procedures.
1.105    “Initial Collaboration Targets” means [**].
1.106    “Initial [**] Project” has the meaning set forth in Section 3.3(e).
1.107    “Initial Project Plans” has the meaning set forth in Section 3.1(b).
1.108    “Initial Replacement Period” has the meaning set forth of Section 3.3(a) (Initial Replacement Period).
1.109    “Initial Research Term” has the meaning set forth in Section 3.2 (Research Term).
1.110    “Initiation” of a Clinical Trial means the [**].
1.111    “Insolvency Event” has the meaning set forth in Section 13.4 (Termination by Either Party for Insolvency).

1.112    “Intellectual Property Rights” means any and all intellectual property and proprietary rights arising under the laws of the United States or any other relevant jurisdiction, whether registrable or not, including (a) Patents, (b) copyrights, copyright registrations, and applications for copyright registrations, (c) rights to authorship and moral rights, (d) invention rights, rights to trade secrets, and rights to know-how and expertise, discoveries, information, data and material, and all derivatives, modifications and improvements thereof, (e) rights to trademarks (including goodwill), databases, and mask works, and any applications, registrations, and other rights with respect thereto, and (f) all other intellectual property rights and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing, in each case ((a) to (f)).
1.113    “Joint Arising Know-How” has the meaning set forth in Section 9.1(b)(iii) (Jointly-Owned Arising IP).
1.114    “[**]” has the meaning set forth in Section 3.6.
1.115    “Joint Patent” has the meaning set forth in Section 9.1(b)(iii) (Jointly-Owned Arising IP).
1.116    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1(a) (Establishment of JSC).
1.117    “Jointly-Owned Arising IP” has the meaning set forth in Section 9.1(b)(iii) (Jointly-Owned Arising IP).
1.118    “[**]” has the meaning set forth in Section 3.6.
1.119    “JSC Disbandment” has the meaning set forth in Section 2.3 (Discontinuation of JSC).
1.120    “JSC Dispute” has the meaning set forth in Section 2.1(e) (Decisions of the JSC).
1.121    “Licensed Know-How” means all Information Controlled by Schrӧdinger or its Affiliate(s) as of the Effective Date or thereafter during the Term that is necessary or reasonably useful to research, Develop, Manufacture, Commercialize, make, have made, use, offer for sale, sell, or import Collaboration Compounds or Collaboration Products. “Licensed Know-How” includes all know-how within or embodied by the Schrödinger Platform, Schrödinger Platform Inventions and, to the extent Controlled by Schrödinger or its Affiliate(s), all chemical, structural, manufacturing process, biological, pharmacological, toxicological, clinical, assay and other methods of screening, structure activity relationship information or other know-how that relates to Collaboration Compounds or Collaboration Products (including its composition, formulation, or method of use, manufacture, preparation or administration).

1.122    “Licensed Materials” means all Materials Controlled by Schrӧdinger or its Affiliate(s) as of the Effective Date or thereafter during the Term that are necessary or reasonably useful to Exploit Collaboration Compounds or Collaboration Products.
1.123    “Licensed Patents” means all Patents that cover Licensed Know-How.
1.124    “Licensed Technology” means, collectively, the Schrӧdinger Product Specific Patents, Schrödinger’s right, title and interest in and to the Joint Patents, Licensed Materials and Licensed Know-How (including Schrödinger’s right, title and interest in and to the Joint Arising Know-How) and any other Licensed Patents.
1.125    “Lien” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind.
1.126    “Limited Assignment” has the meaning set forth in Section 13.6(b)(i)(A).
1.127    “MAA” or “Marketing Authorization Application” means an NDA or similar application for Regulatory Approval for a Collaboration Product in a country or region of the Territory.
1.128    “Major Market” means [**].
1.129    “Major European Market” means any of the following countries: [**].
1.130    “Manufacture” means all activities related to the manufacturing of a product or any component or ingredient thereof, including test method development and stability testing, formulation, process development, process qualification and validation, manufacturing scale-up whether before or after Regulatory Approval, manufacturing any product in bulk or finished form for development or commercialization (as applicable), including filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a product, and regulatory activities related to any of the foregoing.
1.131    “Manufacturing Technology” means any and all Licensed Know-How relating to the then-current process for the Manufacture of Collaboration Compounds or Collaboration Products.
1.132    “Manufacturing Technology Transfer” has the meaning set forth in Section 6.2 (Manufacturing Technology Transfer).

1.133    “Materially Distinct Project Plan” means a Project Plan for a Collaboration Target (whether an Initial Project Plan or a new Project Plan under Section 3.1(c)) that contains [**].
1.134    “Materials” means all biological materials, chemical compounds and other materials (i) arising out of a Party’s activities under this Agreement and provided by such Party to the other Party for use by the other Party or (ii) otherwise provided by a Party for use by the other Party, in each case ((i) or (ii)), to conduct activities pursuant to this Agreement, including Transferred Compounds, Clinical Trial samples, cell lines, compounds, lipids, assays, viruses and vectors.
1.135    “Maximum Fair Price” means, with respect to a Selected IRA Drug, the price negotiated pursuant to Section 1194 (and updated pursuant to Section 1195(b), as applicable) under the IRA during the period commencing on the date such price comes into effect and ending on the date such drug is no longer a Selected IRA Drug.
1.136    “MHLW” means the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.
1.137    “MHRA” means the UK’s Medicines and Healthcare products Regulatory Agency and any successor agency thereto.
1.138    “Monetization Transaction” has the meaning set forth in Section 8.15.
1.139    “NDA” means a new drug application submitted to FDA in accordance with section 355 of the Act (21 U.S.C. § 355) and 21 C.F.R. part 314, including all amendments and supplements thereto.
1.140    “Net Sales” means, the net sales recorded by Related Party(ies) for a Collaboration Product sold to Third Parties other than Sublicensees, as determined in accordance with Novartis’ Accounting Standards, less a deduction [**] for direct expenses related to the sales of such Collaboration Product, distribution and warehousing expenses and uncollectible amounts on previously sold products. The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include, without limitation, the following:
[**].
With respect to the calculation of Net Sales:
[**].
1.141    “Novartis” has the meaning set forth in the preamble.

1.142    “Novartis-Owned Arising IP” has the meaning set forth in Section 9.1(b)(ii) (Novartis-Owned Arising IP).
1.143    “Novartis Claims” has the meaning set forth in Section 15.1 (Indemnification by Schrӧdinger for Third Party Claims).
1.144    “Novartis Indemnitees” has the meaning set forth in Section 15.1 (Indemnification by Schrӧdinger for Third Party Claims).
1.145    “Novartis Internal Collaboration Compound” means any Collaboration Compound under clause (b) of the “Collaboration Compound” definition, or clauses [**].
1.146    “Novartis Other Patent” has the meaning set forth in Section 9.4(a) (Novartis Other Patents).
1.147    “Novartis Prosecuted Patents” has the meaning set forth in Section 9.2(a) (Novartis’ First Right).
1.148    “Novartis Research License” has the meaning set forth in Section 7.1(a)(i).
1.149    “Novartis Sole Arising Know-How” has the meaning set forth in Section 9.1(b)(ii) (Novartis-Owned Arising IP).
1.150    “Outside Date” has the meaning set forth in Section 13.1(b) (Effectiveness of the Agreement; Term).
1.151    “Party” or “Parties” has the definition set forth in the preamble.
1.152    “Patent” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.
1.153    “Patent Challenge” has the meaning set forth in Section 9.7(a).

1.154    “Patent Contact” has the meaning set forth in Section 9.8 (Patent Contacts).
1.155    “Patent Prosecution Costs” means the direct out-of-pocket costs (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including filing, Prosecution and maintenance fees incurred to Governmental Authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with the applicable Accounting Standards and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the preparation, filing, Prosecution, maintenance and extension of Patents, including costs of Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Patents and filing and registration fees.
1.156    “Payment Patent” means any (a) Product Specific Patent that is (i) Controlled by Schrödinger as of the Effective Date or (ii) assigned to Novartis pursuant to Section 9.1(b) (Ownership of Arising IP) and the claims of which are invented solely or jointly by Schrödinger or invented solely by Novartis during the Research Term with respect to the applicable Collaboration Target ([**]) or (b) any Joint Patent listed by Novartis in the FDA Orange Book (and any foreign equivalents in any country) with respect to an applicable Collaboration Product pursuant to Section 9.11 (Orange Book and Other Equivalent Listing).
1.157    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, Governmental Authority, association or other entity.
1.158    “Phase 1 Clinical Trial” means a Clinical Trial of a Collaboration Compound or Collaboration Product, the principal purpose of which is to evaluate the safety, tolerability, pharmacokinetics and/or pharmacodynamics of such Collaboration Compound or Collaboration Product as described in 21 C.F.R. 312.21(a), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the U.S.
1.159    “Phase 2 Clinical Trial” means a controlled Clinical Trial of a Collaboration Compound or a Collaboration Product, the principal purpose of which is to evaluate the effectiveness of such Collaboration Compound or Collaboration Product for a particular Indication or Indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with such a Collaboration Compound or a Collaboration Product, as described in 21 C.F.R. § 312.21(b), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the U.S.
1.160    “Phase 3 Clinical Trial” means a controlled Clinical Trial of a Collaboration Compound or a Collaboration Product, the principal purpose of which is to evaluate the efficacy and safety of such Collaboration Compound or Collaboration Product, which is prospectively-

designed to demonstrate statistically whether such Collaboration Compound or Collaboration Product is effective and safe for use in a particular Indication in a manner sufficient to file a NDA to obtain Regulatory Approval to market the product, as further described in 21 C.F.R. § 312.21(c), or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the U.S.
1.161    “Platform IP” has the meaning set forth in Section 8.5(c)(iii)(B)(1).
1.162    “Pricing Approval” means in any country where an applicable Governmental Authority, in parallel with or subsequent to the granting of any other Regulatory Approval, authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.163    “Prior CDA” means that certain Non-Disclosure Agreement entered into by Novartis and Schrӧdinger effective as of [**].
1.164    “Product Marks” has the meaning set forth in Section 10.1 (Collaboration Product Trademarks).
1.165    “Product Specific Infringement Action” has the meaning set forth in Section 9.5(b) (Enforcement of Product Specific Patents and Joint Patents).
1.166    “Product Specific Know-How” means any Information that specifically relates to a Collaboration Compound or the Exploitation of such Collaboration Compounds alone or in combination.
1.167    “Product Specific Patents” means any and all Patents that Cover any Product Specific Know-How.
1.168    “Project” means, with respect to a Collaboration Target, all activities outlined in one or more applicable Project Plan(s).
1.169    “Project Plan” has the meaning set forth in Section 3.1(a) (Overview).
1.170    “Project Plan Start Date” has the meaning set forth in Section 3.2 (Research Term).
1.171    “Project Research Term” has the meaning set forth in Section 3.2 (Research Term).
1.172    “Proposed Additional Target” has the meaning set forth in Section 3.4 (Additional Collaboration Targets).

1.173    “Proposed Replacement Notice” has the meaning set forth in Section 3.3(c)(i).
1.174    “Proposed Replacement Target” has the meaning set forth in Section 3.3(c)(i).
1.175    “Proposed Replacement Target Notice” has the meaning set forth in Section 3.3(c)(i).
1.176    “Prosecute” or “Prosecution” has the meaning set forth in Section 9.2(a) (Novartis’ First Right).
1.177    “Publication” has the meaning set forth in Section 12.5 (Publications).
1.178    “Receiving Party” has the meaning set forth in Section 12.1 (Confidentiality), subject to the proviso in the definition of Confidential Information.
1.179    “Registrational Trial” means, with respect to a Collaboration Product, a Clinical Trial (whether or not designated a Phase 3 Clinical Trial) for such Collaboration Product with a sufficient number of subjects, (a) the results of which, together with prior data and information concerning such Collaboration Product, are intended to establish that such Collaboration Product is safe and effective for its intended Indication in a specified patient population; and (b) that forms the basis (alone or with one (1) or more additional Registrational Trials) of an effectiveness claim in support of Regulatory Approval of an NDA for such Collaboration Product for its intended Indication. For clarity, a Converted Trial shall only constitute a Registrational Trial for purposes of this Agreement from and after the Conversion Date with respect to such Converted Trial.
1.180    “Regulatory Approval” means any and all licenses, registrations, authorizations and approvals (including approvals of NDAs and MAAs, supplements and amendments, pre- and post- approvals, and labeling approvals, but excluding for the purposes of milestone payments any Regulatory Approval received in the EU in a conditional manner) necessary for the Commercialization of a Collaboration Product in a given country, extra national territory, province, state or other regulatory jurisdiction, including, any applicable Pricing Approvals in such country, extra national territory, province, state or other or regulatory jurisdiction.
1.181    “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority with authority over the Development, Manufacture or Commercialization of Collaboration Products in or for such country, extra-national territory, province, state, or other regulatory jurisdiction, including the FDA, the EMA, the European Commission, the MHRA and the MHLW, and in each case including any successor thereto.
1.182    “Regulatory Exclusivity Period” means, with respect to a Collaboration Product in any country or jurisdiction in the Territory, any exclusivity (including, for clarity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity or any applicable data exclusivity) conferred by the applicable Regulatory Authority(ies) in such country which confers an exclusive commercialization period during which Novartis, its Affiliates or Sublicensees have the exclusive right to market and sell the Collaboration Product in such country, which right precludes the receipt of Regulatory Approval of any Third Party product that is deemed to be a Generic Product of such Collaboration Product, in each case, under Applicable Law, excluding any rights conferred by or based on any Patents.
1.183    “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals or other filings or communications made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize a Collaboration Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and NDAs.
1.184    “Related Party” means Novartis, its Affiliates and its and their respective Sublicensees (and such Sublicensees’ Affiliates) of one or more Collaboration Products. For clarity, Related Party shall not include any distributors, wholesalers or the like unless such entity is an Affiliate of Novartis.
1.185    “Replacement Collaboration Target” has the meaning set forth in Section 3.3(d).
1.186    “Research Term” has the meaning set forth in Section 3.2 (Research Term).
1.187    “Reversion Compound” means a Collaboration Compound Directed Against a Terminated Target for which the Parties have submitted a [**] pursuant to Section 3.6 (other than any Novartis Internal Collaboration Compound).
1.188    “Reversion Product” means a Collaboration Product that (a) contains a Reversion Compound and (b) was the subject of Development or Commercialization by Novartis or its Affiliates in the Terminated Territory as of the date of termination.
1.189    “Royalty Term” means, on a Collaboration Product-by-Collaboration Product and country-by-country basis, the period commencing on the First Commercial Sale of such Collaboration Product in such country and ending on the latest of (a) [**] after the First Commercial Sale of such Collaboration Product in such country, (b) the expiration of the last Valid Claim of a Payment Patent (if applicable) Covering the composition of matter or approved method of use or treatment of such Collaboration Product (or of any Collaboration Compound in such Collaboration Product) in such country, and (c) expiration of the last Regulatory Exclusivity Period for such Collaboration Product in such country.
1.190    “Safety Concern” means, with respect to any Collaboration Compound or Collaboration Product, [**] an effect that is considered to be generally related to either the mechanism of action or the basic chemical structure of such Collaboration Compound or Collaboration Product which has led or is reasonably expected to lead to (a) the issuance by the FDA or the EMA of a non-approvable letter or non-approval letter or a requirement to withdraw the Product from the Market, (b) a Regulatory Authority or safety data review board for a Clinical Trial or Clinical Trials of such Collaboration Compound or Collaboration Product has required termination or suspension of a Clinical Trial or Clinical Trials of such Collaboration Compound or Collaboration Product; or (c) that Novartis documented policies and procedures recommend that termination of the further Development of such Collaboration Compound or Collaboration Product is warranted because there is an unacceptable risk for harm in humans either based upon the observation of serious adverse effects in humans after such Collaboration Compound or Collaboration Product has been administered to or taken by humans or based upon pre-clinical in vitro or animal data that is predictive of serious adverse effects in humans.
1.191    “Sales Milestone Event” has the meaning set forth in Section 8.4(a).
1.192    “Sales Milestone Payment” has the meaning set forth in Section 8.4(a).
1.193    “Schrӧdinger” has the meaning set forth in the preamble.
1.194    “Schrӧdinger-Owned Arising IP” has the meaning set forth in Section 9.1(b)(i) (Schrӧdinger-Owned Arising IP).
1.195    “Schrӧdinger Claims” has the meaning set forth in Section 15.2 (Indemnification by Novartis for Third Party Claims).
1.196    “Schrӧdinger Indemnitees” has the meaning set forth in Section 15.2 (Indemnification by Novartis for Third Party Claims).
1.197    “Schrӧdinger New In-License” has the meaning set forth in Section 8.5(c)(iii)(B)(2).
1.198    “Schrӧdinger Other Patent” has the meaning set forth in Section 9.4(b) (Schrӧdinger Other Patents).
1.199    “Schrӧdinger Patent Challenge” has the meaning set forth in Section 13.5.
1.200    “Schrödinger Platform” means Schrӧdinger’s or any of its Affiliates’ proprietary physics-based, computational software products and program that can predict critical properties of molecules, excluding any Collaboration Compound Information. The Schrӧdinger Platform consists of the software products and programs set forth on Schedule 1.200 (Schrödinger Platform).
1.201    “Schrӧdinger Platform Inventions” has the meaning set forth in Section 9.1(b)(i) (Schrödinger-Owned Arising IP).

1.202    “Schrӧdinger Platform IP” has the meaning set forth in Section 9.1(b)(i) (Schrödinger-Owned Arising IP).
1.203    “Schrӧdinger Product Specific Patents” means all Product Specific Patents (including all claims and the entire scope of claims therein) Controlled as of the Effective Date by Schrödinger, including those in the list attached hereto as Schedule 1.203.
1.204    “Schrӧdinger Research License” has the meaning set forth in Section 7.1(b) (License to Schrӧdinger).
1.205    “Schrӧdinger Sole Arising Know-How” has the meaning set forth in Section 9.1(b)(i) (Schrӧdinger-Owned Arising IP).
1.206    “Schrödinger Technology Services” means the following services and activities: (a) services provided by Schrödinger’s applications scientists in connection with their customer service activities (e.g. demonstrating to and training Schrödinger customers on such technology, applying certain Information of the Schrödinger Platform to set up, run and interpret calculations on behalf of its customers, running FEP+ outlier analyses and assisting Schrödinger customers with research projects using the Schrödinger Platform where such projects do not involve compound design or conducting virtual screens of compounds), (b) services provided by Schrödinger’s Technology Services group (e.g., installing the Schrödinger Platform for Schrödinger customers, configuring such customers’ systems environments and migrating data), (c) sales activities (e.g., activities involving the promotion, marketing, selling and demonstration of the Schrödinger Platform and related services for purposes other than the virtual screening of compounds directed against the Target), (d) technical and scientific support of the Schrödinger Platform, (e) technology development activities related to the Schrödinger Platform, and (f) other technology related services offered or provided by Schrödinger to its customers that are not specifically defined herein, and in each case ((a) to (f)), that (i) do not constitute compound design or conducting virtual screens of compounds with respect to the Target and (ii) are conducted by Schrödinger personnel that are not involved in Schrödinger drug discovery business.
1.207    “SEC” means the U.S. Securities and Exchange Commission.
1.208    “Selected IRA Drug” means a drug that was selected for Medicare price negotiation and published by the Secretary of the U.S. Department of Health and Human Services, in each case, under the Inflation Reduction Act, or IRA.
1.209    “[**]” has the meaning set forth in Section 3.10(b).
1.210    “Small Molecule” means a pharmaceutical organic compound that has a molecular weight of [**] Daltons or less (that is not primarily manufactured using recombinant DNA, recombinant RNA, hybridoma technology, or other processes involving site specific genetic manipulation techniques), including any salt or ester of the active ingredient, as a single entity or in combination with another active ingredient; provided that “Small Molecule” will exclude any pharmaceutical compound that is [**].
1.211    “Subject Information” has the meaning set forth in Section 12.6 (Effect of Change of Control of Schrödinger).
1.212    “Subject Personnel” has the meaning set forth in Section 12.6.
1.213    “Sublicensee” means any Third Party (excluding distributors and wholesalers) to whom Novartis or any of its Affiliates or Sublicensees has granted a sublicense under Section 7.1(a) (Licenses to Novartis) hereof, excluding any Third Party granted such rights to settle or avoid litigation or any Patent dispute related to (a) the alleged infringement by a Collaboration Product or the Exploitation thereof of any Patents or other intellectual property of a Third Party or (b) the alleged non-infringement, invalidity or unenforceability of or challenge against any Patents covering or claiming a Collaboration Product.
1.214    “Suitability Analysis” has the meaning set forth in Section 3.3(c)(iii) (Suitability Analysis).
1.215    “Suitability Analysis Notice” has the meaning set forth in Section 3.3(c)(ii) (Suitability Analysis).
1.216    “Target” means (a) any specific DNA or protein identified by its ENSEMBL GENE ID or unique UniProt number, and (b) if applicable, its genomic mutant identifier.
1.217    “Tax” means any and all taxes, imposts, duties, withholdings, assessments, levies, fees, duties or other charges imposed, collected or withheld by a Governmental Authority, in each case in the nature of a tax, whether direct or indirect, and together with any interest, penalties, additional amounts and additions related thereto.
1.218    “Term” has the meaning set forth in Section 13.1(b) (Effectiveness of the Agreement; Term).
1.219    “Terminated Territory” means, with respect to each Terminated Target, all terminated Major Markets, or in the case of termination of this Agreement in its entirety, all countries of the world.
1.220    “Terminated Target” means a former Collaboration Target with respect to which this Agreement has been terminated. Terminated Targets shall include Discontinued Targets.
1.221    “Termination Notice” has the meaning set forth in Section 13.3(a) (Termination by Either Party for Breach).
1.222    “Territory” means worldwide.

1.223    “Third Party” means any Person other than Schrӧdinger or Novartis or an Affiliate of either of Schrӧdinger or Novartis.
1.224    “Third Party IP Payments” means (a) if Novartis or any of its Affiliates is a party to an agreement with a Third Party for a license or other right to any Third Party IP Rights with respect to a Collaboration Compound or Collaboration Product in one or more countries in the Territory, upfront payments, milestone payments, royalties, and other consideration paid to such Third Party in respect of such agreement, in each case in this clause (a), to the extent reasonably allocable to such Third Party IP Rights in such country(ies), (b) if Novartis agrees to pay any amounts to a Third Party in order to obtain a sublicense or other right to any Third Party IP Rights with respect to a Collaboration Compound or Collaboration Product in one or more countries in the Territory pursuant to Section 8.5(c)(iii)(B)(2)8.5(c)(iii)(B)(2), such amounts or (c) if Novartis defends an infringement claim pursuant to Section 9.6 (Third Party Rights) in the Territory with respect to a Collaboration Compound or Collaboration Product, reasonable out-of-pocket costs of defending or settling such infringement claim pursuant to Section 9.6 (Third Party Rights) that are borne by Novartis or its Affiliates and its Sublicensees (including royalties, milestones and other consideration paid and any damages or other awards assessed in connection therewith).
1.225    “Third Party IP Rights” means any Patent, know-how or other intellectual property right of a Third Party in the Field in any country in the Territory that is necessary for the research, Development, Manufacture, Commercialization, sale, offering for sale, importation, or other Exploitation of Collaboration Compounds or Collaboration Products by Novartis or any of its Affiliates or any of its or their Sublicensees.
1.226    “Title 11” has the meaning set forth in Section 17.3(a).
1.227    “Transferred Compounds” has the meaning set forth in Section 4.1(a).
1.228    “[**]” means [**].
1.229    “U.S.” means the United States of America and its territories, districts and possessions.
1.230    “Unavailable” means a Target, as applicable, that (a) is the subject of and specifically identified in (i) an active agreement between Schrӧdinger or any of its Affiliates and a Third Party, or (ii) a pre-existing, ongoing, and currently active Bona Fide Negotiation between Schrӧdinger or any of its Affiliates and a Third Party that grants (or shall grant) such Third Party rights to such Target that would preclude the granting of exclusive rights to Novartis as contemplated in this Agreement, each (i) or (ii), as determined by the Gatekeeper, based on the Gatekeeper’s review and request of evidence provided by Schrӧdinger, including underlying documents and communications; or (b) is the subject of a pre-existing, ongoing and active Bona Fide Internal Program of Schrӧdinger or any of its Affiliates. “Bona Fide Negotiation” means [**]. “Bona Fide Internal Program” means, [**].

1.231    “Unavailable Targets” has the meaning set forth in Section 3.5 (Gatekeeper).
1.232    “Valid Claim” means a claim (a) contained in an issued, unexpired and granted Product Specific Patent, whose validity, enforceability, or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability in a final judgment that has not been appealed within the time allowed by law or from which there is no further appeal; or (b) contained in a pending patent application that is filed and prosecuted in good faith and has not been pending for more than [**] from its first substantive office action of such pending patent application from the patent office of an applicable country.
1.233    “Work Product” means all data, information, results, materials, inventions, technology and other Information conceived of by or on behalf of either Party or its Affiliates or its or their respective employees, agents or independent contractors (whether solely, jointly or with one (1) or more Third Party(ies)) in the course of conducting its activities under this Agreement that specifically relate to the Collaboration Targets, Collaboration Compounds or Collaboration Products, including (a) Collaboration Target structure-based compound design information for such Collaboration Compounds or Collaboration Products and (b) any proprietary data generated under this Agreement that is used to fit specific parameters of a model (e.g., to parameterize a QSAR model) to specific classes and types of compounds; provided that Work Product excludes any data, information, results, materials, inventions or other Information that may constitute Novartis-Owned Arising IP except in the event assigned by Schrödinger to Novartis pursuant to Section 9.1(c).
1.234    “Working Group” has the meaning set forth in Section 2.2 (Subcommittees and Working Groups).
Article 2.    GOVERNANCE
2.1    Joint Steering Committee.
(a)    Establishment of JSC. Within [**] of the Effective Date, the Parties will establish a joint research committee to act as a forum to review, discuss and oversee the Parties’ activities under this Agreement, with the roles set forth in Section 2.1(c) (Role of JSC) (the “Joint Steering Committee” or “JSC”). Each Party will initially appoint [**] representatives to the JSC. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Schrӧdinger and Novartis. The JSC membership and procedures are further described in this Section 2.1 (Joint Steering Committee). Each Party may at any time appoint different JSC representatives by written notice to the other Party.
(b)    Membership of JSC. Each of Schrӧdinger and Novartis will designate representatives with appropriate expertise to serve as members of the JSC. Each of Schrӧdinger and Novartis will select from their representatives a co-chairperson for the JSC, and either Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JSC, with assistance and guidance from the Alliance Managers, will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting, provided that the co-chairperson will call a meeting of the JSC promptly upon the reasonable written request of the other co-chairperson to convene such a meeting. The Alliance Managers or other employees or consultants of a Party who are not representatives of such Party on the JSC may attend meetings of the JSC with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JSC and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 12 (Confidentiality).
(c)    Role of JSC. In addition to its overall responsibility for monitoring and providing a forum to discuss and oversee the Parties’ activities under this Agreement, the JSC will be responsible for (i) overseeing, reviewing and discussing the conduct and progress of each Project and the termination of such activities; (ii) reviewing and approving any addition or modification of Project Plan(s) for the Initial Collaboration Target(s) after the Effective Date; (iii) reviewing and approving the Project Plan(s) for each Additional Collaboration Target or Replacement Collaboration Target; (iv) evaluating and determining whether a Collaboration Compound has satisfied the DC Criteria; (v) reviewing, discussing and approving any addition of or modification to any DC Criteria associated as defined in each Project Plan; (vi) coordinating the review of any Proposed Replacement Target(s) as well as their conversion to any Replacement Collaboration Target(s); (vii) determining how to facilitate the flow of information between the Parties with respect to each Project; (viii) attempting to resolve issues presented to it by, and disputes within, any Working Group, as applicable; (ix) coordinating and prioritizing resources and activities within and between all Project Plans and their respective timelines, including discussing but not deciding (subject to the other terms and conditions of this Agreement, including clauses (ii) and (iii) of this Section 2.1(c) (Role of JSC), and the related final decision-making principles set forth in Section 2.1(e)(ii)(C)) [**]; and (ix) carrying out such other responsibilities as expressly delegated to the JSC as set forth in this Agreement or as may be mutually agreed by the Parties in writing from time to time. As needed, the JSC shall establish Working Groups in accordance with Section 2.2 (Subcommittees and Working Groups) that will report to the JSC to further the objectives and intent of this Agreement.
(d)    JSC Meetings. The JSC will hold meetings at such times and places as the chairperson may determine. The JSC will meet at least [**] during the Term or as otherwise mutually agreed upon by the Parties until the JSC is discontinued in accordance with Section 2.3 (Discontinuation of JSC). The meetings of the JSC need not be in person and may be by telephone or any other method determined by the JSC. Each Party will bear its own costs associated with attending such meetings, including any costs relating to travel or such Party’s participation in such meetings.

(e)    Decisions of the JSC. Decisions of the JSC shall be by unanimous vote, with each Party having collectively one (1) vote, provided that if, after attempts to amicably resolve any disagreement at the JSC, the Parties are unable to agree on a matter within the decision-making authority of the JSC within [**] after it has met and attempted to reach such decision (each such dispute, a “JSC Dispute”), then either Party may, by written notice to the other, have such JSC Dispute referred to the Executive Officers for resolution. If the Executive Officers are unable to resolve the JSC Dispute within [**], or such other longer time the Executive Officers may otherwise agree upon, after such JSC Dispute is referred to them, then such JSC Dispute shall be resolved as follows:
(i)    Schrödinger shall have final decision-making authority over any matter that relates specifically to the operation of the Schrödinger Platform or the day-to-day operation for its conduct of the Project Plans (e.g., [**]); provided, however, [**].
(ii)    Novartis shall have final decision-making authority with respect to any matter within the purview of the JSC other than matters in subsection (i) immediately above provided that Novartis shall not use its final decision-making authority to:
(A)    require Schrӧdinger to violate any Applicable Law;
(B)    amend the terms and conditions of this Agreement or modify or waive its compliance with the terms of this Agreement;
(C)    approve an initial Project Plan for an Additional Collaboration Target, a Replacement Collaboration Target or an additional [**], or amend any existing Project Plan (including changing or establishing, or adopting any new Discovery Milestone Criteria or DC Criteria for a Collaboration Target) in a manner that would result in (1) [**] for each of the [**] Target or if applicable its Replacement Collaboration Target, or the [**] Target, or if applicable its Replacement Collaboration Target, [**] for each of the [**] Target or the [**] Target, as applicable, (2) [**], in the aggregate, [**], in the aggregate, or (3) [**]); in each case ((1), (2), or (3)), unless Novartis agrees in writing to [**] set forth in each of (1), (2), or (3), as applicable. [**] set forth in this Section 2.1(e)(ii)(C) will be substantiated and evidenced by Schrӧdinger, and Novartis shall have the right to request further information and evidence relating to such [**].
(D)    determine any other matter that is expressly required to be determined by mutual agreement of the Parties pursuant to the terms of this Agreement.
(iii)    any other unresolved matter within the purview of the JSC where neither Party has final-decision making authority will be resolved in accordance with Section 16.1 (Disputes; Resolution by Executive Officers).
2.2    Subcommittees and Working Groups. From time to time, the JSC may establish and delegate duties to other committees, subcommittees or directed teams (each, a “Working

Group”) on an “as needed” basis to oversee particular projects or activities, which delegations shall be reflected in the minutes of the meetings of the JSC. Such Working Groups may be established on an ad hoc basis for purposes of a specific project, or on such other basis as the JSC may determine, and shall be constituted and shall operate as the JSC may determine; provided, that each Working Group shall have equal representation from each Party, shall be subject to decision-making shall be by consensus, with each Party’s representatives on the applicable Working Group collectively having one (1) vote on all matters brought before the Working Group. Each Working Group and its activities shall be subject to the direction, review and approval of, and shall report to, the JSC. In no event shall the authority of the Working Group exceed that specified for the JSC in this Article 2 (Governance). Any matter not resolved by a Working Group shall be referred to the JSC for resolution in accordance with Section 2.1(e) (Decisions of the JSC).
2.3    Discontinuation of JSC. Unless otherwise agreed to by the Parties, the JSC shall automatically discontinue upon the expiration of all the Research Terms or the effective date of a Change of Control of Schrödinger (“JSC Disbandment”). Thereafter, the JSC shall have no further roles or responsibilities under this Agreement. Upon the JSC Disbandment, Novartis shall provide Schrӧdinger with [**] reports describing Novartis’ ongoing research and Development activities and efforts for the Collaboration Compounds until the first occurrence of the First Commercial Sale of a Collaboration Product in accordance with Section 4.3 (Development Reports), upon which Novartis shall provide quarterly royalty reports to Schrӧdinger in accordance with Section 8.6 (Royalty Payments and Reports).
2.4    Limitations on Authority of the JSC. The JSC will have solely the roles and responsibilities assigned to it in this Article 2 (Governance). Without limiting Section 2.1(e) (Decisions of the JSC), the JSC will have no authority to amend, modify or waive compliance with this Agreement. The JSC shall have no authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement.
2.5    Minutes. The Parties shall alternate responsibility for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC. Such minutes shall be effective only after such minutes have been approved by both Parties in writing. Definitive minutes of all JSC meetings shall be finalized no later than [**] after the meeting to which the minutes pertain.
2.6    Alliance Managers. Each of the Parties will appoint one (1) representative who possesses a general understanding of Development issues to act as its alliance manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties. The Alliance Managers will attend all meetings of the JSC and support the chairperson of the JSC in the discharge of their responsibilities. An Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention.

Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. An Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC and each committee. Each Alliance Manager also will:
(a)    provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JSC is no longer constituted;
(b)    plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications;
(c)    take responsibility for ensuring that the activities of the JSC, such as the conduct of required meetings of the JSC, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed; and
(d)    be the point of first referral in all matters of conflict resolution.
Article 3.    RESEARCH COLLABORATION
3.1    Research Collaboration; Project Plan.
(a)    Overview. During the Research Term for each Collaboration Target ([**]), the Parties shall collaborate in carrying out the research activities under such Collaboration Target’s (or [**]) Project Plan(s) (as defined below) for purposes of discovering, researching and preclinically Developing the Collaboration Compounds until Achievement of the DC Criteria and designation of one or more Development Candidates for such Collaboration Target (or [**]). As of the Effective Date, Novartis has designated, and the Parties have agreed to conduct research collaboration activities as provided under this Agreement for the Initial Collaboration Targets, including for certain [**] as set forth in Section 3.1(b), subject to the right of Novartis to request the replacement of one or more Initial Collaboration Targets under Section 3.3 (Replacement Collaboration Targets and Additional [**]) or exercise its option to add Additional Collaboration Targets under Section 3.4 (Additional Collaboration Targets). During the Project Research Term for each Project, the Parties shall prepare and collaborate to conduct such Project to identify Collaboration Compounds for the applicable Collaboration Target (or [**]) in accordance with one or more written plans for such Project (each, a “Project Plan”). Each Project Plan shall detail (i) the allocation of responsibilities and activities between Schrӧdinger and Novartis with respect to carrying out the Project, including the testing and iterative optimization process and compound synthesis; (ii) the DC Criteria and requirements for the Achievement of the DC Criteria; (iii) any additional Discovery Milestone Criteria, as applicable; (iv) an estimated timeline for performance of such activities and (v) the [**] for such Project Plan. Subject to Section 3.3(e) (Additional [**]), each Party shall initiate its activities under each Project Plan promptly following the adoption of such Project Plan. Each [**] selected as the subject of a Project as of the Effective Date or pursuant to Section 3.3(e) (Additional [**]) shall be the subject of a separate Project Plan.
(b)    Initial Project Plans. The Project Plans for (i) [**], (ii) [**], (iii) [**], and (iv) [**] are attached hereto as Schedule 3.1(b)(i)-(iv) (the “Initial Project Plans”).
(c)    Additional Project Plans. Each subsequent Project Plan proposed by either Party for any existing Collaboration Target (including any new [**] Project), Additional Collaboration Target, or Replacement Collaboration Target shall be prepared by Schrödinger, in consultation with Novartis, and submitted to the JSC for review and discussion and shall be subject to approval by the JSC subject to Section 2.1(e) (Decisions of the JSC). Each such subsequent Project Plan must be on substantially the same form as the Initial Project Plans, including the form of the DC Criteria, and additional Discovery Milestone Criteria (if applicable) (the “Form Project Plan”).
(i)    Project Plans for Additional Collaboration Target and Replacement Collaboration Target Project. Within [**] after the delivery of a Suitability Analysis pursuant to Section 3.3(c)(iii) for a Proposed Additional Target or a Proposed Replacement Target, Schrödinger shall prepare, in consultation with Novartis, for review and discussion by the JSC in accordance with Section 2.1(c) (Role of JSC), an initial draft of a Project Plan for such Proposed Additional Target or Proposed Collaboration Target based on the Form Project Plan; provided, however, the final and full Project Plan for such Target shall be adopted by the JSC within [**] after the delivery of such Suitability Analysis. Any adoption by the JSC of an initial Project Plan for an Additional Collaboration Target or Replacement Collaboration Target is subject to Section 2.1(e) (Decisions of the JSC).
(ii)    Project Plans for Additional [**] Projects. Upon Novartis’ issuance of the notice set forth in Section 3.3(e), within [**] after Novartis’ written request, Schrödinger shall prepare, in consultation with Novartis, for review and discussion by the JSC in accordance with Section 2.1(c) (Role of JSC), an initial draft of a Project Plan for any new [**] Project based on the Form Project Plan; provided, however, the final and full Project Plan for such Collaboration Target shall be adopted by the JSC within [**] after such Novartis request. Any adoption by the JSC of an initial Project Plan for a new [**] Project is subject to Section 2.1(e) (Decisions of the JSC).
(d)    Amendments to the Project Plans. During the Project Research Term for each Project, the applicable Project Plan will be reviewed by the JSC and may be updated and amended from time to time, as the JSC determines. Any amendments to the Project Plan are subject to Section 2.1(e) (Decisions of the JSC).
3.2    Research Term. With respect to each Project Plan, the research term (a) shall commence on, as applicable, (i) the Effective Date with respect to each Initial Project Plan or (ii)

the date on which such Project Plan is approved by the JSC with respect to each Project Plan that is not an Initial Project Plan (each of (i) or (ii), the “Project Plan Start Date”)) and (b) unless otherwise earlier terminated in accordance with Article 13 (Term and Termination) of this Agreement, shall expire on the earliest of (i) the expiration of the fourth (4th) anniversary of such Project Plan Start Date; (ii) the Handoff of such Project Plan; and (iii) the termination of such Project Plan by the JSC (“Initial Research Term”). The Initial Research Term may be mutually extended in writing by both Parties for an additional period of time agreed in writing by the Parties (an “Additional Research Term,” together with the Initial Research Term, the “Project Research Term”). The research term with respect to each Collaboration Target shall begin on, as applicable, (i) the Effective Date with respect to each Initial Collaboration Target; (ii) the date on which a Proposed Additional Target is deemed an Additional Collaboration Target; or (iii) the date on which a Proposed Replacement Target is deemed a Replacement Collaboration Target and expire upon the expiration of the last-to-expire Project Research Term with respect to a Project Plan for such Collaboration Target (the “Research Term”). For clarity, if Novartis exercises its option to replace any Initial Collaboration Target with a Replacement Collaboration Target pursuant to Section 3.3 (Replacement Collaboration Target and Additional [**]), a new Initial Research Term for the Replacement Collaboration Target will apply with respect to such Project. For clarity, the Collaboration Target consisting of the [**] shall have a single Research Term and no [**] shall have a separate Research Term, and the Research Term for the [**] shall expire upon the expiration of the last-to-expire Project Research Term with respect to a Project Plan for any [**].
3.3    Replacement Collaboration Targets and Additional [**].
(a)    Initial Replacement Period. Subject to the remainder of this Section 3.3 (Replacement Collaboration Target and Additional [**]), at any time prior to the end of the period of [**] from the Effective Date of the Agreement (the “Initial Replacement Period”), at the request of Novartis, the Parties may upon mutual written agreement, substitute and replace [**], with a mutually-agreed new Collaboration Target in accordance with the process set forth in Sections 3.3(c) (Target Replacement Procedure), and 3.5 (Gatekeeper); provided that, for clarity, the Research Term of the replaced Collaboration Target is still effective at the time of such substitution and replacement.
(b)     Other Replacement. Subject to the remainder of this Section 3.3 (Replacement Collaboration Targets and Additional [**]), with respect to each Initial Collaboration Target, or Additional Collaboration Target, in each case, for which no Collaboration Compound has Achieved the DC Criteria and the JSC has determined that no Collaboration Compound has met or is likely to meet the criteria set forth in the DC Criteria of such Collaboration Target, then Novartis may, at any time during the Research Term of such Collaboration Target, nominate with respect to each such Collaboration Target up to [**] to replace such Collaboration Target in accordance with the process set forth in Section 3.3(c) (Target Replacement Procedure) (for clarity, all [**] shall be treated as one Collaboration Target and can [**] be replaced by up to [**]). If a Collaboration Target is replaced with a Replacement

Collaboration Target pursuant to this Section 3.3(b), such Replacement Collaboration Target [**].
(c)    Target Replacement Procedure.
(i)    Proposed Replacement. In the case that Novartis desires to replace any Collaboration Target in accordance Section 3.3(b) (Other Replacement), Novartis shall provide written notice to Schrӧdinger, through the JSC, of Novartis’ basis for its determination that no Collaboration Compound has met or is likely to meet the criteria set forth in the DC Criteria of such Collaboration Target (such notice, the “Proposed Replacement Notice”), and the JSC shall discuss in good faith such basis. In the case that following such good faith discussion, Novartis still desires to replace any Collaboration Target based upon such determination, or in the case that Novartis desires to replace any Collaboration Target in accordance with Section 3.3(a) (Initial Replacement Period), Novartis shall send to the Gatekeeper written notice of the identity of the new Target candidate to replace such Collaboration Target (the “Proposed Replacement Target”), which notice shall include such Target’s identity, for such Proposed Replacement Target (the “Proposed Replacement Target Notice”).
(ii)    Availability Notice. If the Gatekeeper Notice notifies Novartis that the Proposed Replacement Target is not on the Unavailable Target list in accordance with Section 3.5 (Gatekeeper) (such Target, an “Available Target”), Novartis may instruct Schrödinger by written notice to conduct a Suitability Analysis pursuant to Section 3.3(c)(iii) (Suitability Analysis) (each, a “Suitability Analysis Notice”). Upon delivery by Novartis to Schrödinger of a Suitability Analysis Notice with respect to any Proposed Replacement Target, and until the earlier of the date that (A) such Proposed Replacement Target becomes a Replacement Collaboration Target or (B) Novartis notifies Schrödinger of its final determination pursuant to Section 3.3(c)(iv) (Final Determination) not to effect a replacement by such Proposed Collaboration Target, such Proposed Replacement Target will be deemed a Collaboration Target for purposes of Article 11 (Exclusivity).
(iii)    Suitability Analysis. If a Proposed Replacement Target is an Available Target, promptly (but in no event greater than [**] following)) written notice by Novartis, and in any event prior to the JSC’s approval of the Project Plan for replacement of such Collaboration Target, Schrӧdinger will assess the suitability of the Proposed Replacement Target for the Schrӧdinger Platform in accordance with any technical parameters proposed by Novartis and agreed upon by both Parties, which comprises [**] (each, a “Suitability Analysis”). Schrӧdinger shall report the results of each Suitability Analysis to the JSC. Novartis shall pay Schrӧdinger a fee of [**] Dollars ($[**]) for each Suitability Analysis for each Proposed Replacement Target within [**] from the date of receipt of Schrӧdinger’s invoice delivered upon or following the completion of such Suitability Analysis and the delivery to Novartis of the corresponding Suitability Analysis report; provided, however, the Suitability Analysis for [**] Available Targets conducted by Schrӧdinger shall be provided to Novartis [**]. Upon delivery by Schrödinger to Novartis of a negative Suitability Analysis report with respect to any Proposed Replacement Target, and until [**] thereafter, the exclusivity obligations of Schrӧdinger pursuant to Article 11 (Exclusivity) shall apply with respect to such Proposed Replacement Target, and for clarity, shall not apply to Novartis with respect to such Proposed Replacement Target.
(iv)    Final Determination. Within [**] from the date of receipt of a Suitability Analysis Notice, the JSC shall meet, consider and discuss in good faith the potential replacement of the applicable Collaboration Target with the applicable Proposed Replacement Target, and if Novartis determines to effect such replacement, a suitable Project Plan will be prepared pursuant to Section 3.1(c)(i) (Proposed Replacement).
(d)    Replacement Date. The JSC shall record the date of approval of the Project Plan for the Proposed Replacement Target in the minutes of the JSC. From and after the date on which the Project Plan for the Proposed Replacement Target is approved, (A) such Proposed Replacement Target shall become the “Replacement Collaboration Target” and Collaboration Target hereunder and (B) the applicable Initial Collaboration Target shall no longer be the Collaboration Target and such Target shall become a Discontinued Target.
(e)    Additional [**]. The “Initial [**] Projects” are the Projects with respect to [**], as set forth in the respective Initial Project Plans or any amendment thereto adopted pursuant to Section 3.1(d) (Amendments to the Project Plans). Upon Novartis’ notice to the JSC that in addition to or in place of the conduct of one (1) or more of the Initial [**] Projects, it desires the conduct of one or more Project(s) with respect to [**]; and (C) any other mutually-agreed upon agonist or antagonist of a monovalent or multivalent combination of [**] (each, an “Additional [**]”, and each Initial [**] Project or Additional [**] Project, an “[**] Project”), the Parties shall adopt a Project Plan for such Additional [**] Project pursuant to Section 3.1(c)(ii) (Project Plans for Additional [**] Projects) and shall be subject to the terms and conditions of this Agreement, including applicable limitations on Novartis’ final decision-making authority set forth in Section 2.1(e)(ii)(C).
3.4    Additional Collaboration Targets. During the period which commences on the Effective Date and ends on [**], Novartis may propose additional Targets for inclusion in this Agreement as Collaboration Targets (each, a “Proposed Additional Target”) by providing written notice to the Gatekeeper of the identity of the Proposed Additional Target. If the Gatekeeper informs Novartis that such Proposed Additional Target is not on the list of Unavailable Targets and Schrӧdinger does not reasonably reject to the selection of such Proposed Additional Target as an Additional Collaboration Target, within [**] from the date of receipt of the Gatekeeper Notice, the Parties shall meet to discuss the timing, roles and responsibilities of each Party, economics, and the Project Plan of such Proposed Additional Target. From and after the date on which the Project Plan for the Proposed Additional Target is approved by the JSC, such Proposed Additional Target shall become a Collaboration Target included in this Agreement (each, an “Additional Collaboration Target”). Any replacement of an Additional

Collaboration Target shall be made in accordance with the procedure and requirements set out in Section 3.3(b) (Other Replacement) and Section 3.3(c) (Target Replacement Procedure). Upon delivery by Novartis to Schrödinger of a Suitability Analysis Notice with respect to any Proposed Additional Target, and until the earlier of the date that (A) such Proposed Additional Target becomes an Additional Collaboration Target or (B) either Party notifies the other of its final determination not to effect the addition of such Proposed Additional Target as an Additional Collaboration Target, such Proposed Additional Target will be deemed a Collaboration Target for purposes of Article 11 (Exclusivity).
3.5    Gatekeeper. In order to enable Novartis to exercise its rights under Section 3.3 (Replacement Collaboration Target and Additional [**]) and Section 3.4 (Additional Collaboration Target), Schrӧdinger shall maintain an up-to-date list of Targets that are Unavailable (“Unavailable Targets”) and shall promptly provide such list and any updates thereto to the Gatekeeper. Within [**] after the Effective Date, the Parties shall engage a mutually agreed, independent, third-party gatekeeper (the “Gatekeeper”) in order to maintain the confidentiality of the identity of Unavailable Targets, Proposed Replacement Targets and Proposed Collaboration Targets. Each of the Parties will enter into a written agreement with such Gatekeeper with customary terms and conditions that are consistent with this Section 3.5 (Gatekeeper), including appropriate confidentiality obligations. The Parties shall share equally the fees and expenses of the Gatekeeper. The Gatekeeper shall not (a) identify to Schrödinger any information with respect to inquiries by Novartis, including the identity of the applicable Proposed Replacement Target or Proposed Additional Target or (b) provide to Novartis any information regarding any Unavailable Target. Within [**] after the date of the engagement of the Gatekeeper, Schrödinger shall deliver to the Gatekeeper in writing an initial list of Unavailable Targets. The Gatekeeper shall promptly confirm in writing to Novartis that it is in receipt of Schrödinger’s initial list of Unavailable Targets (without identifying any Unavailable Targets). Schrödinger shall promptly provide the Gatekeeper with an updated list of Unavailable Targets in the event of any changes to the list of Targets falling with the list of Unavailable Targets. Within [**] following Gatekeeper’s receipt of a Proposed Replacement Target Notice or Proposed Additional Target from Novartis, the Gatekeeper shall determine whether or not the Proposed Replacement Target or Proposed Additional Target nominated by Novartis was an Available Target as of [**] of such nomination by Novartis and notify Novartis in writing (“Gatekeeper Notice”) whether the applicable Proposed Replacement Target or Proposed Additional Target is or is not on the Unavailable Target list. If such Proposed Replacement Target or Proposed Additional Target is not on the Unavailable Target list, the Gatekeeper will promptly inform both Parties in writing with a confirmation of such Proposed Replacement Target or Proposed Additional Target’s identity and that it is an Available Target and the Parties will proceed with the process set forth in Section 3.3(c)(ii)-(iv) and 3.3(d).
3.6    Discovery Milestone Event and Development Candidate Designation. The Parties shall promptly provide [**] and shall provide [**] shall promptly [**]. Within [**] after the date of delivery of any [**]; provided, that [**].

3.7    Conduct of the Projects.
(a)    Each Project and each Party’s performance of its activities under this Agreement will be conducted by each Party in good scientific manner, and in compliance with Applicable Law. Each Party shall use Commercially Reasonable Efforts to ensure that its Affiliates and Third Party contractors (as applicable) perform any activities under each Project in good scientific manner and in compliance in all material respects with the requirements of Applicable Law.
(b)    Each Party will maintain laboratories, offices and all other facilities at its own cost and expense and risk necessary to carry out its responsibilities under each Project Plan. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues relating to the performance of the applicable Project pursuant to its Project Plan. Novartis and Schrӧdinger will cooperate with each other in carrying out each Project in accordance with its Project Plan.
(c)    Schrödinger shall comply with the terms of the Third Party Risk Management guidelines as set forth in Schedule 3.7(c), and shall ensure that its Affiliates and subcontractors comply with any applicable terms as set forth in Schedule 3.7(c).
3.8    Project Costs and Expenses. Unless otherwise agreed to by the Parties or the JSC, each Party will be responsible for all of its expenses incurred in the conduct of its activities under each Project.
3.9    Project Records.
(a)    Each Party will maintain, and cause its Affiliates and subcontractors to maintain, records of all work conducted in the performance of each Project and all results, data, inventions and developments made in the performance of each Project, which records will be complete and accurate in all material respects. Such records will be in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes.
(b)    In order to protect the Parties’ Patent rights under U.S. law in any patentable inventions conceived or reduced to practice during or as a result of each Project, each Party agrees to maintain a policy that requires its employees to record and maintain all material data and Information developed during each Project in such a manner as to enable the Parties to use such records to establish the earliest date of invention or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all patentable inventions generated by them in standard laboratory notebooks (paper or electronic) or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.
3.10    Disclosure of Results of each Project.

(a)    To the JSC. Each Party will furnish to the JSC, at each JSC meeting, to the extent applicable to such Party, an update on such Party’s progress under each Project Plan, including a summary of any material Work Product generated by such Party under such Project Plan. Such Party will provide the JSC with such other Work Product as any member of the JSC may reasonably request that are in such Party’s possession or Control; provided that Schrӧdinger will not be required to transfer any Information to the JSC relating specifically to the Schrӧdinger Platform or Schrӧdinger Platform Inventions. Novartis will furnish to the JSC, at each JSC meeting, to the extent applicable, a report summarizing Novartis’ progress on Novartis Internal Collaboration Compounds, which reports shall be sufficient in content to keep Schrӧdinger reasonably informed regarding the progress and results of Development activities such Novartis Internal Collaboration Compounds.
(b)    To the Joint Teams. With respect to each Project, during the applicable Project Research Term, the Parties will periodically [**] will be established, owned, and controlled by Novartis, and which Novartis may change at any time in its reasonable discretion upon reasonable notice to Schrödinger [**] specifically relating to the Schrӧdinger Platform or Schrӧdinger Platform Inventions. Schrödinger shall promptly [**], regardless of whether included in any report to the JSC. Subject to the foregoing limitation regarding Schrӧdinger [**], (i) within [**] of termination of the applicable Project Research Term (and again after the completion of activities set forth in Section 4.1(d)), Schrӧdinger will [**] and (ii) upon request by Novartis during or following the relevant Project Research Term (it being understood that Novartis may make such request after issuance of a [**]), Schrödinger will provide Novartis with such other Information and such additional access to records with respect to Project(s), in each case, as Novartis may reasonably request for the conduct or evaluation of such Project(s) or for the purpose of Patent and regulatory filings relating to the Product Specific Patents or to the Collaboration Compounds or Collaboration Products.
3.11    Research Efforts. Each Party shall use Commercially Reasonable Efforts to carry out its respective activities under each Project Plan under the timelines set forth in such Project Plan. If, notwithstanding a Party’s use of Commercially Reasonable Efforts, such Party fails to perform or complete activities under a Project due to scientific or technical factors, such Party shall not be deemed to be in breach of this Agreement solely as a result of such failure. The Parties acknowledge and agree that (a) certain activities under each Project are experimental in nature and as such, nothing in this Agreement shall be construed as a guarantee or warranty by Schrödinger that, notwithstanding Schrödinger’s use of Commercially Reasonable Efforts, Schrödinger will be able to deliver Collaboration Compounds for the Collaboration Target that will meet the objectives of the Project (including the DC Criteria) or that the Materials, Information or other results produced in connection therewith will meet the objectives of each Project and (b) that neither Party shall be in breach of its obligations under this Section 3.11 (Research Efforts) to the extent, notwithstanding its use of Commercially Reasonable Efforts, it is not able to achieve one or more objectives under a Project Plan because of scientific infeasibility or impossibility.

3.12    Materials Transfer. If applicable, in order to facilitate the activities under each Project Plan, each Party shall provide to the other Party (or to the other Party’s designated subcontractor, such as a contract research organization) certain Materials for use by the other Party in furtherance of the applicable Project to the extent specified in the applicable Project Plan or otherwise mutually agreed by the Parties in writing, in each case, pursuant to a material transfer agreement in the form attached hereto as Annex 1 (the “Form of Material Transfer Agreement”). A Party shall provide Materials directly to the other Party’s designated subcontractor only if specifically memorialized in such an executed material transfer agreement and, in such event, (a) the provision of such Materials shall be in accordance with the other Party’s reasonable instructions, (b) the handling of such Materials by the designated subcontractor will be subject to the terms of the applicable bilateral agreement between such other Party and such subcontractor, and (c) payment for the subcontractor’s services in respect of such Materials will be at the sole expense of such other Party.
3.13    Subcontracting. Subject to the oversight of the JSC, each Party may (sub)contract any of the work for which it is responsible in the performance of a Project; provided that any subcontracting by Schrödinger will require the prior written consent of Novartis, except for those subcontractors listed on Schedule 3.13 or in the Project Plan. In the case of any (sub)contracting of Project activities by a Party to a Third Party, such Third Party must have entered into a written agreement with such Party that is consistent with the terms of this Agreement, including intellectual property assignment provisions consistent with the terms set forth in Section 9.1 (Ownership of Intellectual Property) and terms and conditions protecting and limiting use and disclosure of Information that are consistent with the terms set forth in Article 12 (Confidentiality) of this Agreement, and that, in the case of subcontracting by Schrödinger, provides reasonable audit rights exercise by Schrödinger on behalf of Novartis with the right to disclose audit findings to Novartis; provided, that the term of such Third Party’s obligations regarding the use and disclosure of Information shall be as long as reasonably negotiated with such Third Party, but in any event no less than [**] after the date of expiration or earlier termination of the applicable subcontract agreement between the subcontracting Party and such Third Party. Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party. Schedule 3.7(c) sets forth additional terms regarding subcontracting and the due diligence and monitoring of subcontractors.
3.14    Subsequent Activities. Subject to the reversion rights of Schrӧdinger as provided under Section 13.6(b) (Reversion) and Schrӧdinger’s allocated activities under Section 4.1(d), the Parties acknowledge and agree that following the Project Research Term for a given Project Plan, Novartis shall have the sole right, and Schrödinger shall have no responsibility for all further research, Development, regulatory (subject to Section 4.4), Manufacturing (subject to Section 6.2), and Commercialization activities of the Collaboration Compounds and Collaboration Products that result from such Project and shall be responsible for all costs associated therewith in accordance with Article 4 (Development and Regulatory Matters), Article 5 (Commercialization) and Article 6 (Manufacturing).

3.15    Use of Novartis Datasets; Maintenance of Novartis Dedicated Tenancy. Schrödinger shall, and shall ensure that its Affiliates and subcontractors, comply with the terms and guidelines set forth in Schedule 3.15.
Article 4.    DEVELOPMENT AND REGULATORY MATTERS
4.1    Transfer.
(a)    For each given Project of each Collaboration Target ([**]), Schrӧdinger will promptly (but no later than [**])) following [**] designation of a Development Candidate in accordance with Section 3.6 (Discovery Milestone Event and Development Candidate Designation) (“Handoff”), transfer to Novartis or its designated Affiliate (i) a copy of all Licensed Know-How related to such Development Candidate and other Collaboration Compounds, if any, in Schrӧdinger’s possession and Control as of such Handoff, including any documentation (whether held in paper or electronic format) or similar removable media (including e-mails, documents, spreadsheets, copies of standard operating procedures or technical specifications); provided that Schrӧdinger will not be required to transfer any Information relating specifically to the Schrӧdinger Platform or Schrӧdinger Platform Inventions or the Exploitation thereof; and (ii) any tangible embodiments of such Development Candidate or other Collaboration Compounds, if any, that have been synthesized by or on behalf of Schrӧdinger or its Affiliates under the Project (collectively, “Transferred Compounds”), in each case, in Schrӧdinger’s possession and Control as of the Handoff. Following the initial transfer of Licensed Know-How and Transferred Compounds in accordance with this Section 4.1(a) and during any remaining period of the applicable Project Research Term (and again after the completion of activities set forth in Section 4.1(d)), Schrӧdinger will transfer to Novartis or its designated Affiliate any additional Licensed Know-How, Development Candidates or other Collaboration Compounds that have been identified by or on behalf of Schrӧdinger or its Affiliates under the Project or in Schrӧdinger’s possession and Control during such Project Research Term (and again after the completion of activities set forth in Section 4.1(d)) and that have not already been transferred to Novartis or its designated Affiliate in accordance with this Section 4.1(a).
(b)    For each Project, following its Project Research Term and for the Term, in the event that Novartis reasonably believes additional Licensed Know-How is necessary for the continued Development, Manufacture or Commercialization of any Development Candidate or Collaboration Compound resulting from such Project, Novartis may reasonably request a copy of such additional Licensed Know-How from Schrödinger. Following such request, Novartis and Schrӧdinger will discuss in good faith and Schrӧdinger will transfer to Novartis (i) a copy of such additional Licensed Know-How in Schrӧdinger’s possession and Control, including any documentation (whether held in paper or electronic format) or similar removable media (including e-mails, documents, spreadsheets, copies of standard operating procedures or technical specifications); provided that Schrӧdinger will not be required to transfer any Information relating to the Schrӧdinger Platform or Schrӧdinger Platform Inventions or the

Exploitation thereof and (ii) any additional Transferred Compounds in Schrӧdinger’s possession and Control and not yet transferred to Novartis.
(c)    Each Party shall be responsible for all internal and out-of-pocket costs and expenses incurred by such Party or its Affiliates in connection with its performance under this Section 4.1 (Transfer).
(d)    Following the Handoff of a given Project, Schrödinger shall remain responsible for the completion of all remaining activities allocated to Schrödinger under the applicable Project Plan, unless the Parties mutually agree to amend such Project Plan with respect to such remaining activities.
4.2    Development Efforts.
(a)    For each Project, following its Handoff, Novartis shall be solely responsible, directly or through its Affiliates or Sublicensees, at its own expense for all further Development of the Collaboration Compounds and Collaboration Products resulting from such Project in the Field in the Territory during the Term, including any remaining activities allocated to Novartis under the applicable Project Plan (including responsibility for all funding, resourcing and decision-making).
(b)    On a Collaboration Target-by-Collaboration Target basis, from and after the first Handoff, Novartis, by itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to further research, Develop, and seek to obtain Regulatory Approval for at least one (1) Collaboration Product Directed Against such Collaboration Target for [**].
4.3    Development Reports. Following the first Handoff for a given Collaboration Target ([**]), Novartis shall furnish to Schrӧdinger, by [**] each Calendar Year during the Term, a report summarizing its material global research, Development and regulatory efforts for Collaboration Compounds and Collaboration Products. Such reports will be sufficient in content to keep Schrӧdinger reasonably informed regarding the progress and results of Development activities for Collaboration Compounds and Collaboration Products in the Territory.
4.4    Regulatory Matters. Following the Handoff of any Project, Novartis shall, at its sole cost and expense, have sole responsibility and decision-making authority with respect to regulatory matters for Collaboration Compounds and Collaboration Products resulting from such Project, including the content of any regulatory filing or dossier, pharmacovigilance, labeling, and the decision to file or withdraw any IND or MAA or to cease or suspend any Clinical Trial. Novartis shall have sole responsibility for preparing and submitting all Regulatory Materials for Collaboration Products in the Field in the Territory, including preparing, submitting and holding all INDs and MAAs for Collaboration Products. Schrӧdinger shall reasonably cooperate with Novartis and provide to Novartis all Licensed Know-How, in each case as may be reasonably requested by Novartis and necessary for Novartis, in order to prepare or support any Regulatory

Materials for Collaboration Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Collaboration Products. Novartis will own all Regulatory Materials for Collaboration Products, and all such Regulatory Materials shall be submitted in the name of Novartis (or its Affiliate or Sublicensee, as applicable).
4.5    No Use of Debarred Person. During the Term, each Party agrees that it will not use any employee or consultant that is debarred by any Regulatory Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. If a Party learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority or has become the subject of debarment proceedings by any Regulatory Authority, such Party will promptly notify the other Party and will prohibit such employee or consultant from performing on its behalf under this Agreement.
4.6    Standards of Conduct. Each Party shall perform and shall use Commercially Reasonable Efforts to ensure that its Affiliates, Sublicensees and Third Party contractors perform, its Development, Manufacturing and Commercialization activities with respect to Collaboration Compounds and Collaboration Products in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.
Article 5.    COMMERCIALIZATION
5.1    Commercialization Efforts. Novartis shall have the exclusive right (subject to any reversion to Schrӧdinger under Section 13.6(b)) to Commercialize Collaboration Compounds and Collaboration Products Directed Against the applicable Collaboration Target ([**]) in the Field in the Territory at its sole cost and expense (including having an Affiliate or Third Party Commercialize on its behalf). On a Collaboration Target-by-Collaboration Target basis, following Regulatory Approval of a Collaboration Product Directed Against such Collaboration Target, Novartis, by itself or through its Affiliates or Sublicensees, will use Commercially Reasonable Efforts to Commercialize at least one (1) Collaboration Product Directed Against such Collaboration Target for [**].
Article 6.    MANUFACTURING
6.1    Generally. Following the Handoff of each Project, Novartis shall, at its cost and expense, have the exclusive right for the Manufacture (including having a Third Party Manufacture on its behalf) of Collaboration Compound and Collaboration Products resulting from such Project (including all such Manufacturing for use in Clinical Trials and for Commercialization), including all activities related to Developing the process, analytics and formulation for the manufacture of clinical and commercial quantities of such Collaboration Compounds or Collaboration Products, the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of such Collaboration Compounds or Collaboration Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control.
6.2    Manufacturing Technology Transfer. In addition to the technology transfer obligations of Section 4.1 (Transfer), at Novartis’ request after the applicable Handoff and during the Term, (a) the Parties shall cooperate in good faith to identify the Manufacturing Technology and (b) Schrӧdinger shall use Commercially Reasonable Efforts to transfer all Information within the Manufacturing Technology to Novartis or its permitted designees in order to enable Novartis and its designees to obtain the regulatory or governmental approvals necessary to authorize Novartis and its designees to Manufacture the applicable Collaboration Compounds or Collaboration Products for clinical and commercial supply in the Territory (clauses (a) and (b) together, the “Manufacturing Technology Transfer”). The Parties shall conduct the Manufacturing Technology Transfer in accordance with a mutually agreed transfer plan, including the timelines set forth therein, and Novartis shall be fully responsible, at its own cost, for obtaining all licenses, permits and other certifications required by the applicable Regulatory Authorities in order to complete such Manufacturing Technology Transfer. Each Party shall be fully responsible for its and its Affiliates internal and out-of-pocket costs in connection with the Manufacturing Technology Transfer.
Article 7.    GRANT OF RIGHTS AND LICENSES
7.1    License Grants.
(a)    Licenses to Novartis and its Affiliates. Schrӧdinger hereby grants to Novartis and its Affiliates as of the Effective Date:
(i)    with respect to each Collaboration Target, during the Research Term of such Collaboration Target, a fully paid-up, royalty-free exclusive license, with the right to grant sublicenses through multiple tiers of Sublicensees as provided in Section 7.2 (Sublicensing), under Schrödinger’s Intellectual Property Rights to use or practice any Patent or Information Controlled by Schrӧdinger or its Affiliates as of the Effective Date and during the Research Term, that is necessary or reasonably useful for Novartis or its Affiliates to conduct its activities under the Project Plan of such Collaboration Target solely to conduct such activities consistent with its obligations under the applicable Project Plan (the “Novartis Research License”);
(ii)    with respect to each Collaboration Target and through the Term (provided that in the case of expiration of this Agreement, such license grant shall become non-exclusive and survive as and to the extent set forth in Section 13.8 (Effects of Expiration of Agreement)), an exclusive (even as to Schrӧdinger), worldwide license, with the right to grant sublicenses through multiple tiers of Sublicensees as provided in Section 7.2 (Sublicensing), under the Licensed Technology, to Exploit Collaboration Compounds and Collaboration Products within the Field throughout the Territory;
(iii)    a non-exclusive, fully paid-up and royalty free, perpetual, irrevocable, worldwide license, with the right to grant sublicenses through multiple tiers, in connection with a grant of rights with respect to a product or compound controlled by Novartis or any of its Affiliates or sublicensees, under the Schrӧdinger-Owned Arising IP and related Licensed Technology of Schrӧdinger to the extent necessary for Novartis or its Affiliates to practice Novartis’ Background IP that is disclosed or provided by Novartis to Schrödinger or its Affiliates under the Project Plans or any improvement, derivation, enhancement or other modification of such Background IP of Novartis, to Exploit products which are neither Collaboration Compounds nor Collaboration Products; and
(iv)    a non-exclusive, worldwide right and license, until the expiration of the last-to-expire Research Term, to access and use (but not to reproduce, distribute, publicly display, modify, or create derivative works of) the Schrӧdinger Platform to the extent necessary or reasonably useful for Novartis or its Affiliates for the purposes of carrying out the Project Plans. For clarity, the right and license granted under this Section 7.1(a)(iv) is separate from any other right or license granted in respect of the Schrӧdinger Platform to Novartis under any other agreement.
(b)    License to Schrӧdinger. Novartis hereby grants to Schrӧdinger, as of the Effective Date and during the Research Term of each Collaboration Target ([**]) (or to the extent necessary for activities authorized by Novartis or required to be conducted by Schrӧdinger beyond the Research Term, including the activities pursuant to Section 4.1(d), during the Term), a fully paid-up, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers of Sublicensees as provided in Section 7.2 (Sublicensing), under Novartis’ Intellectual Property Rights to Exploit any Patent or Information Controlled by Novartis or its Affiliates as of the Effective Date and during such Research Term, that is (i) necessary for Schrӧdinger or its Affiliates to conduct its activities under the Project Plan for such Collaboration Target ([**]) and (ii) is either (A) Novartis-Owned Arising IP or (B) Novartis’ Background IP, to the extent licensable to Schrödinger pursuant to the terms of this Agreement without triggering any additional payments, liabilities, or obligations for Novartis or its Affiliates under any agreements to which they are a party, except, in the case of any payment obligations, if such payments are Third Party IP Payments for purposes of the royalty reductions set forth in Section 8.5(c) (Royalty Reductions), in each case ((i) or (ii)), solely for Schrӧdinger or its Affiliates to conduct its activities under the applicable Project Plan, consistent with its obligations under such Project Plan (“Schrӧdinger Research License”).
7.2    Sublicensing. Each Party shall have the right to sublicense, through multiple tiers, the licenses granted to it by the other Party under Section 7.1(a) (Licenses to Novartis) or Section 7.1(b) (Licenses to Schrӧdinger), as applicable, to (a) its Affiliates or subcontractors (in accordance with Section 3.13 (Subcontracting)), provided that Schrödinger must obtain Novartis’

prior written consent for such sublicensing, such consent not be unreasonably withheld, conditioned or delayed or (b) other Third Parties, with the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided that (i) Novartis shall promptly provide Schrӧdinger of the existence and identity of any Sublicensee of the license granted to Novartis under Section 7.1(a) (Licenses to Novartis) and (ii) the right to sublicense of the licensed Party with respect to the Novartis Research License and Schrӧdinger Research License shall be limited to the Affiliates and subcontractors performing the activities under the applicable Project Plan on behalf of such licensed Party in accordance with Section 3.13 (Subcontracting). Each Party shall be responsible for the performance of any of its sublicensees (including Sublicensees, with respect to Novartis) that are exercising rights under a sublicense of the licenses granted to such Party hereunder, and the grant of any such sublicense shall not relieve such sublicensing Party of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such sublicensee(s) (including Sublicensee(s), with respect to Novartis). Each sublicense agreement with a sublicensee (including a Sublicensee, with respect to Novartis) shall be subject to the applicable terms and conditions of this Agreement.
7.3    No Other Rights. Except for the licenses and rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Information, Patents or other Intellectual Property Rights that are not specifically granted herein are reserved to the owner thereof. Further, the licenses and other rights granted to Novartis herein are subject to the rights retained by the counterparty to each Collaboration In-License, to the extent such agreements are applicable. Neither Party nor any of its Affiliates will use or practice any Information or Patents licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.
7.4    Software Exclusions. Notwithstanding anything to the contrary in this Agreement, Novartis acknowledges that Schrödinger and its Affiliates have certain Information, Patents or other Intellectual Property Rights that consist of, or with respect to Patents claim, software, source code or object code related to the Schrödinger Platform or Schrödinger Platform Inventions, including Schrödinger Platform IP. It is understood and agreed that (a) both Parties or their respective Affiliates will perform activities under this Agreement pertaining to the use of such software, source code or object code related to the Schrödinger Platform or Schrödinger Platform Inventions and (b) any such activities conducted by Novartis or its Affiliates will be pursuant to Section 7.1(a)(iv).
Article 8.    PAYMENTS
8.1    Upfront Payment. Novartis shall pay Schrӧdinger an upfront payment of One Hundred and Fifty Million Dollars ($150,000,000) no later than [**] after the Effective Date and upon receipt of the invoice from Schrödinger (which shall not be received before the Effective Date). Such payment shall be noncreditable, nonrefundable and not subject to set-off.
8.2    Discovery Milestone Payments.
(a)    With respect to each Collaboration Target, Novartis shall pay to Schrӧdinger a one-time pre-clinical milestone payment set forth in Table 1 below (each, a “Discovery Milestone Payment”) for each Collaboration Compound generated under such Collaboration Target to achieve the below specified research milestone event (a “Discovery Milestone Event”). Such payments shall be noncreditable, nonrefundable and not subject to set-off.
Table 1

Discovery Milestone Event	Discovery Milestone Payment
[**]
●    $[**] Dollars) for each Collaboration Compound Directed Against the [**] Target or its Replacement Collaboration Target

●    $[**] Dollars) for each Collaboration Compound Directed Against the [**] Target or its Replacement Collaboration Target

●    $[**] Dollars) for each Collaboration Compound Directed Against an [**] or its Replacement Collaboration Target

(b)    After [**], Schrödinger shall invoice Novartis the corresponding Discovery Milestone Payment for such [**], and Novartis shall pay such amount within [**] after the date of receipt of such invoice.
(c)    If the [**] in respect of such Collaboration Target (or in the case of the Collaboration Target consisting of the [**], the applicable [**]), then Novartis shall provide written notice to Schrödinger of such [**] within [**] after [**], and, in the event that Novartis does not provide notice to Schrödinger pursuant to Section 8.2(d), Schrödinger shall invoice Novartis for a Discovery Milestone Payment to Schrӧdinger for [**], or in the case of the [**], the same [**] as such [**], and Novartis shall pay such amount within [**] after the date of receipt of such invoice; it being understood that if Novartis later submits a [**] for such Collaboration Compound pursuant to Section 3.6, the Discovery Milestone Payment to Schrӧdinger for such Collaboration Compound shall be deemed paid and Novartis will not need to pay the Discovery Milestone Payment for such Collaboration Target upon [**].

(d)     If a [**] has occurred as set forth in Section 8.2(c), and Novartis does not make an election under Section 8.2(d)(i) or Section 8.2(d)(ii) below, Schrӧdinger shall invoice Novartis for a Discovery Milestone Payment pursuant to Section 8.2(c). Novartis may elect, by written notice to Schrӧdinger within [**], to either:
(i)    notify Schrödinger in writing that Novartis or its Affiliate will [**], in which case, within [**] (or such longer period as may be agreed by the Parties) after [**], Novartis or its Affiliate will [**], giving due consideration to ethical concerns and requirements under Applicable Law; or
(ii)    notify Schrödinger in writing that it is [**], in which case, within [**] (or such longer period as may be agreed by the Parties) after Schrödinger’s receipt of such notice, Novartis and its Affiliates will cease all such activities, giving due consideration to ethical concerns and requirements under Applicable Law.
8.3    Development Milestones for Collaboration Compounds and Collaboration Products.
(a)    With respect to each Materially Distinct Project Plan for a Collaboration Target, Novartis shall pay to Schrӧdinger each of the milestone payments set forth in Table 2 below (each, a “Development Milestone Payment”) after the first time a Collaboration Compound or Collaboration Product Directed Against a Collaboration Target ([**]) under such Materially Distinct Project Plan to achieve the below specified Development or regulatory milestone event (each, a “Development Milestone Event”). Such payments shall be noncreditable, nonrefundable and not subject to set-off.
Table 2

	Development Milestone Event	Development Milestone Payment
1.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

2.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

3.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

4.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

5.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

6.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

7.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

8.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

9.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

10.	[**]
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) for an [**] or its Replacement Collaboration Target

(b)    With respect to each Materially Distinct Project Plan for a Collaboration Target ([**]), each Development Milestone Payment shall be paid only once upon the first time a Collaboration Compound or Collaboration Product Directed Against such Collaboration Target ([**]) under such Materially Distinct Project Plan to achieve the applicable Development Milestone Event, regardless of whether the same Development Milestone Event is subsequently achieved again with respect to the same or a different Collaboration Compound or Collaboration Product directed to the same Collaboration Target ([**]) under such Materially Distinct Project Plan and regardless of whether additional Clinical Trials are subsequently conducted, or additional Regulatory Approvals are subsequently obtained, with respect to the same or a different Collaboration Compound or Collaboration Product directed to such Collaboration Target ([**]) under such Materially Distinct Project Plan. The maximum amount payable under this Section 8.3 (Development Milestones for Collaboration Compounds and Collaboration Products) with respect to each Collaboration Target ([**]) is [**].
(c)    Notwithstanding the foregoing, for the purposes of construing the payments specified in the above table, with respect to each Collaboration Compound or Collaboration Product developed under a Collaboration Target ([**]) under a Materially Distinct Project Plan, if any of the Development Milestone Events [**] through [**] specified in the above table [**] is skipped (i.e., a later Development Milestone Payment is payable before an earlier Development Milestone Payment [**]), then the skipped Development Milestone Event(s) will be deemed to have been achieved and payable (subject to the process set forth in Section 8.3(d)) upon the achievement of the subsequent Development Milestone Event(s). Further, to the extent a Collaboration Compound or corresponding Collaboration Product achieves [**] is skipped (e.g., [**]) any such skipped Development Milestone Event will be deemed to have been achieved and payable (subject to the process set forth in Section 8.3(d)) upon the receipt of such [**]. If any of Development Milestone Events [**] is achieved (or if a Collaboration Compound or corresponding Collaboration Product achieves [**]) without Development Milestone Event [**] having become achieved, Development Milestone Event 4 will be deemed to have been achieved and payable (subject to the process set forth in Section 8.3(d)) upon such achievement of Development Milestone Event [**] or upon receipt of such [**], as applicable.
(d)    Novartis shall provide Schrӧdinger with written notice of its achievement of each Development Milestone Event within [**] after such Development Milestone Event is achieved or deemed achieved pursuant to Section 8.3(c). After receipt of such notice of achievement, and, for clarity, subject to Section 8.3(b), Schrödinger shall invoice Novartis the corresponding Development Milestone Payment for such Collaboration Target, and Novartis shall pay such amount within [**] after the date of receipt of such invoice.
8.4    Sales Milestone Payments.
(a)    With respect to each Collaboration Product, Novartis shall pay to Schrӧdinger each of the sales-based milestone payments set forth in Table 3 below (each, a “Sales Milestone Payment”) after the total annual Net Sales in a Calendar Year of such Collaboration Product in the Territory first achieves or exceeds the following specified thresholds (each, a “Sales Milestone Event”), it being understand and agreed, for clarity, that Sales Milestone Event #[**] and Sales Milestone Event #[**] are applicable only with respect to Collaboration Products Directed Against the [**], and Sales Milestone Payment #[**] and Sales Milestone Payment #[**] are each payable only following first achievement of the corresponding Sales Milestone Event by each Collaboration Product Directed Against the [**]. Such payments shall be noncreditable and nonrefundable. Such payments shall be noncreditable, nonrefundable and not subject to set-off.
Table 3

	Sales Milestone Event (First Achievement of Annual Net Sales for Each Collaboration Product)	Sales Milestone Payment
1.	[**] Dollars ($[**])
●    $[**] Dollars) if such Collaboration Product is directed to [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) if such Collaboration Product is directed to [**]Target or its Replacement Collaboration Target
●    $[**] Dollars) if such Collaboration Product is directed to an [**] or its Replacement Collaboration Target

2.	[**] Dollars ($[**])
●    $[**] Dollars) if such Collaboration Product is directed to [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) if such Collaboration Product is directed to [**]Target or its Replacement Collaboration Target
●    $[**] Dollars) if such Collaboration Product is directed to an [**] or its Replacement Collaboration Target

3.	[**] Dollars ($[**])
●    $[**] Dollars) if such Collaboration Product is directed to [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) if such Collaboration Product is directed to [**]Target or its Replacement Collaboration Target
●    $[**] Dollars) if such Collaboration Product is directed to an [**] or its Replacement Collaboration Target

4.	[**] Dollars ($[**])
●    $[**] Dollars) if such Collaboration Product is directed to [**] Target or its Replacement Collaboration Target
●    $[**] Dollars) if such Collaboration Product is directed to [**]Target or its Replacement Collaboration Target
●    $[**] Dollars) if such Collaboration Product is directed to an [**] or its Replacement Collaboration Target

5.	[**] Dollars ($[**])	● $[**] Dollars) if such Collaboration Product is directed to an [**] or its Replacement Collaboration Target
6.	[**] Dollars ($[**])	● $[**] Dollars) if such Collaboration Product is directed to an [**] or its Replacement Collaboration Target

(b)    The maximum amount payable under this Section 8.4 (Sales Milestone Payments) with respect to each Collaboration Product developed under each Project Plan of each Collaboration Target is [**].
(c)    Novartis shall provide Schrӧdinger with written notice of such first achievement of each Sales Milestone Event as part of delivery of the Royalty Report for the Calendar Quarter in which such Sales Milestone Event is achieved. After receipt of such Royalty Report, and, for clarity, subject to Section 8.4(b), Schrödinger shall invoice Novartis the corresponding Sales Milestone Payment for such Collaboration Product, and Novartis shall pay such amount within [**] after the date of receipt of such invoice.
(d)    More than one of the Sales Milestone Payments for a Collaboration Product or different Collaboration Products in this Section 8.4 (Sales Milestone Payments) may be payable for a given Calendar Quarter if more than one of the corresponding Sales Milestone Events are first achieved in the same Calendar Quarter. For example, if more than one Sales

Milestone Event specified above is first achieved in the same Calendar Quarter, then Novartis shall pay to Schrӧdinger each corresponding Sales Milestone Payment for such Sales Milestone Events.
8.5    Royalty Payments to Schrӧdinger.
(a)    General. Subject to the other provisions of this Article 8 (Payments) and other provisions of this Agreement, on a Collaboration Product-by-Collaboration Product and country-by-country basis, Novartis shall pay to Schrӧdinger royalties based on the Net Sales of each Collaboration Product during the applicable Royalty Term for such Collaboration Product in such country. The royalty payable with respect to each particular Collaboration Product shall be based on the level of total annual Net Sales of such Collaboration Product in the Territory in a given Calendar Year by Novartis, its Sublicensees and their Affiliates, with the royalty rates tiered based upon the level of such total annual Net Sales of such Collaboration Product in the Territory in such Calendar Year. Royalties shall be calculated by multiplying the applicable royalty rates by the corresponding amounts of the portion of Net Sales of the applicable Collaboration Product during the Royalty Term within each of the Net Sales tiers during such Calendar Year as set forth below.
(b)    Royalty on Collaboration Products. On a Collaboration Product-by-Collaboration Product basis, Novartis will pay to Schrӧdinger royalties on Net Sales of each Collaboration Product sold by Novartis, its Sublicensees and their Affiliates in the Territory based on the Net Sales tiers and royalty rates as set forth in Table 4 below (collectively, the “Base Royalty Rate”).
Table 4

Base Royalty Rate	Portion of Total Aggregate Net Sales in the Territory for Each Collaboration Product in a Given Calendar Year during the Royalty Term
● [**]% ([**] Percent)	Less than or equal to $[**] Dollars)
● [**]% ([**] Percent)	Greater than $[**] Dollars) and less than or equal to $[**] Dollars)
● [**]% ([**] Percent)	Greater than $[**] Dollars) and less than or equal to $[**] Dollars)
● [**]% ([**] Percent)	Greater than $[**] Dollars) and less than or equal to $[**] Dollars)

● [**]% ([**] Percent)	Greater than $[**] Dollars) and less than or equal to $[**] Dollars)
● [**]% ([**] Percent)	Greater than $[**] Dollars)

For clarity, the Net Sales thresholds in the tables above shall be determined on a Collaboration Product-by-Collaboration Product basis. By way of example, if the total annual Net Sales of a Collaboration Product are [**] Dollars ($[**]), the amount of royalties payable hereunder shall be calculated as follows (subject to any applicable reductions under Section 8.5(c) (Royalty Reductions)): [**].
(c)    Royalty Reductions.
(i)    Valid Claims. Notwithstanding the foregoing and subject to Section 8.5(e) (Royalty Floor), on a Collaboration Product-by-Collaboration Product and country-by-country basis, in the event that, and in such case from and after the date on which, such Collaboration Product is not Covered by a Valid Claim of a Payment Patent Covering the composition of matter or approved method of use or treatment of such Collaboration Product (or of any Collaboration Compound in such Collaboration Product) in such country, for the remaining part of the Royalty Term, the Base Royalty Rate as applied to the sale of such Collaboration Product in each such country shall be reduced by [**] percent ([**]%).
(ii)    Generic Competition. Subject to Section 8.5(e) (Royalty Floor), on a Collaboration Product-by-Collaboration Product and country-by-country basis, if one or more Generic Products have been sold in such country with respect to such Collaboration Product, then the Base Royalty Rate as applied to the sale of such Collaboration Product in such country for such Calendar Quarter shall be reduced as follows:
A.    by [**] percent ([**]%), in the event that in any Calendar Quarter the decline in Net Sales of such Collaboration Product from the Pre-Generic Quarterly Sales Average is equal to or greater than [**] percent ([**]%) but less than [**] percent ([**]%);
B.    by [**] percent ([**]%), in the event that in any Calendar Quarter the decline in Net Sales of such Collaboration Product from the Pre-Generic Quarterly Sales Average in such country is equal to or greater than [**] percent ([**]%) but less than [**] percent ([**])%; or
C.    by [**] percent ([**]%), in the event that in any Calendar Quarter such Generic Product(s), the decline in Net Sales of such Collaboration Product from the Pre-Generic Quarterly Sales Average in such country is equal to or greater than [**] percent ([**]%).

“Pre-Generic Quarterly Sales Average” means, with respect to a Collaboration Product in a country, the average quarterly Net Sales such Collaboration Product achieved in such country in the four (4) consecutive Calendar Quarters immediately prior to the Calendar Quarter in which the first Generic Product with respect to such Collaboration Product is sold in such country.
(iii)    Third Party License Payments.
A.    Schrödinger shall bear all Third Party license payments, milestones, royalties and other payments owed in consequence of the use of the Schrödinger Platform hereunder involving intellectual property (including Patents) that is Controlled by Schrödinger as of the Effective Date.
B.    If, on a Collaboration Product-by-Collaboration Product and country-by-country basis, Novartis, in its good faith judgment, believes that it is necessary or reasonably useful to obtain a license or other right from any Third Party Patent, know-how or other intellectual property rights in order to research, Develop, Manufacture, Commercialize, sell, offer for sale, import, or other Exploit any given Collaboration Compound or Collaboration Product, Novartis shall have the right to enter into such licenses or other agreement with such Third Party with respect to such Third Party Patent, know-how or other intellectual property rights. After the Effective Date and during the Term, if Schrӧdinger acquires from any Third Party Patent, know-how or other intellectual property rights that are necessary for or solely relate to the research, Development, Manufacture, Commercialization, sale, offering for sale, importation, or other Exploitation of Collaboration Compounds or Collaboration Products in the Field in the Territory, without the prior written consent of Novartis to such acquisition of such rights and the terms and conditions thereof, then Schrödinger shall be solely responsible for all upfront payments, milestone payments, royalties, and other consideration paid to such Third Party in respect of such agreement, and Schrödinger shall be deemed to Control such Third Party Patent, know-how or other intellectual property rights. If, after the Effective Date and during the Term, Schrӧdinger, in its good faith judgment, acquires any Third Party Patent, know-how or other intellectual property rights that are necessary or reasonably useful to the research, Development, Manufacture, Commercialization, sale, offering for sale, importation, or other Exploitation of Collaboration Compounds or Collaboration Products or to the practice of the Schrödinger Platform in the Field in the Territory (“Future In-Licensed IP”), then unless Schrödinger is solely responsible for all consideration paid for such Third Party Patent, know-how or other intellectual property rights pursuant to the immediately preceding sentence, the following shall apply:
(1)    If such Future In-Licensed IP is specifically related to the Schrödinger Platform (such intellectual property, “Platform IP”), Schrödinger will be responsible for any license fees, milestones, royalties or other payments owing to such Third Party with respect to such Platform IP.

(2)    If any Future In-Licensed IP that is not Platform IP may be included within the Licensed Technology or Product Specific Patents, then Schrӧdinger shall disclose the terms and conditions of the agreement under which such Future In-Licensed IP was acquired (subject to applicable confidentiality obligations and reasonable redaction of provisions that do not relate to the use of intellectual property in-licensed thereunder) (such agreement, a “Schrӧdinger New In-License”), to enable Novartis to evaluate and elect, in its sole discretion, whether or not to include such Future In-Licensed IP within the Licensed Technology or Product Specific Patents, as applicable. If Novartis so elects to include such Future In-Licensed IP as Licensed Technology or Product Specific Patents, as applicable, then (A) such Schrӧdinger New In-License shall become a “Collaboration In-License”, (B) Future In-Licensed IP in-licensed under such Schrӧdinger New In-License will be deemed “Controlled” by Schrӧdinger or its Affiliates for purposes of this Agreement and will be included in the Licensed Technology or Product Specific Patents, as applicable, (C) Novartis shall be responsible for payments that become due under such Collaboration In-License with respect to the Development, Manufacturing and Commercialization of a Collaboration Compound or Collaboration Product by Novartis, its Sublicensees and its and their Affiliates, provided that Novartis may elect, in the case of an exclusive Schrӧdinger New In-License, to receive only a non-exclusive sublicense thereunder, in which case the Parties shall agree to a reasonable allocation of such payments to account for the non-exclusive nature of such sublicense, (D) Novartis agrees to comply with any obligations under such Collaboration In-License that apply to Novartis, including any obligation to make such payments. If Novartis does not elect to include such Future In-Licensed IP, then (1) Schrӧdinger may use such Future In-Licensed IP in the course of performing any Project Plan activities, unless the use of such Future In-Licensed IP by Schrӧdinger would make it necessary or useful for Novartis to take a sublicense under such Schrӧdinger New In-License in order for Novartis or its Affiliates to Exploit a Collaboration Compound or Collaboration Product, (2) such Schrӧdinger New In-License shall not become a Collaboration In-License hereunder, (3) such Future In-Licensed IP shall not be deemed “Controlled” by Schrӧdinger or its Affiliates for purposes of this Agreement and will be excluded from Licensed Technology or Product Specific Patents, and (4) Novartis shall have no right or license under any rights granted under such Schrӧdinger New In-License. Schrӧdinger shall provide Novartis with a reasonably detailed invoice for any payments to be made by Novartis pursuant to this Section 8.5(c)(iii)(B)(2) under any Collaboration In-License, and Novartis shall pay the undisputed portion of such invoices to Schrӧdinger within [**] of receipt thereof.
(3)    Novartis may deduct up to [**] percent ([**]%) of the amounts of any Third Party IP Payments by Novartis from royalties that are due and payable by Novartis to Schrӧdinger under this Agreement, subject to Section 8.5(e) (Royalty Floor).
(iv)    IRA. Subject to Section 8.5(e) (Royalty Floor), if, during the Royalty Term for a Collaboration Product in the U.S., such Collaboration Product is designated as a Selected IRA Drug by the Secretary of the U.S. Department of Health and Human Services, and Novartis, its Affiliate or its or their Sublicensee is required to negotiate a Maximum Fair

Price that will apply to sales of such Collaboration Product (the Calendar Quarter in which such designation event occurs, the “Event Quarter”), then, the Base Royalty Rate as applied to the sale of such Collaboration Product in the U.S. after the Event Quarter shall be reduced as follows:
A.    by [**] percent ([**]%), in the event that in any Calendar Quarter after the Event Quarter, the decline in U.S. Net Sales of such Collaboration Product from the average quarterly Net Sales such Collaboration Product achieved in the U.S. in the four (4) consecutive Calendar Quarters immediately prior to the Event Quarter is equal to or greater than [**] percent ([**]%) but less than [**] percent ([**]%);
B.    by [**] percent ([**]%), in the event that in any Calendar Quarter after the Event Quarter, the decline in the U.S. Net Sales of such Collaboration Product from the average quarterly Net Sales such Collaboration Product achieved in the U.S. in the four (4) consecutive Calendar Quarters immediately prior to the Event Quarter is equal to or greater than [**] percent ([**]%) but less than [**] percent ([**])%; or
C.    by [**] percent ([**]%), in the event that in any Calendar Quarter after the Event Quarter, the decline in the average U.S. Net Sales of such Collaboration Product from the average quarterly Net Sales such Collaboration Product achieved in the U.S. in the four (4) consecutive Calendar Quarters immediately prior to the Event Quarter is equal to or greater than [**] percent ([**])%.
(d)    Royalty Term. Royalties payable by Novartis to Schrӧdinger under Section 8.5 (Royalty Payments to Schrӧdinger) shall be paid on a Collaboration Product-by-Collaboration Product and country-by-country basis for the duration of the Royalty Term for such Collaboration Product in such country. For clarity, upon expiration of the Royalty Term for such Collaboration Product in such country, Novartis shall have a fully-paid-up, perpetual and sublicensable (through multiple tiers) non-exclusive license under Section 7.1(a)(ii) for the making, using, selling, offering for sale and importing of such Collaboration Product in such country and shall not owe royalties on any Collaboration Product sold in such country.
(e)    Royalty Floor. Notwithstanding the foregoing, in no event shall the royalties payable to Schrӧdinger pursuant to Section 8.5(b) (Royalty on Collaboration Products) during the Royalty Term for a Collaboration Product in any given Calendar Quarter be reduced (including due to any or all reductions under Section 8.5(c) (Royalty Reductions)) to less than [**] percent ([**]%) of the amounts otherwise payable by Novartis for such Collaboration Product in such Calendar Quarter. Royalty reductions under Section 8.5(c) (Royalty Reductions) not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the foregoing sentence.
8.6    Royalty Payments and Reports. All amounts payable to Schrӧdinger pursuant to Section 8.5 (Royalty Payments to Schrӧdinger) shall be paid in accordance with Section 8.7

(Payment Method). Within [**] after the end of the Calendar Quarter in which the applicable Net Sales were recorded, Novartis shall deliver to Schrödinger a royalty report providing a statement, on a Collaboration Product-by-Collaboration Product and country-by-country basis, of: (a) the amount of Net Sales of Collaboration Products in the Territory during the applicable Calendar Quarter calculated in Dollars and, if applicable outside of the United States, local currency, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such Calendar Quarter, including any reductions applied pursuant to Section 8.5 (Royalty Payments to Schrӧdinger). Within [**] after receipt of each royalty report, Schrödinger shall invoice Novartis the corresponding royalties, and Novartis shall pay such amount within [**] after the date of receipt of such invoice.
8.7    Payment Method. All payments due under this Agreement to Schrӧdinger shall be made by electronic funds transfer in immediately available funds to an account designated by Schrӧdinger. All payments hereunder shall be made in Dollars.
8.8    Taxes.
(a)    Income Taxes. Except as otherwise provided in this Section 8.8 (Taxes), each Party shall be responsible for its own taxes (including taxes imposed on or measured by Net Sales, capital, franchise or similar taxes pursuant to Applicable Laws).
(b)    Indirect Taxes. All amounts set forth in this Agreement shall be exclusive of any value added (VAT), goods and services (GST), sales, turnover, use, excise, consumption, and other similar indirect Taxes (“Indirect Taxes”). Schrödinger shall issue all invoices in full compliance with the Indirect Tax laws and regulations applicable at Schrödinger’s place of business. If any Indirect Taxes are due based on local law, Schrödinger shall be allowed to add the amount of Indirect Taxes to the amounts set forth in this Agreement and invoice the net amount plus the applicable Indirect Taxes. The Parties shall issue invoices for all amounts payable under this Agreement consistent with all Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.
(c)    Withholding Taxes.
(i)    In the event that any payments made by Novartis to Schrödinger pursuant to this Agreement shall become subject to withholding taxes under the Applicable Laws of any jurisdiction, or if it is unclear whether Applicable Laws require such withholding, including extra-territorial taxation, Novartis shall be authorized to deduct and withhold the amount of such taxes for the account of Schrödinger to the extent required by Applicable Laws and pay the withholding tax to the relevant tax authority, so that only the correspondingly reduced amount less withholding tax is paid out to Schrödinger. Novartis shall deliver to Schrödinger proof of the withholding tax payment. Any such amounts withheld and paid to any such tax authority shall be deemed to have been paid to Schrödinger for purposes of this Agreement, in full satisfaction of Novartis’ obligation with respect to such amounts.

(ii)    Novartis and Schrödinger shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by law, a treaty relief based on a tax treaty will only be taken into account if Schrödinger submits an exemption certificate to Novartis in accordance with legal requirements at the time of the payment to Schrödinger. If no withholding tax deduction has been made but tax authorities subsequently take the position that a withholding tax deduction should have been made, Schrödinger shall provide, at its expense, all reasonable support to Novartis to obtain relief or reduction of withholding under the Applicable Laws and tax treaties, including the submission or issuance of requisite forms and information. All refunds of withholding taxes granted by the competent tax authority and related interest shall be paid to Novartis. If a refund of withholding taxes is not possible, Schrödinger shall repay the corresponding amount to Novartis.
8.9    Foreign Exchange. All payments to be made by a Party under this Agreement shall be made in Dollars, and all payments made by Novartis to Schrödinger under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account set forth in Schedule 8.9 (Bank Account Details). Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location. The rate of exchange to be used in computing the amount of currency equivalent in Dollars for the payment due shall be made by using Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.
8.10    Records. Novartis shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [**] period in accordance with Section 8.11 (Inspection of Records) below.
8.11    Inspection of Records.
(a)    A Party may, upon written request, cause an internationally-recognized independent accounting firm which is reasonably acceptable to the other Party (the “Auditor”) to inspect the relevant records of the other Party and its Affiliates to verify the payment obligations hereunder, with respect to Novartis, or to verify the [**] referenced in Section 2.1(e)(ii)(C) or verify the [**] the limits set forth in Section 2.1(e)(ii)(C), with respect to Schrӧdinger, such Net Sales and royalties and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an agreement acceptable to the audited Party pursuant to which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to the auditing Party only its conclusions regarding any payments under this Agreement.

(b)    The audited Party and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the auditing Party. The records shall be reviewed solely to verify the accuracy of payments made by the audited Party. Such inspection right shall not be exercised more than [**] and not more frequently than [**] with respect to records covering any specific period of time. In addition, the auditing Party shall only be entitled to audit the books and records of the audited Party from the [**] prior to the Calendar Year in which the audit request is made. The auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, which information shall constitute the Confidential Information of the audited Party, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any Applicable Laws.
(c)    The Auditor shall provide its audit report and basis for any determination to the audited Party at the time such report is provided to the auditing Party before it is considered final; provided, that, at least [**] prior to the provision of such report, the Auditor shall provide its draft audit report and basis for any determination to the audited Party to verify the exclusion of any Confidential Information and to allow for the reasonable review and provision of comments by the audited Party. The audited Party shall have the right to request a further determination by such Auditor as to matters which the audited Party disputes within [**] after receipt of such report. The audited Party will provide the auditing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [**] after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Article 16 (Dispute Resolution).
(d)    In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by the audited Party, the underpaid or overpaid amount shall be settled promptly within [**] after receiving the audit report, including, in the case of any overpayment, at the audited Party’s election, by (i) submission of an invoice to the auditing Party, which shall be promptly paid by the auditing Party, or (ii) offset by the audited Party against future royalties or milestone payments hereunder.
(e)    The auditing Party shall pay for such audits, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided, that if the audit for a period shows an under-reporting or an underpayment of at least [**] percent ([**]%) of the total payments due for the applicable audit period, the fees and expenses charged by the Auditor (including reasonable out-of-pocket costs) shall be paid by the audited Party, which shall be made within [**] after receiving appropriate invoices and other support for such audit-related costs.

8.12    Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [**] percentage points above the CME Term Secured Overnight Financing Rate (USD SOFR) on the first day of each Calendar Quarter in which such payments are overdue, and (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.
8.13    Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.
8.14    Diagnostic Products. The milestones and royalty amounts in this Article 8 (Payments) shall not apply to the Development and Commercialization of Collaboration Products for diagnostic use or for uses solely for (and not for any other purposes) screening patients who have been diagnosed with a disease, state or condition for eligibility to be treated for such disease, state or condition with a Collaboration Product or for monitoring patients who are or have been treated with a Collaboration Product.
8.15    Monetization Transaction [**]. If Schrödinger intends to grant a Third Party a security interest in or to otherwise sell, assign, or otherwise transfer its rights to receive payments with respect to any Collaboration Product under this Agreement to a Third Party in connection with a royalty monetization transaction (a “Monetization Transaction”), then Schrödinger will provide Novartis notice of such intent [**].
Article 9.    INTELLECTUAL PROPERTY OWNERSHIP, PATENT PROSECUTION AND ENFORCEMENT
9.1    Ownership of Intellectual Property.
(a)    Background IP. Subject to the licenses and rights granted in this Agreement, each Party will retain all rights in and to its Background IP.
(b)    Ownership of Arising IP.
(i)    Schrӧdinger-Owned Arising IP. As between the Parties, Schrӧdinger shall solely own (A) any and all Arising Know-How that is solely conceived, discovered, developed, identified or otherwise made by or on behalf of Schrӧdinger or its Affiliates (the “Schrӧdinger Sole Arising Know-How”) and all Intellectual Property Rights in and to such Schrӧdinger Sole Arising Know-How, in each case, other than Novartis-Owned Arising IP, and (B) any Arising Know-How (to the extent not included in Schrӧdinger Sole Arising Know-How) that solely and specifically relates to the Schrӧdinger Platform, including Arising Know-How that constitutes improvements, modifications, enhancements or derivatives thereto (the “Schrӧdinger Platform Inventions”) and all Intellectual Property Rights in and to

such Schrӧdinger Platform Inventions (collectively, “Schrӧdinger Platform IP”) ((A) and (B) collectively, “Schrӧdinger-Owned Arising IP”).
(ii)    Novartis-Owned Arising IP. As between the Parties, Novartis shall own any and all (A) Arising Know-How that is solely conceived, discovered, developed, identified or otherwise made solely by or on behalf of Novartis or its Affiliates (the “Novartis Sole Arising Know-How”) and all Intellectual Property Rights in and to such Novartis Sole Arising Know-How, (B) any Product Specific Patent that Covers Arising Know-How, and (C) any Product Specific Know-How within Arising Know-How ((A)-(C), collectively, “Novartis-Owned Arising IP”).
(iii)    Jointly-Owned Arising IP. As between the Parties, the Parties shall jointly own and have an equal undivided joint interest in (A) any and all Arising Know-How (other than Schrӧdinger-Owned Arising IP and Novartis-Owned Arising IP) that is conceived, discovered, developed, identified or otherwise made jointly by or on behalf of both (1) Schrödinger or any of its or its Affiliates or their respective agents or independent contractors and (2) Novartis or any of its Affiliates or Sublicensees or their respective agents or independent contractors (the “Joint Arising Know-How”) and (B) any and all Intellectual Property Rights in and to such Joint Arising Know-How, including any and all Patents that claim the Joint Arising Know-How (such Patents, the “Joint Patents”) (collectively, “Jointly-Owned Arising IP”). Subject to the rights and licenses granted under this Agreement, it is understood that neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise Exploit such Joint Patents, Joint Arising Know-How, or other Jointly-Owned Arising IP, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.
(c)    Assignment. Novartis shall (and shall cause its Affiliates to), and hereby does, for no additional consideration, assign all rights worldwide in and to Schrӧdinger-Owned Arising IP to Schrӧdinger as necessary to effectuate the ownership thereof as set forth in Section 9.1(b) (Ownership of Arising IP). Novartis shall cause all Affiliates and their respective employees, independent contractors, contract research organizations, consultants, and others who perform activities for Novartis under this Agreement to be under an obligation to assign (or, if Novartis is unable to cause such Person or entity to agree to such assignment obligation despite Novartis’ using Commercially Reasonable Efforts to negotiate such assignment obligation, provide a license under) their rights in any inventions and Intellectual Property Rights within the Schrӧdinger-Owned Arising IP to Schrӧdinger, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit, and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained). Schrӧdinger shall (and shall cause its Affiliates to), and hereby does, for no additional consideration, assign all rights worldwide in and to Novartis-Owned Arising IP to Novartis as necessary to effectuate the ownership thereof as set forth in Section 9.1(b) (Ownership of Arising IP). Schrӧdinger shall cause all Affiliates and their respective employees, independent contractors, contract research organizations, consultants, and others who perform activities for Schrӧdinger under this Agreement to be under an obligation to assign (or, if Schrӧdinger is unable to cause such Person or entity to agree to such assignment obligation despite Schrӧdinger’s using Commercially Reasonable Efforts to negotiate such assignment obligation, provide a license under) their rights in any inventions and Intellectual Property Rights within the Novartis-Owned Arising IP (including Product Specific Patents that Cover Arising Know-How and Product Specific Know-How within the Arising Know-How) to Novartis, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit, and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained). Each Party assigning Patents or Information pursuant to this Section 9.1(c) will take all actions and provide the other Party with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment.
(d)    Inventorship.
(i)    Determination of Inventorship. Inventorship for patentable inventions and discoveries conceived during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. Patent laws for determining inventorship and other Applicable Law in the U.S. without regard to conflict of law, irrespective of where or when such conception, discovery, development or making occurs. If U.S. law otherwise would not apply to the conception, reduction to practice, discovery, development or other making of any inventions or discoveries hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any inventions or discoveries as well as any and all Intellectual Property Rights with respect thereto, as is necessary to fully effect, as applicable, the sole ownership or the joint ownership provided for in Section 9.1 (Ownership of Intellectual Property).
(ii)    JRA Exception. Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) when exercising its rights under this Agreement with respect to Patents arising from the Exploitation of the Schrödinger Platform under any Project Plan only with prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). In the event that a Party intends to invoke such exception, once agreed to by the other Party, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined 35 U.S.C. § 100(h).
(e)    Disclosure of Inventions. No later than [**] after the applicable Party’s intellectual property department receives notice of a development or conception described below, (i) Schrödinger will promptly disclose in writing to Novartis any and all inventions and discoveries conceived, discovered, developed, identified or otherwise made by or on behalf of Schrӧdinger or its Affiliates (or their respective employees, contractors or agents) resulting from or arising out of the performance of this Agreement during the Term that are Licensed Technology or Product Specific Know-How and (ii) Novartis will promptly disclose in writing to Schrödinger any and all (A) inventions and discoveries that are conceived, discovered, developed, identified or otherwise made by or on behalf of Novartis or its Affiliates, or Sublicensees (or their respective employees, contractors or agents) resulting from or arising out of the performance of this Agreement during the Term that are Schrӧdinger Platform Inventions arising during the Term with respect to the applicable Collaboration Target, (B) inventions that are conceived, discovered, developed, identified or otherwise made by or on behalf of Novartis or its Affiliates, or Sublicensees (or their respective employees, contractors or agents) resulting from or arising out of the performance of a Project Plan under this Agreement during the Term that are Joint Arising Know-How or Product Specific Know-How arising during the Term with respect to the applicable Collaboration Target, and (C) filing of a Patent relating to such Novartis Internal Collaboration Compounds.
(f)    Work Product. Subject and to the extent consistent with the ownership of Information and Intellectual Property Rights set forth in Section 9.1(b) (Ownership of Arising IP), as between the Parties, any Work Product created by a Party shall be owned by such Party.
9.2    Prosecution and Maintenance of Product Specific Patents and Joint Patents.
(a)    Novartis’ First Right. Novartis will have the first right, but not the obligation, to draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning) (i) all Product Specific Patents that are (A) Controlled by Schrödinger as of the Effective Date (i.e., Schrödinger Product Specific Patents) or (B) assigned to Novartis pursuant to Section 9.1(b) and the claims of which are solely conceived, discovered, developed, identified or otherwise made by or on behalf of Schrӧdinger or its Affiliates and (ii) all Joint Patents (collectively, “Novartis Prosecuted Patents”), and, for clarity, Novartis shall have the sole right, but not the obligation, to Prosecute all other Patents within the Novartis-Owned Arising IP and Schrödinger shall have the sole right, but not the obligation, to Prosecute all Patents within the Schrödinger-Owned Arising IP. Subject to Section 9.2(b) and Section 9.2(c), Novartis shall bear one hundred percent (100%) of the Patent Prosecution Costs for Novartis Prosecuted Patents. Novartis shall have lead responsibility and decision-making control for such Prosecution of Novartis Prosecuted Patents. For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for the Product Specific Patents and Joint Patents.
(b)    Patent Prosecution Backup Right. In the event that Novartis elects not to Prosecute in any country any Patent within the Novartis Prosecuted Patents, Novartis will give Schrödinger at least [**] notice before any relevant deadline and provide such information as reasonably requested relating to such Novartis Prosecuted Patent. Schrödinger will then have the right to assume responsibility, using patent counsel of its choice, for the Prosecution of such Novartis Prosecuted Patent; provided, however, that Schrӧdinger shall not have the right to Prosecute any such Novartis Prosecuted Patent to the extent that the notice provided pursuant to the foregoing sentence states that Novartis is ceasing such Prosecution to benefit a Collaboration Product or provides a reasonable justification for such election not to Prosecute. If Schrödinger assumes responsibility for the Prosecution for any such Novartis Prosecuted Patent(s) as set forth above, then the Patent Prosecution Costs incurred by Schrödinger in the course of such Prosecution will thereafter be borne by Schrödinger. The Parties will cooperate in such Prosecution pursuant to Section 9.2(c) (Cooperation).
(c)    Cooperation. Each Party will provide the other Party all reasonable assistance and cooperation in the Prosecution of the Novartis Prosecuted Patents in all respects, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution, as necessary to Prosecute the Novartis Prosecuted Patents. Each Party will provide the other Party with copies of any material documents it receives or prepares in connection with such Prosecution and will inform the other Party of the progress of it. Before filing in connection with such Prosecution any document with a patent office, each Party will provide a copy of the document to the other Party sufficiently in advance to enable the other Party to comment on it, and the first Party will give due consideration to such comments and whether to incorporate any of such comments in the first Party’s filings or responses to the extent such comments are provided sufficiently in advance of any applicable filing deadlines. In particular, each Party agrees to provide the other Party with all information in its possession necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.
(d)    Patent Term Extensions. The Parties will confer regarding the desirability of seeking in any country any patent term extension, supplemental Patent certificate or related extension of rights with respect to the Product Specific Patents and Joint Patents related to Collaboration Compounds and Collaboration Products. Novartis shall have the sole right, but not the obligation, to apply for any patent term extension, supplemental Patent certificate or related extension of rights with respect to the Product Specific Patents and Joint Patents, or any Patent with respect to any Collaboration Compound or Collaboration Product. Neither Party will proceed with such an extension until the Parties have consulted with one another and agreed to a strategy therefor, provided that in the case where the Parties are unable to reach consensus, Novartis will have the final decision-making authority with respect to such decision, including whether or not to seek an extension for any Product Specific Patent or Joint Patent. Without limiting the foregoing, Schrӧdinger covenants that it will not seek Patent term extensions, supplemental protection certificates, or similar rights or extensions for the Product Specific Patents or Joint Patents, or any Patent with respect to any Collaboration Compound or Collaboration Product, without the prior written consent of Novartis. Each Party will cooperate fully with and provide all reasonable assistance to the other Party and use all Commercially Reasonable Efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such extensions for the Product Specific Patents or Joint Patents consistent with such strategy. To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party will make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country.
9.3    Regulatory Exclusivity. As applicable, Novartis will have the sole right and authority for securing, maintaining and enforcing exclusivity rights that may be available under Applicable Law in a country for a Collaboration Product, such as any data, market, pediatric, orphan drug or other Regulatory Exclusivity Periods. Schrӧdinger will cooperate fully with and provide all reasonable assistance to Novartis and use all Commercially Reasonable Efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) to seek, maintain and enforce all Regulatory Exclusivity Periods available for the Collaboration Products.
9.4    Prosecution, Maintenance and Enforcement of Other Patents.
(a)    Novartis Other Patents. Novartis will have the sole right and authority with respect to all Patents within Novartis-Owned Arising IP and its Background IP each of which does not constitute a Novartis Prosecuted Patent (each such Patent, a “Novartis Other Patent”) in any jurisdiction, including Prosecution and enforcement. Novartis will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing each such Novartis Other Patent.
(b)    Schrӧdinger Other Patents. As between the Parties, Schrӧdinger will have the sole right and authority with respect to all Patents within Schrӧdinger-Owned Arising IP and its Background IP each of which does not constitute a Schrӧdinger Product Specific Patent or a Joint Patent (each such Patent, a “Schrӧdinger Other Patent”), including Prosecution and enforcement. Schrӧdinger will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing each such Schrӧdinger Other Patent.
9.5    Competitive Infringement of Product Specific Patents or Joint Patents.
(a)    Notification. The Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement by a Third Party of the Product Specific Patents or Joint Patents by reason of the making, using, offer to sell, selling or importing of a compound or product that would be competitive with a Collaboration Compound or Collaboration Product (a “Competitive Infringement”). A notice under 42 U.S.C. 262(l), 21 U.S.C. 355(b)(3), or 21 U.S.C. 355(j)(2)(B) (however such sections may be amended from time to time during the Term) with respect to a Collaboration Compound or Collaboration Product will be deemed to describe an act of Competitive Infringement, regardless of its content. As permitted by Applicable Law, each Party will promptly notify the other Party in writing of any such Competitive Infringement of which it becomes aware and, upon request, can provide evidence in such Party’s possession demonstrating such Competitive Infringement. In particular, each Party will notify and provide the other Party with copies of any allegations of Patent invalidity, unenforceability or non-infringement of any Product Specific Patents or Joint Patents Covering a Collaboration Compound or Collaboration Product (including methods of use or manufacture thereof). Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by Applicable Law, at least within [**] after the Receiving Party receives such certification.
(b)    Enforcement of Product Specific Patents and Joint Patents. Novartis will have the sole right, but not the obligation, to bring and control, at its cost and expense, an appropriate suit or other action before any government or private tribunal against any Person or entity allegedly engaged in any Competitive Infringement of any Product Specific Patents or Joint Patents (or to settle or otherwise secure the abatement of such Competitive Infringement) (collectively, the “Product Specific Infringement Actions”). The foregoing right of Novartis shall include the right to perform all actions of a reference product sponsor set forth in 42 U.S.C. 262(l), 21 U.S.C. 355(b)(3), or 21 U.S.C. 355(j)(2)(B) (however such sections may be amended from time to time during the Term). Schrӧdinger will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any Product Specific Infringement Action. At Novartis’ request, Schrӧdinger will join any Product Specific Infringement Action as a party (at Novartis’ cost and expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action. Schrӧdinger will provide to Novartis reasonable assistance in such enforcement, at Novartis’ request and cost and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep Schrӧdinger regularly informed of the status and progress of such enforcement efforts and will reasonably consider Schrӧdinger’s comments on any such efforts.
(c)    Settlement. Novartis may settle any Product Specific Infringement Action, and shall have the right to grant (sub)licenses under the Product Specific Patents and Joint Patents in its sole discretion, and Schrӧdinger shall reasonably cooperate with such efforts. For the avoidance of doubt, Schrӧdinger may not settle any Product Specific Infringement Action.
(d)    Expenses and Recoveries. In bringing a Product Specific Infringement Action under this Section 9.5 (Competitive Infringement of Product Specific Patents and Joint Patents by Third Parties) against any Third Party engaged in Competitive Infringement of the Product Specific Patents or Joint Patents, Novartis will be solely responsible for any costs and expenses incurred by Novartis as a result of such Product Specific Infringement Action. If Novartis recovers monetary damages from such Third Party in such Product Specific Infringement Action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, then one hundred percent (100%) of such amount of any recovery remaining shall be retained by or paid to Novartis; provided, however, that to the extent any such amount is awarded as imputed Net Sales of Collaboration Products, then such amount shall be paid to Novartis and treated as Net Sales with respect to the applicable periods and territories for which such recovery was calculated, for purposes of calculating Sales Milestone Payments under Section 8.4 (Sales Milestone Payment) and royalties payable to Schrӧdinger pursuant to Section 8.5 (Royalty Payments to Schrӧdinger) (for the avoidance of doubt, such imputed Net Sales as received by Novartis shall be pro-rated across the applicable periods and territories for which such recovery was calculated for purposes of calculating Sales Milestone Payments and royalties payable to Schrödinger pursuant to Section 8.5).
9.6    Third Party Rights.
(a)    The Parties will promptly notify each other of any written allegation that any activity pursuant to this Agreement infringes or misappropriates the Patent rights of any Third Party. In addition, the Parties will notify each other if either Party desires to obtain a license or otherwise pursue a defense or settlement with respect to any Third Party Patent that may be considered to Cover Collaboration Compounds or Collaboration Products or their Manufacture or use.
(b)    Subject to Sections 9.6(c), 9.6(d) and 9.6(e), with respect to any Third Party Patent under Section 9.6(a), and without limiting the right of a Party against whom a claim of infringement of any Third Party Patent is filed to seek indemnification for such claim pursuant to Article 15 (Indemnification and Limitation of Liability), as between the Parties, notwithstanding any right of the Indemnifying Party to control as set forth in Section 15.3 (Indemnification Procedure), Novartis will have the sole right to seek a license, at its cost and expense, with respect to such Third Party Patent that Covers the composition, formulation, method of use or method of Manufacture of any Collaboration Compound or Collaboration Product.
(c)    Notwithstanding the foregoing, in the case a claim of infringement of a Patent is brought against a Party in a suit or other action or proceeding with respect to any Third Party Patent under Section 9.6(a), such Party will have the right, at its own cost and expense and by counsel of its own choice, to prosecute and defend any such claim in such suit or other action or proceeding. If both Parties are named, Novartis will have the right, at its own cost and expense and by counsel of its own choice, to prosecute and defend any such claim in such suit or other action or proceeding so long as both Parties are named in the same suit or action or proceeding.
(d)    Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim under this Section 9.6 (Third Party Rights) in any manner that would impose any material obligations, restriction or limitation on the other Party.

(e)    The Parties will reasonably cooperate with one another in prosecuting or defending any action pursuant to this Section 9.6 (Third Party Rights).
9.7    Patent Challenges.
(a)    The Parties will promptly notify each other in the event that any Third Party files, or threatens to file, any paper in a court, Patent office or other Governmental Authority, seeking to invalidate, reexamine, oppose or compel the licensing of any Joint Patent or Product Specific Patent including challenges brought as defenses in Product Specific Infringement Actions (any such Third Party action being a “Patent Challenge”).
(b)    As between the Parties, Novartis will have the first right, but not the obligation, to bring and control, at its cost and expense (but without limiting its right to seek indemnification, if applicable), any effort in defense of such a Patent Challenge against a Novartis Prosecuted Patent, and in the case where such Patent Challenge is made in connection with a Product Specific Infringement Action, such Patent Challenge will be considered part of the Product Specific Infringement Action under this Article 9 (Intellectual Property Ownership; Patent Prosecution and Enforcement). In the case where Novartis controls the defense of such Patent Challenge, Schrӧdinger will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any such effort. If Novartis fails to take action to defend such Patent Challenge within [**] of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then Schrӧdinger will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own cost and expense (but without limiting its right to seek indemnification, if applicable).
(c)    Schrӧdinger will have the sole right, but not the obligation, to bring and control, at its cost and expense, any effort in defense of such a Patent Challenge related to any Schrӧdinger’s Background IP, Schrӧdinger-Owned Arising IP, or Patent Challenges that are not subject to Novartis’ first right in Section 9.7(b) above.
9.8    Patent Contacts. Each Party will designate Patent counsel representatives who will be responsible for coordinating the activities between the Parties in accordance with this Article 9 (Intellectual Property Ownership; Patent Prosecution and Enforcement) (each a “Patent Contact”). Each Party will designate its initial Patent Contact within [**] following the Effective Date and will promptly thereafter notify the other Party of such designation. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent will as soon as reasonably practicable appoint a successor. Each Party will promptly notify the other Party of any substitution of another Person as its Patent Contact. The Patent Contacts will, from time to time, coordinate the respective Patent strategies of the Parties relating to this Agreement. In particular the Patent Contacts will review and update the list of Product Specific Patents and Joint Patents from time to time to ensure that all Collaboration Compounds or Collaboration Products being Developed or Commercialized are Covered.

9.9    Personnel Obligations. Prior to receiving any Confidential Information or beginning work under each Project, each employee, agent or independent contractor of Novartis or Schrӧdinger or of either Party’s respective Affiliates will be bound in writing by non-disclosure and invention assignment obligations which are consistent with the obligations of Novartis or Schrӧdinger under this Agreement; provided that where necessary in the case of a Third Party, (a) such Third Party shall agree to grant Novartis or Schrӧdinger, as the case may be, an exclusive license, or an option to obtain an exclusive license, with the right to grant sublicenses with respect to resulting inventions and Patents relating to the Collaboration Compounds or Collaboration Products or the Exploitation thereof; (i) provided that such obligation to obtain ownership or an exclusive license will not apply to any improvements to the proprietary core or platform technology owned or in-licensed by such Third Party; and (ii) provided, further, that if such improvements are necessary or reasonably useful to research, Develop, Manufacture or Commercialize Collaboration Compounds or Collaboration Products with respect to which such Third Party conducted its activities under such contract, then such Party shall use reasonable efforts to obtain a sublicensable non-exclusive license under such improvements for such purposes; and (b) the period of time with respect to non-disclosure obligations may be shorter, if customary.
9.10    Further Action. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and perform its obligations pursuant to this Article 9 (Intellectual Property Ownership; Patent Prosecution and Enforcement); provided, however, that neither Party will be required to take any action pursuant to Article 9 (Intellectual Property Ownership; Patent Prosecution and Enforcement) that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.
9.11    Orange Book and Other Equivalent Listing. Novartis will have the sole right to make any patent listing filings in the FDA Orange Book (and any foreign equivalents in any country) with respect to the Collaboration Product and any Product Specific Patents or Joint Patents.
Article 10.    TRADEMARKS
10.1    Collaboration Product Trademarks. Novartis will have the sole right to select (including the creation, searching and clearing), register, maintain, police, and enforce of all trademarks, domain names, INNs, and USANs developed for use in connection with the marketing, sale or distribution of Collaboration Compounds and Collaboration Products in the Field in the Territory (the “Product Marks”). As between the Parties, Novartis shall own all Product Marks, and all trademark registrations for said marks.
10.2    Use of Name. Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), advertising taglines or slogans confusingly similar thereto, in connection with such Party’s marketing or promotion of Collaboration Compounds or Collaboration Products under this Agreement or for any other purpose, except as may be expressly authorized in writing in connection with activities under this Agreement and except to the extent required to comply with Applicable Law.
10.3    Further Actions. Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights or perform its obligations pursuant to this Article 10 (Trademarks); provided, however, that neither Party shall be required to take any action pursuant to this Article 10 (Trademarks) that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.
Article 11.    EXCLUSIVITY
11.1    Exclusivity Regarding Development and Commercialization of Collaboration Compounds. Subject to the remaining terms of this Article 11 (Exclusivity), during the Exclusivity Period for each Collaboration Target, Schrödinger shall not, for itself, or with, through or for its Affiliates or any Third Party (including through the grant of any license, option or other right to any Third Party), engage in (or, via such grant, enable), directly or indirectly, any research, Development, Manufacture, modification, improvement or Commercialization of Small Molecules that are Directed Against such Collaboration Target anywhere in the Territory, other than in connection with its activities under this Agreement. As used herein, “Exclusivity Period” shall mean, for a given Collaboration Target, the period commencing on (a) the Effective Date with respect to each Initial Collaboration Target or (b) the date on which each additional Collaboration Target is deemed a Collaboration Target, and expiring on the date that is the earliest of (i) the date of Initiation of a Registrational Trial with respect to such Collaboration Target, (ii) the date of the termination or expiration of the Research Term for such Collaboration Target, provided that prior to the expiration or termination of such Research Term, no [**] for any Collaboration Compound Directed Against such Collaboration Target was issued pursuant to Section 3.6 (subject to Section 11.1(v)), (iii) the date of the termination or expiration of the Research Term for such Collaboration Target, provided that during the Research Term, Novartis acquires rights to a Clinical Acquired Product Directed Against such Collaboration Target through a Clinical Acquisition Transaction that closes prior to any issuance of a [**] pursuant to Section 3.6 for any Collaboration Compound Directed Against such Collaboration Target, (iv) the date of closing of a Clinical Acquisition Transaction pursuant to which Novartis acquires rights to a Clinical Acquired Product Directed Against such Collaboration Target, provided that, prior to such closing date, Novartis has issued a [**] for a Collaboration Compound Directed Against such Collaboration Target pursuant to Section 3.6, (v) [**] following the designation of such Collaboration Target as a Discontinued Target, or (vi) the effective date of termination of such Collaboration Target if such termination occurs due to termination by Novartis under Section 13.2 (Termination by Novartis at Will or for a Safety Concern), by either Party under Section 13.3 (Termination by Either Party for Breach), or by either Party under Section 13.4

(Termination by Either Party for Insolvency). For clarity, no [**] shall have a separate Exclusivity Period. For the avoidance of doubt, for the purposes this Section 11.1 only, a [**] for a Collaboration Compound Directed Against any [**] will be deemed a [**] with respect to the [**].
11.2    Exceptions.
(a)    The restrictions set forth in Section 11.1 (Exclusivity Regarding Development and Commercialization of Collaboration Compounds) shall not apply to (i) Schrödinger’s or its or any of its Affiliates’ exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) in the case of the Collaboration Target consisting of the [**], any Small Molecules that are for non-oral administration; or (iii) performance of Schrödinger Technology Services for Third Parties, provided that (A) Schrödinger keeps separate the day-to-day operational activities with respect to providing such Schrödinger Technology Services from the day-to-day operational activities for the Collaboration Compounds and Collaboration Products under this Agreement, (B) Schrödinger does not use any of Novartis’ Confidential Information or Information relating to the Collaboration Compounds and Collaboration Products hereunder in the performance of such Schrödinger Technology Services for Third Parties, and (C) such Schrödinger Technology Services relate generally to the Schrödinger Platform and do not relate specifically to any of the Collaboration Targets.
(b)    The Parties hereby acknowledge and agree that the restrictions set forth in Section 11.1 (Exclusivity Regarding Development and Commercialization of Collaboration Compounds) shall not apply to any activities intended by Schrödinger or any of its Affiliates to ensure its compliance with Section 11.1 (Exclusivity Regarding Development and Commercialization of Collaboration Compounds) (e.g., counter-screening).
11.3    Acquisition of Distracting Product. Notwithstanding the provisions of Section 11.1 (Exclusivity Regarding Development and Commercialization of Collaboration Compounds), if Schrödinger or any of its Affiliates, during the applicable Exclusivity Period, acquires rights to develop or commercialize a compound or product in the Field as the result of a license, collaboration, merger, acquisition or combination with or of a Third Party other than a Change of Control of Schrödinger (each, an “Acquisition Transaction”) and on the date of the closing of such Acquisition Transaction, such compound or product is being researched, Developed, Manufactured, modified, improved or Commercialized and such activities would, but for the provisions of this Section 11.3, would constitute a breach of Section 11.1 (for clarity, after taking account of the exceptions set forth in Section 11.2) (such compound or product, a “Distracting Product”), Schrödinger will not be in breach of Section 11.1 as a result of such Acquisition Transaction unless and until Schrödinger fails to comply with the following terms and conditions with respect to each such Distracting Product: Within [**] after the closing of such Acquisition Transaction notify Novartis in writing of such acquisition and either:

(a)    request that such Distracting Product be included in this Agreement as a Collaboration Product on terms to be negotiated, in which case, the Parties will discuss the matter in good faith for a period of [**] (or such longer period as may be mutually agreed by the Parties in writing) and, if unable to reach agreement on the terms on which such Distracting Product would be included hereunder within such period, Schrödinger or its Affiliate will elect to take the action specified in either clause (b) or (c) below; provided that the time periods specified in such clauses will be tolled for so long as the Parties are engaged in discussion under this clause (a);
(b)    notify Novartis in writing that Schrödinger or its Affiliate will divest its rights (which may include an exclusive sublicense) to such Distracting Product, in which case, within [**] (or such longer period as may be agreed by the Parties) after the closing of the Acquisition Transaction, Schrödinger or its Affiliate will divest or exclusively sublicense such Distracting Product, giving due consideration to ethical concerns and requirements under Applicable Law; or
(c)    notify Novartis in writing that it is ceasing all such development and commercialization activities with respect to the Distracting Product, in which case, within [**] (or such longer period as may be agreed by the Parties) after Novartis’s receipt of such notice, Schrödinger and its Affiliates will cease all such activities, giving due consideration to ethical concerns and requirements under Applicable Law.
Commencing immediately upon the closing of the Acquisition Transaction, and during the discussion period under clause (a), prior to the time of divestiture pursuant to clause (b) or prior to the termination of activities pursuant to clause (c), as applicable, Schrödinger and its Affiliates will segregate all activities relating to the Distracting Product from the applicable Project or research, Development and Commercialization or other activities with respect to, Collaboration Compounds or Collaboration Products under this Agreement, including that (i) no personnel involved in performing research, development or commercialization activities with respect to such Distracting Product have access to non-public plans or Information relating to the applicable Project or research, Development or Commercialization of Collaboration Compounds or Collaboration Products under this Agreement (except for senior management personnel who may review and evaluate plans and Information regarding the development and commercialization of such Distracting Product in connection with portfolio decision-making and except for support personnel, including those in human resources, legal, financial, or accounting roles, in each case, who are not engaged in the execution of research, Development, Manufacturing or Commercialization activities and not part of Schrödinger’s internal project team for the applicable Collaboration Compounds or Collaboration Products) and (ii) no personnel involved in performing Development or Commercialization activities with respect to Collaboration Compounds or Collaboration Products under this Agreement have access to non-public plans or Information relating to the development or commercialization of such Distracting Product (except for senior management personnel who may review and evaluate plans and information regarding the Development and commercialization of such Distracting Product in connection with portfolio decision-making and except for support personnel, including those in human resources, legal, financial, or accounting roles, in each case, who are not engaged in the execution of research, Development, Manufacturing or Commercialization activities and not part of Schrödinger’s internal project team for the applicable Collaboration Compounds or Collaboration Products).
11.4    Change of Control. If there is a Change of Control of Schrödinger, the obligations of Section 11.1 (Exclusivity Regarding Development and Commercialization of Collaboration Compounds) will not apply to any program, compound or product of the Acquirer that is ongoing as of the effective date of such Change of Control; provided that, immediately upon the closing of such Change of Control, and thereafter for so long as such Acquirer maintains any program, compound or product that but for this Section 11.4 would constitute a breach of Section 11.1 (or any right, title or interest in any intellectual property with respect thereto), (a) Schrödinger, on the one hand, and the Acquirer, on the other hand, establish and enforce internal processes, policies, procedures and systems to segregate Information relating to any such program, compound or product from any Confidential Information of Novartis, including that no personnel who conduct any activities under such program or with such compound or product shall access any such Confidential Information or non-public data, (b) the Acquirer does not use, directly or indirectly, the Schrödinger Platform or any Confidential Information of Novartis in such program or with such compound or product, (c) no personnel who were employees or consultants of Schrödinger prior to the Change of Control will conduct any activities under such program or with such compound or product (except for senior management personnel who may review and evaluate plans and information regarding the development and commercialization of such compound or product in connection with portfolio decision-making and except for support personnel, including those in human resources, legal, financial, or accounting roles, in each case, who are not engaged in the execution of research, Development, Manufacturing or Commercialization activities and not part of Schrödinger’s internal project team for the applicable Collaboration Compounds or Collaboration Products), and (d) such Acquirer shall institute technical and administrative safeguards to ensure the requirements set forth in foregoing clauses (a) through (c) are met.
Article 12.    CONFIDENTIALITY
12.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Confidential Information that the Receiving Party can demonstrate by competent written proof:
(a)    was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or any restriction on its use to the Disclosing Party, at the time of disclosure by the other Party; provided, however, this exception shall not apply with respect to Collaboration Compound Information or Confidential Information that is deemed to be the Confidential Information of both Parties under this Agreement;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligations of confidentiality or restrictions on its use to the Disclosing Party with respect thereto; provided, however, this exception shall not apply with respect to Confidential Information that is deemed to be the Confidential Information of both Parties under this Agreement; or
(e)    is subsequently independently discovered or developed by or on behalf of the Receiving Party or its Affiliates without the aid, application, or use of Confidential Information of the Disclosing Party, as demonstrated by documented evidence prepared contemporaneously with such independent development; provided, however, this exception shall not apply with respect to Collaboration Compound Information or Confidential Information that is deemed to be the Confidential Information of both Parties under this Agreement.
Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party, and any individual feature or disclosure will not be deemed to fall within the foregoing exclusions merely because a broader or related combination of such feature or disclosure is published or available to the general public unless the individual feature or disclosure itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

12.2    Authorized Disclosure. Notwithstanding the obligations of confidentiality and non-use set forth in Section 12.1 (Confidentiality), each Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary in the following situations:
(a)    filing or prosecuting Patents in accordance with Article 9 (Intellectual Property Ownership; Patent Prosecution and Enforcement);
(b)    subject to Section 12.3 (Publicity; Terms of Agreement), regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA, as necessary for the Development or Commercialization of a Collaboration Compound or Collaboration Product, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to seek confidential treatment of such information, if available;
(c)    prosecuting or defending litigation;
(d)    subject to Section 12.3 (Publicity; Terms of Agreement), complying with Applicable Law, including regulations promulgated by securities exchanges;
(e)    disclosure of this Agreement (including its material terms) to any bona fide potential or actual investor, stockholder, investment banker, lender, acquirer, merger partner or other actual financial partner and their representatives and advisors (including attorneys and accountants) on a reasonable need-to-know basis; provided, that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 (Confidentiality) prior to any such disclosure (but of shorter duration, if customary);
(f)    disclosure of the stage of research or Development of Collaboration Compounds or Collaboration Products under this Agreement (but no other Collaboration Compound Information) to any bona fide potential or actual investor, stockholder, investment banker, lender, acquirer, merger partner or other potential or actual financial partner and their representatives and advisors (including attorneys and accountants); provided, that each recipient of such Confidential Information must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 (Confidentiality) prior to any such disclosure (but of shorter duration, if customary);
(g)    disclosure of data generated under this Agreement on a “need to know basis” to any bona fide potential or actual investor, stockholder, investment banker, lender, acquirer, merger partner or other potential or actual financial partner and their representatives and advisors (including attorneys and accountants); provided, that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 (Confidentiality) prior to any such disclosure (but of shorter duration, if customary);
(h)    solely on a “need to know basis” to actual research and Development collaborators, subcontractors, advisors (including attorneys and accountants) or to bona fide potential subcontractors who have entered into good faith discussions with such Party that are subject to obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 11 (Exclusivity), in each case, in connection with each Project;
(i)    disclosure pursuant to Section 12.5 (Publications); and

(j)    made in response to a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by law (other than by reason of filing with securities regulators, which shall be governed by Section 12.3(c)); provided that the Receiving Party shall first have given prompt written notice (and to the extent possible, at least [**] notice)) to the Disclosing Party and given the Disclosing Party a reasonable opportunity to take whatever action the Disclosing Party deems necessary to protect its Confidential Information (for example, quash such order or obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law); and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c), or 12.2(d), it will, except where impracticable, (A) give reasonable advance notice to the other Party of such disclosure (including as to the form and terms of such disclosure), (B) give the other Party copies of any such disclosure, (C) give the other Party a reasonable opportunity to review and comment on any such disclosure (including the form and terms thereof) and consider such comments in good faith, and (D) use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder, except as permitted in this Section 12.2 (Authorized Disclosure).
Nothing in Sections 12.1 (Confidentiality) or Section 12.2 (Authorized Disclosure) shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.
12.3    Publicity; Terms of Agreement.
(a)    The Parties agree that the existence and terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 (Authorized Disclosure) and this Section 12.3 (Publicity; Terms of Agreement). Except as set forth in Section 12.3(b) and 12.3(c), each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties agree that Schrӧdinger shall issue a press release to announce the execution of this Agreement in the form attached hereto as Schedule 12.3(a) (Press Release), and thereafter, Schrӧdinger and Novartis may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party.
(b)    In the case of a press release or governmental filing concerning the terms of this Agreement or the transaction contemplated hereby required by Applicable Law (where reasonably advised by the Disclosing Party’s counsel), the Disclosing Party shall give prior advance notice (to the extent it reasonably can) of the proposed text of such release or filing to the other Party for its prior review not later than [**] prior to such release or filing and shall consider and incorporate in good faith any comments provided by the other Party in connection therewith.
(c)    The Parties acknowledge that either or both Parties may be obligated to with the SEC or other Governmental Authorities, or otherwise disclose, under Applicable Law or the rules of the securities exchange on which the securities of such Party are listed a copy of this Agreement or other disclosure with respect to its subject matter. Each Party shall be entitled to make such a required filing or disclosure, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than [**] (or a shorter period of time if required by Applicable Law) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice shall be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party and such information remains accurate as of such time.
(d)    Each Party shall require each of its Affiliates to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 12.1 (Confidentiality) through Section 12.3 (Publicity; Terms of Agreement) as if each such Affiliate were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate.
12.4    Confidentiality Term. The non-use and non-disclosure obligations under this Article 12 (Confidentiality) shall expire in [**] following expiration or earlier termination of this Agreement; provided that the non-use and non-disclosure obligations under this Article 12 (Confidentiality) shall continue to apply to Confidential Information to the extent it is otherwise protected by law or regulation (e.g., trade secret or data privacy) for as long as it remains a trade secret, it is subject to data privacy requirements, or such law or regulation requires.
12.5    Publications. Neither Party shall publicly present or publish results of studies carried out under each Project (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 12.3 (Publicity; Terms of Agreement) shall apply with respect to disclosures required by the SEC or for regulatory filings. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least [**] prior to the earlier of its presentation or intended submission for publication. The submitting Party shall consider the comments of the other Party in good faith but will retain the sole authority to submit the manuscript for Publication; provided, that the submitting Party agrees to delay such Publication for up to [**] as necessary to enable the Parties to file a Patent if such Publication might adversely affect such Patent. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. From and after delivery of a [**] with respect to a Collaboration Target, (a) Novartis shall have the sole right to publicly present or publish results of studies with respect to Collaboration Compounds or Collaboration Products Directed Against such Collaboration Target in its sole discretion and (b) Schrӧdinger shall have no right to publicly present or publish results of studies with respect to Collaboration Compounds or Collaboration Products Directed Against such Target without Novartis’ prior written approval (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, order and inclusion of authors or acknowledgement of contributions to any publication arising from each Project conducted under this Agreement will be determined in accordance with scientific and academic custom.
Nothing contained in this Section 12.5 (Publications) shall prohibit the inclusion of Confidential Information of the other Party in a Patent application claiming or Covering the Manufacture, use, sale or formulation of a Collaboration Compound; provided that the non-filing Party is given an opportunity to review, comment upon and approve the information to be included prior to submission of such Patent application, where and to the extent required by Article 9 (Intellectual Property Ownership; Patent Prosecution and Enforcement) hereof. Notwithstanding the foregoing, Novartis shall not have the right to publish or present Schrӧdinger’s Confidential Information without Schrӧdinger’s prior written consent, and Schrӧdinger shall not have the right to publish or present Novartis’ Confidential Information without Novartis’ prior written consent.
Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct Clinical Trials. The Parties recognize that such investigators operate in an academic environment and may release Information regarding such studies in a manner consistent with academic standards; provided, that each Party will use reasonable efforts to prevent publication prior to the filing of relevant Patent applications and to ensure that no Confidential Information of either Party is disclosed.

12.6    Effect of Change of Control of Schrӧdinger. In the event that Schrӧdinger undergoes a Change of Control with a Third Party (an Acquirer as defined below), then:
(a)    the Material, Information, Patents or other intellectual property of such Acquirer owned or controlled by such Acquirer or any of such Acquirer’s Affiliates prior to such acquisition (“Acquirer Background Technology”), in each case, (i) shall not be deemed “Controlled” by Schrӧdinger or its Affiliates and shall be excluded from the Licensed Technology and Product Specific Patents, and (ii) shall not be disclosed to Novartis or its Affiliates, used in connection with activities under this Agreement or used in connection with or incorporated into and Collaboration Product, in each case ((i) or (ii)), except to the extent Novartis or its Affiliates otherwise have rights with respect to such Acquirer Background Technology; provided that if, notwithstanding the foregoing clause (ii), Acquirer Background Technology is disclosed to Novartis or its Affiliates or used by or on behalf of Schrӧdinger (or any of its Affiliates or its or their sublicensees under the grant of rights in Section 7.1(b)) in connection with or incorporated into a Collaboration Product, then (A) Schrӧdinger shall be deemed to Control the Acquirer Background Technology that is so disclosed, used or incorporated and (B) the foregoing clause (ii) shall no longer apply to Novartis and its Affiliates and its and their Sublicensees with respect to such Acquirer Background Technology; and
(b)    the Material, Information, Patents or other intellectual property that, following such Change of Control, that (i) is created, conceived, developed, made or otherwise acquired or Controlled by the Acquirer or any of such Acquirer’s Affiliates (other than the Acquired Party) (A) without use of the Schrödinger Platform, Licensed Know-How or Novartis’ Confidential Information (including any data, results, or other Information from, or that is used in conducting, a Project) (collectively, the “Subject Information”) and (B) without the use of the Acquired Party’s personnel working on or performing, or who have worked on or performed, a Project (collectively, “Subject Personnel”) and (ii) has been held subject to firewalls established to prevent access and sharing between Subject Personnel and Acquirer’s and its Affiliates’ personnel working on such other intellectual property (such Material, Information, Patents or other intellectual property, “Acquirer Future Technology”), in each case, (I) shall not be deemed “Controlled” by Schrӧdinger or its Affiliates and shall be excluded from the Licensed Technology or Product Specific Patents, and (II) shall not be disclosed to Novartis or its Affiliates, used in connection with activities under this Agreement or used in connection with or incorporated into and Collaboration Product, in each case ((I) or (II)), except to the extent Novartis or its Affiliates otherwise have rights with respect to such Acquirer Future Technology; provided that if, notwithstanding the foregoing clause (II), Acquirer Future Technology is disclosed to Novartis or its Affiliates or used by or on behalf of Schrӧdinger (or any of its Affiliates or its or their sublicensees under the grant of rights in Section 7.1(b)) in connection with or incorporated into and Collaboration Product, then (X) Schrӧdinger shall be deemed to Control the Acquirer Future Technology that is so disclosed, used or incorporated and (Y) the foregoing clause (II) shall no longer apply to Novartis and its Affiliates and its and their Sublicensees with respect to such Acquirer Future Technology.

(c)    As used herein, “Acquirer” means the Third Party involved in the Change of Control, and any Affiliate of such Third Party that was not an Affiliate of the Acquired Party immediately prior to the effective date of the Change of Control; and “Acquired Party” means the Party that was the subject of such Change of Control, together with any entity that was its Affiliate immediately prior to the effective date of the Change of Control, and any of their successors.
12.7    As of the effective date of the Change of Control transaction, the JSC shall disband pursuant to Section 2.3, and Novartis shall have no obligation to disclose to Schrödinger any Information with respect to Collaboration Compounds, Collaboration Products or their Exploitation other than pursuant to Section 2.3 or Article 8 (Payments).
12.8    Termination of Prior CDA. This Agreement terminates, as of the Effective Date, the Prior CDA. All Information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the corresponding Party under this Agreement and shall be subject to the terms of this Article 12 (Confidentiality).
Article 13.    TERM AND TERMINATION
13.1    HSR Filing; Effectiveness of Agreement; Term.
(a)    HSR Filing.
(i)    Schrӧdinger and Novartis will, as promptly as practicable (but no later than [**] after the Execution Date), prepare and file with the FTC and DOJ, the Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) required for the transactions contemplated hereby, together with all required documentary attachments thereto (the “HSR Filings”). Notwithstanding the foregoing, the Parties may, upon mutual agreement, delay the filing of any of the HSR Filings if they reasonably believe that such delay would result in obtaining any clearance required under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby more expeditiously. Each of Schrӧdinger and Novartis will cooperate in the antitrust clearance process, including by furnishing to each other’s counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and to furnish promptly with the FTC and DOJ any information reasonably requested by them in connection with such filings. Each Party will be responsible for its own fees, costs and expenses associated with any HSR Filings or in connection with its obligations pursuant to this Section 13.1(a).
(ii)    Schrӧdinger and Novartis will each use commercially reasonable efforts to promptly obtain the expiration or termination of the HSR waiting period as it relates to this Agreement and the transactions contemplated hereby and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or DOJ and will comply promptly with any such inquiry or request. As used in this Section 13.1(a), “commercially reasonable efforts” will not include, and will not require, proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, (A) the sale, divestiture, disposition, licensing or sublicensing of any of a Party’s or its Affiliates’ assets, properties or businesses, (B) behavioral limitations, conduct restrictions or commitments with respect to such assets, properties or business, or of any of the rights or obligations of a Party under this Agreement, or (C) defending through litigation any claim asserted in court by any Third Party that would restrain, prevent or delay the Effective Date.
(iii)    The Parties will instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such commercially reasonable efforts and cooperation shall include counsel’s undertaking to (A) keep each other informed of communications, inquiries and requests from and to personnel of the FTC or DOJ, including by providing copies thereof to the other Party (subject to reasonable redactions for privilege or confidentiality concerns), and (B) confer with each other regarding appropriate contacts with and response to such personnel of the FTC or DOJ and the content of any such contacts or presentations. Each of Schrӧdinger and Novartis will consult with the other Party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the FTC or DOJ with respect to any such filings, applications, investigation, or other inquiry and, to the extent permitted by the DOJ or FTC, give the other Party the opportunity to attend and participate in such meeting or discussion. Each Party will provide the other Party the opportunity to review in advance, and will consider in good faith the other Party’s reasonable comments in connection with, the content of any presentations, white papers or other written materials to be submitted to the FTC or DOJ. Notwithstanding any of the foregoing, the final determination as to the appropriate course of action shall be made by Novartis. For clarity, the Parties’ rights and obligations hereunder apply only in so far as they relate to this Agreement and to the transactions contemplated under this Agreement.
(b)     Effectiveness of the Agreement; Term. Except for the Parties’ rights and obligations under this Section 13.1, Section 14.1, Section 14.2, and Section 14.4, which will be effective as of the Execution Date, this Agreement will not become effective until the applicable waiting period (and any extensions thereof), including any timing agreement entered into with the United States Federal Trade Commission (“FTC”) or the Antitrust Division of the United States Department of Justice (“DOJ”) under the HSR Act shall have expired or terminated (the “Effective Date”). As of the Effective Date, all other provisions of this Agreement will become effective automatically without the need for further action by the Parties. Notwithstanding any other provisions of this Agreement to the contrary, if the Effective Date has not occurred on or before the date that is [**] after the Execution Date (the “Outside Date”), then either Party, by written notice to the other, may terminate this Agreement, which will then become void and of no further effect as of such notice, provided that the Outside Date shall automatically be extended up to [**] for a period of [**] each if the Effective Date shall not have occurred within such [**] period or such initial [**] extension period, as applicable. Subject to the foregoing provisions in this Section 13.1, this Agreement shall become effective on the

Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination), shall continue until it expires as follows (the “Term”): (i) on a Collaboration Product-by-Collaboration Product and country-by-country basis, on the date of the expiration of the Royalty Term under this Agreement in such country with respect to such Collaboration Product; (ii) on a Collaboration Target-by-Collaboration Target basis, upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Collaboration Products Directed Against such Collaboration Target in all countries in the Territory; and (iii) in its entirety, upon the expiration of all payment obligations under this Agreement with respect to all Collaboration Products in all countries in the Territory.
13.2    Termination by Novartis at Will or for a Safety Concern.
(a)    At Will. Novartis may terminate this Agreement in its entirety or on a Collaboration Target-by-Collaboration Target basis, at any time after the Effective Date, for any reason or no reason, upon (a) sixty (60) days’ prior written notice to Schrödinger in the case where a [**] for a Collaboration Compound Directed Against such Collaboration Target has not been delivered to Novartis in accordance with the applicable Project Plan for such Collaboration Target, (b) ninety (90) days’ prior written notice to Schrödinger in the case where Novartis has delivered a [**] for a Collaboration Compound Directed Against such Collaboration Target but Regulatory Approval has not been obtained for any applicable Collaboration Compound for such Collaboration Target in either the U.S. or the EU, or (c) upon one hundred and eighty (180) days’ prior written notice to Schrödinger following Regulatory Approval of such Collaboration Product. For clarity, following any such notice of termination under this Section 13.2(a), milestone payments will be due on Sales Milestones achieved during the period between the notice of termination and the effective date of termination with respect to this Agreement as a whole, or the applicable Collaboration Target(s) if terminated with respect to one (1) or more Collaboration Target(s), as applicable.
(b)    Termination for Safety Concerns. Novartis may elect, in its sole discretion, to terminate this Agreement, in its entirety or on a Collaboration Target-by-Collaboration Target basis, upon five (5) Business Days’ prior written notice to Schrödinger if Novartis determines in good faith that a Safety Concern exists with respect to a Collaboration Product Directed Against such Collaboration Target and that it is not advisable for Novartis to continue to Develop or Commercialize such Collaboration Product due to such Safety Concern. Prior to the effective date of any termination pursuant to this Section 13.2(b), Novartis shall use reasonable efforts to discuss the applicable Safety Concern(s) with Schrӧdinger. Following such written notice to Schrödinger under this Section 13.2(b), no milestone payments will be due on milestones achieved during the period between the notice of termination and the effective date of the termination.
13.3    Termination by Either Party for Breach.

(a)    Subject to Section 13.3(b) (Termination by Either Party for Breach), in the event that a Party materially breaches this Agreement, the other Party may terminate this Agreement in its entirety or on a Collaboration Target-by-Collaboration Target or Project-by-Project basis if such breach shall have continued for [**] (or [**] in the case of a breach as a result of undisputed non-payment)) after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured (such period, the “Cure Period” and such notice, a “Termination Notice”), provided that:
(i)     Except as set forth in Section 13.3(b) (Termination by Either Party for Breach), any such termination shall become effective at the end of such Cure Period unless the breaching Party has cured any such breach prior to the expiration of the Cure Period (or, if such material breach cannot be cured within such Cure Period, then such Cure Period shall be extended for an additional [**] only if the alleged breaching Party has not commenced and diligently continues good faith efforts to cure such breach during such extension period).
(ii)    In the event that Novartis materially breaches its obligations under the Agreement and such breach relates to (A) a Project, Schrödinger may only terminate such Project, (B) an [**], Schrödinger may only terminate such [**], (C) a Collaboration Target, Schrödinger may only terminate such Collaboration Target, or (D) a particular Major Market, Schrödinger may only terminate such Major Market.
(b)    If the alleged breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the other Party in accordance with Section 13.3(a) (Termination by Either Party for Breach), and such alleged breaching Party provides the other Party notice of such dispute within the applicable Cure Period after receiving such Termination Notice, then the matter will be resolved as provided in Article 16 (Dispute Resolution) and the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) (Termination by Either Party for Breach) or seek any remedy in lieu of termination pursuant to Section 13.7 (Remedies in Lieu of Termination) unless and until such dispute has been submitted to arbitration in accordance with Article 16 (Dispute Resolution) and it has been finally determined under Section 16.2 (Arbitration) that this Agreement has been materially breached, and the breaching Party fails to cure such breach within [**] following such arbitrators’ decision under Section 16.2 (Arbitration) (or if such breach cannot be cured within such [**] period, if the alleged breaching Party has not commenced and diligently continues good faith efforts to cure such breach, except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [**] following such arbitrators’ decision). Except as provided in this Section 13.3(b), during the pendency of any such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and the Cure Period set forth in Section 13.3(a) shall be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement.

(c)    For clarity, milestone payments by Novartis will be due on milestones achieved during the period between the notice of termination under this Section 13.3 (Termination by Either Party for Breach) and the effective date of termination.
13.4    Termination by Either Party for Insolvency. A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within [**] after the filing thereof. “Insolvency Event” means circumstances under which a Party (a) has a receiver or similar officer appointed over all or a material part of its assets or business; (b) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (c) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (d) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).
13.5    Royalty Increase for Patent Challenge. If, during the Term, in a particular country, Novartis or its Affiliate or Sublicensee, directly or indirectly by actively assisting any Third Party, (a) commences any inter partes review, post-grant review, interference opposition or similar proceeding with respect to, or opposes any extension of or the grant of a supplementary protection certificate with respect to any Payment Patent owned by Schrӧdinger or its Affiliates or (b) institutes, actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding to limit the scope of or invalidate any Payment Patent owned by Schrӧdinger or its Affiliates or to obtain a ruling that any claim within any Payment Patent owned by Schrӧdinger or its Affiliates is unenforceable or not patentable ((a) or (b), a “Schrӧdinger Patent Challenge”)), and after [**] written notice from Schrӧdinger, Novartis does not rescind (or cause to be rescinded) such Schrӧdinger Patent Challenge, Schrӧdinger will have the right to (i) increase all future royalties payable by Novartis hereunder by [**] percent ([**]%) with respect to the applicable Collaboration Products in such country Covered by the Patent rights subject to the Schrӧdinger Patent Challenge and (ii) Novartis shall reimburse Schrӧdinger for all of Schrӧdinger’s expenses (including reasonable attorneys’ fees and costs) incurred in connection with defending such challenge. For the avoidance of doubt, such increase in milestones and royalties shall be applied before any reductions under Article 8 (Payments) or remedies available under Section 13.7 (Remedies in Lieu of Termination). Notwithstanding the foregoing:
(a)    Schrӧdinger Patent Challenges shall not include Novartis or any of its Affiliates or Sublicensees: (i) exercising any rights or performing any obligations with respect to such Payment Patent owned by Schrӧdinger or its Affiliates under Section 9.2, Section 9.5, or Section 9.7; (ii) seeking to limit the scope or making any assertion of invalidity, non-infringement, or unenforceability as a defense or counterclaim in any court or administrative proceeding as a result of Schrӧdinger or its Affiliates asserting infringement of Payment Patents owned by Schrӧdinger or its Affiliates; (iii) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding; or (iv) complying with any Applicable Law or court order.
(b)    This Section 13.5 shall not apply if Novartis or its Affiliate: (i) acquires a Third Party, whether by stock purchase, merger, asset purchase, or otherwise, that has an existing Schrӧdinger Patent Challenge, whether in a court or administrative proceeding, against a Patent right in the such Payment Patents owned by Schrӧdinger or its Affiliates, or where such Third Party asserts invalidity, non-infringement or unenforceability as a defense in any court or administrative proceeding as a result of Schrӧdinger or its Affiliates asserting infringement of a Patent right in such Payment Patents owned by Schrӧdinger or its Affiliates; (ii) licenses a product for which the licensor has an existing Patent Challenge, whether in a court or administrative proceeding, against a Patent right in such Payment Patents owned by Schrӧdinger or its Affiliates, or where such licensor asserts invalidity, non-infringement or unenforceability as a defense in any court or administrative proceeding as a result of Schrӧdinger or its Affiliates asserting infringement of a Patent right in such Payment Patents owned by Schrӧdinger or its Affiliates; or (iii) with respect to any such Schrӧdinger Patent Challenge by any such Sublicensee, terminates the sublicense granted to such Sublicensee within [**] of Schrӧdinger’s notice to Novartis under this Section 13.5.
For the avoidance of doubt, nothing in this Section 13.5 (Royalty Increase for Patent Challenge) prevents Novartis or any of its Affiliates or Sublicensees from asserting any Schrӧdinger Patent Challenge.
13.6    Effects of Termination of this Agreement.
(a)    In General. Upon termination of this Agreement, in whole or in part, by a Party pursuant to Section 13.2 (Termination by Novartis at Will or for a Safety Concern) through Section 13.4 (Termination by Either Party for Insolvency), the following terms will apply:
(i)    With respect to any Collaboration Target for which this Agreement has been terminated such Collaboration Target shall become a Terminated Target and (B) subject to this Section 13.6(a), each Party’s rights and obligations under this Agreement with respect to the research, Development, Manufacture, Commercialization or other Exploitation of such Terminated Target(s) shall automatically cease as of the effective date of termination. Either Party and its Affiliates will be free to, alone or for or with any Third Party, research, develop, Manufacture or commercialize any compound, product or companion diagnostic for such Terminated Target. For clarity, if this Agreement is terminated in its entirety all Collaboration Targets shall be Terminated Targets.
(ii)    Novartis’ payment obligations with respect to Collaboration Compounds or Collaboration Products Directed Against any Terminated Target shall survive;

provided that the applicable Collaboration Compound or Collaboration Product either (A) was the subject of a [**] during the Term or (B) with respect to any Collaboration Compound or Collaboration Product that is Covered by any Product Specific Patent or that uses or was discovered using Schrödinger Arising IP, Product Specific Know-How or Licensed Know-How, Achieved the DC Criteria within [**] after the effective date of termination with respect to the applicable Collaboration Target.
(iii)    All licenses granted by either Party to the other Party will terminate except as otherwise permitted and negotiated under this Agreement.
(iv)    Within [**] after the effective date of termination, each Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party that are in its or its Affiliates’ Control; provided, that such Party may retain one (1) copy of such Confidential Information for its legal archives, and provided further that such Party shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
(v)    Schrӧdinger shall remain entitled to receive all payments that accrued but were unpaid before the effective date of such termination;
(vi)    The JSC (and all Working Groups and committees) will be dissolved as of the effective date of such termination; and
(vii)    Certain provisions herein will survive termination, in accordance with Section 13.10 (Survival).
(b)    Reversion.
(i)    Reversion Pre-DC. In the case of termination of this Agreement, in its entirety or with respect to a Terminated Target (and for clarity, not in the event of termination with respect to a Project or [**]) by Schrӧdinger under Section 13.3 (Termination by Either Party for Breach) or Section 13.4 (Termination by Either Party for Insolvency) or by Novartis under Section 13.2(a) (At Will), in each case, prior to issuance of a [**], effective upon Schrӧdinger’s written notification to Novartis, within [**] of the effective date of such termination, of its election under this Section 13.6(b)(i):
(A)    Conditioned upon and concurrent with Schrӧdinger’s grant of the Covenant Not To Sue in Section 13.6(b)(i)(B) below, Novartis will, and hereby does assign to Schrӧdinger, without additional compensation, all right, title and interest in and to any Novartis-Owned Arising IP that was solely conceived, discovered, developed, identified, or otherwise made by or on behalf of Schrӧdinger or its Affiliates, or their respective employees, agents or independent contractors and that is specifically related to one (1) or more Collaboration

Compounds Directed Against such Terminated Target (other than any Novartis Internal Collaboration Compounds); provided, that if the Terminated Territory is less than worldwide, then Novartis shall assign to Schrӧdinger only patents in the Terminated Territory and not any other Novartis-Owned Arising IP For the avoidance of doubt, the foregoing assignment does not apply to any Novartis-Owned Arising IP solely or jointly conceived, discovered, developed or otherwise made by or on behalf of Novartis or its Affiliates or their respective employees, agents or independent contractors (such assignment, the “Limited Assignment”).
(B)    Conditioned upon and concurrent with Novartis’ Limited Assignment in Section 13.6(b)(i)(A) above, Schrӧdinger, on behalf of itself and its Affiliates and sublicensees, and its and their respective successors and assigns, hereby covenants that it and its Affiliates and its sublicensees, and its and their respective successors and assigns, shall not commence or cause to be commenced any action or proceeding claiming or otherwise alleging infringement of the Novartis-Owned Arising IP assigned to Schrӧdinger under Section 13.6(b)(i)(A) against Novartis or any of its Affiliates or its and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns, licensees, sublicensees, customers, partners, and contractors, with respect to use of such Novartis-Owned Arising IP, provided that such use was for Novartis’ [**] (the “Covenant Not To Sue”).
(ii)    Reversion Rights Post-DC and Pre-Phase 1. In the case of termination of this Agreement, in its entirety or with respect to a Terminated Target (and for clarity, not in the event of termination with respect to a Project or an [**]) by Schrӧdinger under Section 13.3 or Section 13.4 or by Novartis under Section 13.2(a), in each case, after issuance of a [**] pursuant to Section 3.6 and prior to Initiation of a Phase 1 Clinical Trial, upon Schrӧdinger’s written notification to Novartis, within [**] of the effective date of such termination, of its election under this Section 13.6(b)(ii):
(A)    Novartis will, and hereby does, provide Schrӧdinger the Limited Assignment in Section 13.6(b)(i)(A) and Schrӧdinger will, and hereby does, grant Novartis the Covenant Not To Sue in Section 13.6(b)(i)(B), in each case, pursuant to the terms and conditions specified therein.
(B)    Schrӧdinger will have the option to enter into good faith negotiations with Novartis for a license grant under Novartis-Owned Arising IP that specifically relates to Reversion Compounds or Reversion Products (other than any Novartis Internal Collaboration Compounds and other than any Patents and Information relating to manufacturing technology or any active pharmaceutical ingredient that is not a Reversion Compound) that is necessary to Exploit Reversion Products in the Field in the Territory.
(iii)    Reversion Rights Post-Phase 1. In the case of termination of this Agreement, in its entirety or with respect to a Terminated Target (and for clarity, not in the event of termination with respect to a Project or an [**]) by Schrӧdinger under Section 13.3 or Section 13.4 or by Novartis under Section 13.2(a), in each case, after Initiation of a Phase 1 Clinical

Trial, upon Schrӧdinger’s written notification to Novartis, within [**] of the effective date of such termination, of its election under this Section 13.6(b)(iii):
(A)    Novartis will, and hereby does, provide Schrӧdinger the Limited Assignment in Section 13.6(b)(i)(A) and Schrӧdinger will, and hereby does, grant Novartis the Covenant Not To Sue in Section 13.6(b)(i)(B), in each case, pursuant to the terms and conditions specified therein.
(B)    The Parties will, within [**] following the receipt by Novartis of Schrӧdinger’s written notification as provided above in this Section 13.6(b)(iii), negotiate in good faith with respect to and enter into, on reasonable financial terms, a reversion license granting Schrӧdinger an exclusive, perpetual, irrevocable (other than for non-payment), fully-transferrable license, with the right to grant multiple tiers of sublicenses, under the Novartis-Owned Arising IP that specifically relates to Reversion Compounds or Reversion Products (other than any Novartis Internal Collaboration Compounds and other than any Patents and Information relating to manufacturing technology or any active pharmaceutical ingredient that is not a Reversion Compound) that is necessary to Exploit Reversion Products for which a Phase 1 Clinical Trial was Initiated prior to the effective date of termination, in the Field in the Terminated Territory for the purpose of Exploiting such Reversion Products in the Field in the Terminated Territory. In the event there is a dispute regarding the terms in the reversion license to be negotiated between the Parties pursuant to Section 13.6(b)(iii)(B), such dispute will be submitted to fast-track, binding baseball arbitration in accordance with Schedule 13.6(b)(iii)(B).
(C)    Materials. Upon Schrӧdinger’s written request, in the event of worldwide termination with respect to one or more Reversion Products, Novartis shall transfer all existing and available clinical material for such Reversion Products, including the Reversion Compounds therein, to Schrӧdinger in consideration for Schrödinger’s payment of Novartis’s fully burdened Manufacturing cost and transfer cost (including shipping). If a Reversion Product is marketed in any country of the Terminated Territory on the date of the notice of termination of this Agreement, upon the request of Schrӧdinger, Novartis shall transfer all existing and available amount of such Reversion Product to Schrӧdinger in consideration for Schrödinger’s payment of Novartis’s fully burdened Manufacturing cost and transfer costs (including shipping).
(D)    Regulatory Approvals. If the effective date of termination is after First Commercial Sale of a Reversion Product in the Terminated Territory, then, to the extent permitted by Applicable Law, Novartis or its Affiliates (or to the extent permitted by the applicable sublicense, its Sublicensees) will use Commercially Reasonable Efforts to transfer Regulatory Approvals of such Reversion Product in the Terminated Territory to Schrӧdinger or its designee, or to otherwise obtain for Schrödinger the benefit of such Regulatory Approvals.
(E)    Clinical Study Agreements. Novartis shall assign and transfer all clinical study agreements that are solely related to the Terminated Products in the

Terminated Territory, to the extent such Third Party agreements have not been cancelled and are assignable without Novartis paying any consideration or commencing litigation in order to effect an assignment of any such agreement. To the extent the foregoing is not permitted under the terms of any Third Party agreements, Novartis shall notify Schrӧdinger and provide necessary introductions to such Third Parties via e-mail.
(F)    Trademarks. If the effective date of termination is after Initiation of a Phase 3 Clinical Trial, then, Novartis will promptly transfer and assign to Schrӧdinger all of Novartis’s and its Affiliates’ rights, title and interests in and to trademarks (including Product Marks) owned or in-licensed by Novartis or its Affiliates solely used to identify the Reversion Products (but not any house marks, or logos or any trademark of Novartis or its Affiliates, containing the word “Novartis” or any such Affiliate) owned by Novartis and used for the Reversion Products in the Field in the Terminated Territory.
(G)    Third Party Agreements. If Schrӧdinger so requests, and to the extent permitted under Novartis’s obligations to Third Parties on the effective date of termination, Novartis will transfer, assign, or otherwise sublicense to Schrӧdinger (or, alternatively, add Schrӧdinger as an additional party to) any Third Party agreements and rights thereunder relating solely to the Exploitation of the Reversion Products in the Terminated Territory to which Novartis is a party, to the extent such Third Party agreements have not been cancelled and are assignable without Novartis paying any consideration or commencing litigation in order to effect an assignment of any such agreement, subject to any required consents of such Third Party, which Novartis will use reasonable efforts to obtain promptly (but, for clarity, without paying any consideration or commencing any litigation to obtain such consent). To the extent the foregoing is not permitted under the terms of any Third Party agreements, Novartis shall notify Schrӧdinger and provide necessary introductions to such Third Parties via e-mail.
(iv)    Further Assurances. Novartis will execute all documents and take all such further actions as may be reasonably requested by Schrӧdinger in order to give effect to the foregoing clauses in Section 13.6(b).
(v)    Reversion Rights for [**]. For clarity, the termination of an [**] shall not trigger any reversion rights in this Section 13.6(b), unless and until all [**] have been terminated.
13.7    Remedies in Lieu of Termination. In the event that Novartis would have the right to terminate this Agreement with respect to a Collaboration Product pursuant to Section 13.3 (Termination by Either Party for Breach), then, in lieu of exercising such termination right and effective as of the date on which such termination would have taken place after a termination notice has been provided to Schrödinger, Novartis may instead, notwithstanding any other term of this Agreement, on written notice to Schrödinger and in respect of such Collaboration Product: (a) reduce the amount of any Discovery Milestone Payment, Development Milestone Payment for the applicable Territory, Sales Milestone Payment for the applicable Territory or royalties

(each as payable by Novartis to Schrödinger in accordance with Article 8 (Payments) and subject to the Royalty Floor) shall be reduced by [**] percent ([**]%) and (b) Novartis shall have the right to offset the amount of any damages (subject to Section 15.4 (Limitation of Liability)) it has suffered as a result of Schrödinger’s breach against any such Discovery Milestone Payment, Development Milestone Payment, Sales Milestone Payment or royalties (each as payable by Novartis to Schrödinger in accordance with Article 8 (Payments)); provided, for clarity, that such remedy shall be available only after expiration of the Cure Period set forth in Section 13.3(a) and provided that Schrӧdinger does not dispute the existence or materiality of a breach pursuant to Section 13.3.
13.8    Effects of Expiration of Agreement. Upon the expiration of the Royalty Term (i.e., in the case where there is no earlier termination pursuant to this Article 13 (Term and Termination)), on a Collaboration Product-by-Collaboration Product and country-by-country basis, the license granted to Novartis under Section 7.1(a)(ii) with respect to Licensed Technology shall convert to a fully paid-up, perpetual and irrevocable and non-exclusive license. Certain provisions herein will survive expiration, in accordance with Section 13.10 (Survival).
13.9    Other Remedies. Except as otherwise provided in this Article 13 (Term and Termination), expiration or earlier termination of this Agreement for any reason shall not release either Party from any liability or obligation (including payments) that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Subject to and without limiting the terms and conditions of this Agreement (including Section 15.4 (Limitation of Liability)), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.
13.10    Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary and without limiting the provisions of Section 13.9 (Other Remedies), the following provisions shall survive and apply after expiration or termination of this Agreement, in addition to any other terms and conditions that are expressly stated to survive termination or expiration of this Agreement, where applicable for the time periods set forth therein: Section 3.15 (Use of Novartis Datasets; Maintenance of Novartis Dedicated Tenancy), and the corresponding Schedule 3.15, in accordance with its terms); Section 7.1(a)(ii) (Licenses to Novartis) (in accordance with its terms); Section 7.1(a)(iii) (Licenses to Novartis); Section 7.2 (Sublicensing) (solely to the extent applicable to surviving license grants); Section 7.3 (No Other Rights); Section 8.1 (Upfront Payment) through Section 8.14 (Diagnostic Products) (with respect to payment obligations arising before termination or expiration of this Agreement); Section 8.2 (Discovery Milestone Payments) through Section 8.14 (Diagnostic Products) (with respect to payment obligations arising after such termination or expiration pursuant to Section 13.6(a)(ii), in each case, to the extent Novartis or its Affiliate continues to Develop or Commercialize Collaboration Products after the effective date of termination); Section 9.1 (Ownership of Intellectual Property); Section 9.2(c) (Cooperation); Section 9.10 (Further Action); Section 10.2 (Use of Name); Article 11 (Exclusivity) (solely with respect to a Terminated Target that is a Discontinued Target, and in such case solely for [**] following the effective date of termination); Sections 12.1 (Confidentiality) through Section 12.5 (Publications) (for the time period set forth in Section 12.4); Section 13.1 (HSR Filing; Effectiveness of Agreement; Term); Section 13.6 (Effects of Termination of this Agreement); Section 13.8 (Effects of Expiration of Agreement); Section 13.9 (Other Remedies); this Section 13.10 (Survival); Section 14.4 (No Other Representations or Warranties); Article 15 (Indemnification and Limitation of Liability) (except for Section 15.5 (Insurance)); Article 16 (Dispute Resolution); Article 17 (Miscellaneous) (except for Section 17.2 (Further Actions) and Section 17.7 (Maintenance of Records, which Section 17.7 shall apply only during the Term and thereafter until the later of (a) the [**] of expiration or termination of the Agreement and (b) expiration of any retention period specified by Applicable Law)); and Article 1 (Definitions) (to the extent the definitions are embedded in the foregoing listed surviving Articles and Sections). If this Agreement is terminated with respect to one or more Projects but not in its entirety, then following such termination the foregoing provisions of this Agreement will survive such termination with respect to such terminated Projects(s) (to the extent they would survive and apply in accordance with this Section 13.10 (Survival) in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing will terminate upon termination of this Agreement with respect to the applicable Project and be of no further force and effect. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.
Article 14.    REPRESENTATIONS AND WARRANTIES
14.1    Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Execution Date and the Effective Date, and, where denoted below, covenants to the other Party as follows:
(a)    It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
(b)    It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)    It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)    It has all rights, authorizations, and licenses necessary to meet its obligations under this Agreement.
(e)    In the course of the Development of Collaboration Compounds and Collaboration Compounds, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.
(f)    It has not, and will not, after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder, and there are no agreements to which it or any of its Affiliates is a party relating to Collaboration Compounds, Collaboration Products, or Product Specific Patents that would limit the rights granted to the other Party under this Agreement.
(g)    Neither Party nor any of its employees or agents performing hereunder have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual. If, during the Term, such Party, or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to a Person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, such Party shall immediately notify the other Party, and the notified Party shall have the option, at its sole discretion, to either: (1) prohibit such Person from performing work under this Agreement or (2) terminate all work being performed or to be performed by the notifying Party pursuant to this Agreement. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply.
14.2    Representations, Warranties, and Covenants by Schrӧdinger. Without limiting any of the representations, warranties and covenants set forth in Section 14.1 (Mutual Representations, Warranties, and Covenants), Schrӧdinger hereby represents and warrants to Novartis, as of the Execution Date and the Effective Date, as follows:
(a)    It is the sole owner of all right, title and interest in and to (free and clear from any Liens of any kind) its Product Specific Patents.

(b)    The Patents within the Licensed Technology existing as of the Effective Date and set forth on Schedule 1.203 represent all Patents within its or its Affiliates’ ownership or Control relating to the Collaboration Compounds or the Exploitation thereof.
(c)    Schrӧdinger has the legal right and power to grant the licenses, rights, and interests granted to Novartis hereunder.
(d)    Schrӧdinger has no knowledge of any threatened or pending actions, lawsuits, claims or arbitration proceedings that could reasonably adversely affect the practice or use of the Schrӧdinger Platform or use of Materials provided by Schrӧdinger as contemplated under this Agreement.
(e)    Schrӧdinger’s Background IP and Schrӧdinger Platform IP is free and clear from any Liens, and Schrӧdinger has and will retain throughout the Term sufficient legal or beneficial title, ownership or license thereunder to grant the licenses and ownerships to Novartis as purported to be granted pursuant to this Agreement.
(f)    Neither Schrӧdinger nor any of its Affiliates, nor, to Schrӧdinger’s knowledge, any of its or their (sub)licensees) has received any written notice from any Third Party asserting or alleging that (i) the practice of Schrӧdinger’s Background IP or Schrӧdinger Platform IP, (ii) the Schrӧdinger Platform or the operation or use thereof, or (iii) any data or materials used to develop the Schrӧdinger Platform, in each case ((i)-(iii)), infringes, misappropriates, or otherwise violates any Patent or other intellectual property or proprietary rights of a Third Party. Schrӧdinger will promptly notify Novartis in the event Schrӧdinger or any of its Affiliates, or to Schrӧdinger’s knowledge any of its or their (sub)licensees, receives any such written notice from a Third Party during the Term and reasonably cooperate with Novartis in assessing and mitigating any resulting risks to a Project or to Novartis’ ability to Exploit any Collaboration Compound or Collaboration Product.
(g)    To Schrӧdinger’s knowledge, (i) the practice of Schrӧdinger’s Background IP and Schrӧdinger Platform IP, (ii) the Schrӧdinger Platform and the operation and use thereof, and (iii) its performance under this Agreement, in each case ((i)-(iii)), does not and will not infringe, misappropriate, or otherwise violate any Patent or other intellectual property or proprietary rights of any Third Party. Other than data provided by Novartis, Schrӧdinger has or will procure, as applicable, all rights and licenses necessary for the use of any data, materials or other Information used, or that will be used, by Schrӧdinger to train and otherwise develop the Schrӧdinger Platform under or in furtherance of any Project.
(h)    There are no pending and, to Schrӧdinger’s knowledge, no threatened, actions, suits, proceedings, judgments or settlements, nor any pending reissues, reexaminations, inter partes reviews, post grant reviews, interferences, oppositions, or similar proceedings, with respect to any Patents within Schrӧdinger’s Background IP or the Schrӧdinger Platform IP.

(i)    No claim has been filed or served, and no written threat of a claim or litigation has been made by any Person, nor has any judicial or agency proceeding been instituted, against Schrӧdinger that alleges that any issued any Patents within Schrӧdinger’s Background IP or the Schrӧdinger Platform IP are invalid or unenforceable.
(j)    To Schrӧdinger’s knowledge, all of its or its Affiliates’ Patents within Schrӧdinger’s Background IP or the Schrӧdinger Platform IP are subsisting and are not invalid or unenforceable, in whole or in part.
(k)    Schrӧdinger has not and will not grant any license or any option for a license under, or any right, title or interest in or to, Schrӧdinger’s Background IP or the Schrӧdinger Platform IP to any Third Party to research, Develop, Manufacture, Commercialize or otherwise Exploit any Collaboration Compound in any country in the Territory that conflicts with (or reasonably would be expected to conflict with) the licenses and ownership granted, or to be granted, by Schrӧdinger to Novartis under this Agreement.
(l)    There are no amounts that Novartis or its Sublicensees will be required to pay to a Third Party as a result of the Exploitation of any Collaboration Compounds or Collaboration Products that arise out of any agreement to which Schrӧdinger or any of its Affiliates is a party.
(m)    Schrӧdinger has not entered into a government funding relationship that would result in rights to any Collaboration Compounds or Collaboration Products residing in the United States government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the United States government as set forth in Public Law 96 517 (35 U.S.C. 200 204) or any similar obligations under the laws of any other country.
(n)    Schrӧdinger has conducted the required technical analysis for the Collaboration Targets that are the subject of the Initial Project Plans and has determined suitability to proceed with such Initial Project Plans.
14.3    Representations, Warranties, and Covenants as of [**], and upon Approval of new Project Plans.
(a)    Each Party makes the representations, warranties, and covenants set forth in Section 14.1 (Mutual Representations, Warranties, and Covenants) to the other Party, as applicable, and Schrӧdinger makes the representations, warranties, and covenants set forth in Section 14.2 (Representations, Warranties, and Covenants by Schrӧdinger) (i) as of the delivery date of the [**] and (ii) upon approval of each new Project Plan, unless and to the extent a Party notifies the other Party that any of the representations, warranties, and covenants made by it in either Section 14.1 (Mutual Representations, Warranties, and Covenants) or Section 14.2 Section 14.2 (Representations, Warranties, and Covenants by Schrӧdinger), are not true and correct in any material respects and the notifying Party provides reasonable written disclosure against such representation, warranty, or convent, which notice must be issued to the other Party no later than [**] of the delivery date of the [**] or prior to approval of the Project Plan, as applicable.
(b)    Novartis covenants that, as of the delivery of the [**] under Section 3.6 (Discovery Milestone Event and Development Candidate Designation) it will have conducted a reasonable freedom to operate search.
14.4    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14 (REPRESENTATIONS AND WARRANTIES), NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
Article 15.    INDEMNIFICATION AND LIMITATION OF LIABILITY
15.1    Indemnification by Schrӧdinger for Third Party Claims. Schrӧdinger shall defend, indemnify, and hold Novartis, its Affiliates and Sublicensees, and its and their respective officers, directors, employees, and agents (collectively, the “Novartis Indemnitees”) harmless from and against any and all damages, losses, liabilities, or other amounts payable to a Third Party, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Novartis Indemnitees, all to the extent arising out of or resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Novartis Claims”) against such Novartis Indemnitee that arise out of or result from: (a) a breach of any of Schrӧdinger’s representations, warranties, covenants and obligations under this Agreement; (b) the infringement, misappropriation, or violation of any Third Party Patent or other intellectual property or proprietary right by the Schrӧdinger Platform or otherwise by Schrӧdinger or its (sub)licensees and its and their Affiliates in the performance of Schrӧdinger’s obligations under this Agreement; (c) Schrӧdinger’s use of any Future In-Licensed IP that Novartis had, pursuant to Section 8.5(c)(iii)(B)(2), elected not to include as Licensed Technology or Product Specific Patents; (d) the gross negligence, recklessness or willful misconduct of, or violation of Applicable Law by, any Schrӧdinger Indemnitees in connection with this Agreement; and (e) the research or preclinical Development of Collaboration Compounds or Collaboration Products in the Field in the Territory by or on behalf of Schrӧdinger’s or its Affiliates before the Effective Date or during the Term. The foregoing indemnity obligation shall not apply to the extent that any Novartis Claim is subject to indemnity pursuant to Section 15.2 (Indemnification by Novartis for Third Party Claims).

15.2    Indemnification by Novartis for Third Party Claims. Novartis shall defend, indemnify, and hold Schrӧdinger, its Affiliates, and Sublicensees hereunder and its and their respective officers, directors, employees, and agents (collectively, the “Schrӧdinger Indemnitees”) harmless from and against any and all damages, losses, liabilities, or other amounts payable to a Third Party, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Schrӧdinger Indemnitees, all to the extent arising out of or resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Schrӧdinger Claims”) against such Schrӧdinger Indemnitee that arise out of or result from: (a) the Exploitation of any Collaboration Compounds or Collaboration Products in the Field in the Territory by or on behalf of Novartis or its Sublicensees and its and their Affiliates during the Term; (b) a breach of any of Novartis’ representations, warranties, covenants and obligations under this Agreement; or (c) the gross negligence, recklessness or willful misconduct of or violation of Applicable Law by, any Novartis Indemnitees in connection with this Agreement. The foregoing indemnity obligation shall not apply to the extent that any Schrӧdinger Claim is subject to indemnity pursuant to Section 15.1 (Indemnification by Schrӧdinger for Third Party Claims).
15.3    Indemnification Procedures. The Party claiming indemnity under this Article 15 (Indemnification and Limitation of Liability) (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”) (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give such notice), and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such Claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such Claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such Claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case. If the Indemnifying Party does assume the defense of any Claim, it (a) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 15 (Indemnification and Limitation of Liability), (b) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party and (c) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed) if such settlement involves anything other than the payment of money by the Indemnifying Party (including, for example, any settlement admitting fault or wrongdoing of the Indemnified Party, or consenting to any injunctive relief). The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 15.3 (Indemnification Procedures), and shall have the right, at its own cost and expense, to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification; provided, however, that, the Indemnifying Party shall pay such costs and expenses of the Indemnified Party if (x) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (y) the Indemnifying Party has failed to assume the defense and employ counsel and the Indemnified Party controls the defense in accordance with this Section 15.3 (Indemnification Procedure) or (z) the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim such that the representation by the same counsel of both Parties and any respective Indemnified Parties is prohibited under Applicable Law, ethical rules or equitable principles. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 15 (Indemnification and Limitation of Liability).
15.4    LIMITATION OF LIABILITY. EXCEPT FOR (A) INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 15.1 (INDEMNIFICATION BY SCHRӦDINGER FOR THIRD PARTY CLAIMS) OR 15.2 (INDEMNIFICATION BY NOVARTIS FOR THIRD PARTY CLAIMS) HEREUNDER, (B) A BREACH OF ARTICLE 11 (EXCLUSIVITY) OR ARTICLE 9 (INTELLECTUAL PROPERTY ONWERHSIP; PATENT PROSECUTION AND ENFORCEMENT), (C) ANY BREACH OF ARTICLE 12 (CONFIDENTIALITY) BY A PARTY OR ITS AFFILIATES OR ITS OR THEIR LICENSEES OR SUBLICENSEES AND THEIR AFFILIATES, OR (D) DAMAGES THAT ARE DUE TO THE FRAUD OR WILLFUL MISCONDUCT OF THE LIABLE PARTY IN CONNECTION WITH THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
15.5    Insurance. Each Party shall procure and maintain at its own cost, with financially stable and reputable insurers, adequate insurance protection that is usual and customary for its respective business operations and reasonably necessary to cover its actual and potential insurable liabilities under this Agreement. Any deductible associated with a Party’s third-party insurance policy shall be the responsibility of that Party and cannot be passed on to the other Party. Schrӧdinger acknowledges and agrees that Novartis may fulfill some or all of its foregoing obligations under this Section 15.5 (Insurance) by means of self-insurance to the same extent, where permitted by law. It is understood that such insurance, or self-insurance, shall not be construed to create a limit of either Party’s liability, including with respect to its indemnification obligations under this Article 15 (Indemnification and Limitation of Liability).
Article 16.    DISPUTE RESOLUTION
16.1    Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 (Dispute Resolution) if and when a dispute arises under this Agreement, subject to Section 16.5 (Waiver of Jury Trial).
Accordingly, other than a matter within the final decision-making authority of Novartis or Schrӧdinger, or Novartis or Schrӧdinger jointly, or otherwise to be escalated to the Executive Officers as set forth in Section 2.1(e) (Decisions of the JSC), any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement shall be promptly presented to the Alliance Managers for resolution. If the Alliance Managers are unable to resolve such dispute within [**] after a matter has been presented to them, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person or virtual meeting between the Executive Officers of each Party within [**] after receipt by the other Party of such written notice. If the matter is not resolved within [**] following presentation to the Executive Officers, then either Party may invoke the provisions of Section 16.2 (Arbitration).
16.2    Arbitration. Any dispute, controversy or difference, other than an Excluded Claim, that is not resolved pursuant to Section 16.1 (Disputes), shall be settled by binding arbitration to be conducted as set forth below in this Section 16.2 (Arbitration).
(a)    Either Party, following the end of the [**] period referenced in Section 16.1 (Disputes; Resolution by Executive Officers), may refer such issue to be resolved solely and exclusively by final arbitration by submitting a written notice of such request to the other Party. In any proceeding under this Section 16.2 (Arbitration), there shall be three (3) arbitrators. The arbitration will be conducted by a panel of three (3) arbitrators in accordance with the Rules of Arbitration (“ICC Rules”) of the International Chamber of Commerce (“ICC”). The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within [**] of the receipt of the request for arbitration. The two (2) arbitrators nominated by the Parties shall together, within [**] of the appointment of the later-nominated arbitrator, select a third arbitrator as the chairperson of the arbitration panel. If any of the three (3) arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s) in accordance with the ICC Rules. The arbitrators shall have significant experience in the pharmaceutical industry and shall not include any current or former employee, consultant, officer or director of Novartis or Schrӧdinger (or their respective Affiliates), or otherwise have any current or previous relationship with Novartis or Schrӧdinger or their respective Affiliates. The seat of the arbitration shall be New York City, New York, and the language of the arbitration shall be English. The arbitrators shall render their opinion within [**] of the close of the proceedings. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.
(b)    Nothing in this Section 16.2 (Arbitration) shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning an issue, in each case, if necessary to protect the interests of such Party without the necessity of posting bond.
(c)    The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall not be disclosed to any non-party except the tribunal, the ICC, the Parties, their counsel, experts, witnesses, accountants, auditors, insurers, reinsurers, and any other person necessary to the conduct of the arbitration except to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings.
16.3    Award. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16 (Dispute Resolution), and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.
16.4    Costs. Each Party shall bear its own legal fees in connection with any arbitration procedure. The arbitrators may in their discretion assess the arbitrators’ cost, fees and expenses (and those of any Expert hired by the arbitrators) against the Party losing the arbitration.
16.5    WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW OR WITH RESPECT TO AN EXCLUDED CLAIM (AS SUCH TERM IS DEFINED IN SECTION 16.9), EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
16.6    Injunctive Relief. Nothing in this Article 16 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 16.6 (Injunctive Relief) shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3 (Termination by Either Party for Breach) or Section 13.4 (Termination by Either Party for Insolvency). No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.
16.7    Confidentiality. The arbitration proceeding shall be confidential, and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each Party shall have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 12 (Confidentiality) above.
16.8    Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.
16.9    Excluded Claims. Notwithstanding Section 16.2 (Arbitration), any controversy or claim arising under this Agreement that concerns (a) the validity or infringement of a Patent, trademark, copyright or trade secret, or (b) any antitrust, anti-monopoly or competition Applicable Laws or regulation, whether or not statutory (each, an “Excluded Claim”), may be brought in any court having jurisdiction.
Article 17.    MISCELLANEOUS
17.1    Entire Agreement; Amendments. This Agreement, including the Exhibits hereto (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior

CDA. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.
17.2    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to Schrӧdinger or Novartis from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.
17.3    Rights in Bankruptcy.
(a)    All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party, to the extent as a licensee of such rights under this Agreement, shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property licensed to such Party hereunder. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property licensed to such Party hereunder and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [**] after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [**] to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 17.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.
(b)    The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval, Manufacture and Commercialization of Collaboration Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.
(c)    Any intellectual property provided pursuant to the provisions of this Section 17.3 shall be subject to the licenses set forth elsewhere in this Agreement.
(d)    In the event that after the Effective Date Schrӧdinger enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to Novartis hereunder, Schrӧdinger will use Commercially Reasonable Efforts to enable Novartis to receive a direct license from any such Third Party in the event that such license agreement between Schrӧdinger and such Third Party is terminated or rejected under Section 365(a) of Title 11 during the Term solely on account of Schrӧdinger becoming a Bankrupt Party.
(e)    Notwithstanding anything to the contrary in Article 9 (Intellectual Property Ownership; Patent Prosecution and Enforcement), in the event that Schrӧdinger is the Bankrupt Party, Novartis may take appropriate actions in connection with the filing, Prosecution, maintenance and enforcement of any Product Specific Patents licensed to Novartis under this Agreement without being required to consult with Schrӧdinger before taking any such actions, provided that such actions are consistent with this Agreement.
17.4    Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues provided that the Party affected by such Force Majeure shall take reasonable efforts to remove the condition constituting such Force Majeure. The Party affected by such Force Majeure also shall notify the other Party of the anticipated duration of such Force Majeure and any actions being taken to avoid or minimize its effect after such occurrence. For purposes of this Agreement, “Force Majeure” shall include conditions beyond the reasonable control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lockout, civil commotion, epidemic or pandemic arising after the Effective Date, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however that the affected Party promptly notifies the other Party in writing stating the nature of the cause of non-performance, its anticipated duration and any action being taken to avoid or minimize its effect. The affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. The nonperforming Party shall promptly provide notice of such resumed performance to the other Party. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a Force Majeure affecting the payer.
17.5    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.5 (Notices), and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.
For Schrӧdinger:    Schrӧdinger, Inc.
1540 Broadway, 24th Floor
New York, New York, 10036
Attention: General Counsel

With a copy to:    Ice Miller LLP
1500 Broadway #2900
New York, NY 10036
Attn: [**]

For Novartis:    Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attention: Head of CB&D
Email: [**]

With a copy to:    Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attention: Global Head of Legal Transactions
Email: [**]

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attention: Head of BD&L
[**]

Furthermore, a copy of any notices required or given under Section 9.5(b) (Enforcement of Product Specific Patents and Joint Patents) of this Agreement shall also be addressed to the

Senior Vice President, Innovation Law of Novartis at the address set forth in Section 9.5(b) (Enforcement of Product Specific Patents and Joint Patents).
17.6    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
17.7    Maintenance of Records. Each Party shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes. Each Party shall keep and maintain all records required by Applicable Law with respect to Collaboration Products.
17.8    No Third Party Beneficiaries. Except as expressly set forth in Article 15 (Indemnification and Limitation of Liability), there are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties and their successors and permitted assigns, and no other Person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
17.9    Assignment. Neither Party may assign this Agreement or assign or transfer any rights or obligations hereunder without the prior written consent of the other, which consent will not be unreasonable withheld, conditioned or delayed, except that a Party may make such an assignment or transfer without the other Party’s consent (a) to any Affiliate of such Party, or (b) to any Third Party in connection with the sale of all or substantially all of the business or assets of such Party to which this Agreement relates (with such business and assets, in the case of Schrӧdinger, to include ownership of or an exclusive license to the Licensed Technology with respect to the Collaboration Compounds and Collaboration Products and Product Specific Patents), whether in a merger, combination, reorganization, sale of stock, sale of assets, spin-off, or other transaction; provided, however, that in each case (a) and (b) that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.9 (Assignment) shall be null, void and of no legal effect. For clarity, the provisions of this Section 17.9 (Assignment) shall not apply to or encompass sublicensing of the rights licensed to a Party under this Agreement. Subject to the terms of this Agreement and without limiting Section 3.13 (Subcontracting), each Party and its Affiliates and, in the case of Novartis, its Sublicensees, shall have the right to enter into subcontracts in connection with the exercise of its rights and the performance of its obligations under this Agreement and this Section 17.9 (Assignment) shall not apply with respect thereto.
17.10    Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any Patent right shall be governed by and construed and enforced in accordance with the Patent laws of the applicable jurisdiction.
17.11    Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
17.12    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
17.13    Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Person reasonably believes is not in compliance with Applicable Law.
17.14    Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
17.15    No Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

17.16    Interpretation. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” shall mean calendar day (unless Business Day is specified); (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties, or the JSC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (i) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (j) except where the context dictates otherwise “or” has the inclusive meaning represented by the phrase “and/or”. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa. In the event of a conflict or inconsistency between this Agreement and any Schedule, Appendix, or Exhibit hereto, the terms of this Agreement will apply; provided that in the event of a conflict or inconsistency between this Agreement and either of Schedules 3.7(c) or Schedule 3.15, the terms of Schedule 3.7(c) and Schedule 3.15 shall control, as applicable.
17.17    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.
[signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

NOVARTIS PHARMA AG

By: /s/ Guillaume Vignon

Name:     Guillaume Vignon

Title:     Global Head of BD&L Transactions

By: /s/ Ian James Hiscock

Name:     Ian James Hiscock

Title:     Head of Global IP Litigation and Transactions
SCHRӦDINGER, INC. By: /s/ Ramy Farid Name: Ramy Farid Title: President & CEO

Schedule 13.6(b)(iii)(B)
Baseball Arbitration Terms
1.1.    Arbitration will be conducted in New York City, New York under the ICC Rules. To the extent the ICC Rules conflicts with the express language in this Section 1.1 of this Schedule 13.6(b)(iii)(B), the express language in this Section 1.1 of this Schedule 13.6(b)(iii)(B) shall control. The Parties will appoint a single arbitrator to be selected by mutual agreement. If the Parties are unable to agree on an arbitrator within [**] after such matter is referred to baseball arbitration, the Parties will request that the ICC select the arbitrator satisfying the requirement of this Section 1.1 of this Schedule 13.6(b)(iii)(B). The arbitrator will be a professional in business or licensing experienced in the supply of pharmaceutical products with at least [**] of experience in the pharmaceutical and life sciences industries, including the conduct of licensing arrangements (as applicable).
1.2.    The cost of the arbitration will be borne equally by the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Applicable Law, neither Novartis nor Schrӧdinger nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of Novartis and Schrӧdinger.
1.3.    Within [**] after such matter is referred to arbitration, each Party will provide the arbitrator with its proposal and written memorandum in support of such proposal regarding the dispute, as well as any documentary evidence it wishes to provide in support thereof (each a “Brief”) and the arbitrator will provide each Party’s Brief to the other Party after it receives it from both Parties.
1.4.    Within [**] after a Party submits its Brief, the other Party will have the right to respond thereto. The response and any material in support thereof will be provided to the arbitrator and the other Party.
1.5.    The arbitrator will have the right to meet with the Parties as necessary to inform the arbitrator’s determination and to perform independent research and analysis. Within [**] of the receipt by the arbitrator of both Parties’ responses (or expiration of the [**] period if any Party fails to submit a response), the arbitrator will deliver his/her decision regarding the dispute in writing.
1.6.    Notwithstanding any other provisions hereof, the arbitrator will select one Party’s proposal that the arbitrator determines best gives effect to the intent of Section 13.6(b)(iii)(B). The arbitrator will accept only one of the proposals submitted by the Parties (without making any changes to such proposal) and will render such proposal as the arbitrator’s final decision. The arbitrator will not have authority to reach any other decision. The arbitrator’s decision will be final and binding on the Parties, absent manifest error.